     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 19, 2000


                                                      REGISTRATION NO. 333-34694
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 5 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              TALARIAN CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           7372                          33-0323810
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

                            ------------------------

                               333 DISTEL CIRCLE
                          LOS ALTOS, CALIFORNIA 94022
                                 (650) 965-8050
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 PAUL A. LARSON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              TALARIAN CORPORATION
                               333 DISTEL CIRCLE
                          LOS ALTOS, CALIFORNIA 94022
                                 (650) 965-8050
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

     LAIRD H. SIMONS III, ESQ.             MICHAEL D. NATHAN, ESQ.                 MICHAEL A. MORGAN
       BARRY J. KRAMER, ESQ.              SIMPSON THACHER & BARTLETT            CHIEF FINANCIAL OFFICER
       DOROTHY L. HINES, ESQ.                425 LEXINGTON AVENUE                 TALARIAN CORPORATION
        JOSHUA N. SUN, ESQ.             NEW YORK, NEW YORK 10017-3954              333 DISTEL CIRCLE
       JOHN M. SHIELDS, ESQ.                    (212) 455-2000                LOS ALTOS, CALIFORNIA 94022
         FENWICK & WEST LLP                                                          (650) 965-8050
        TWO PALO ALTO SQUARE
    PALO ALTO, CALIFORNIA 94306
           (650) 494-0600

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JULY 19, 2000

PROSPECTUS

                                4,000,000 SHARES

                                [TALARIAN LOGO]

                                  COMMON STOCK

--------------------------------------------------------------------------------

     This is our initial public offering of shares of common stock. We are offering 4,000,000 shares. No public market currently exists for our common stock.


     We have obtained approval to list the shares on the Nasdaq National Market under the symbol "TALR." We expect the public offering price to be between $12.00 and $14.00 per share.


 INVESTING IN OUR COMMON STOCK INVOLVES RISKS. "RISK FACTORS" BEGIN ON PAGE 10.

                                                                  Per
                                                                 Share          Total
                                                              -----------    -----------
Public Offering Price.......................................  $              $
Underwriting Discount.......................................  $              $
Proceeds to Talarian........................................  $              $

     We have granted the underwriters a 30-day option to purchase up to 600,000 additional shares of common stock at the public offering price less the underwriting discount to cover over-allotments, if any.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Lehman Brothers expects to deliver the shares on or about              ,
2000.

--------------------------------------------------------------------------------

LEHMAN BROTHERS
                        SG COWEN
                                WIT SOUNDVIEW
                                            FIDELITY CAPITAL MARKETS
                                              A DIVISION OF NATIONAL FINANCIAL
                                                    SERVICES CORPORATION
            , 2000

                                 COVER ARTWORK



                       CAPTION IN THE MIDDLE OF THE PAGE:

              "Infrastructure software enabling real-time exchange
                  of dynamic information across organizations
                               and the Internet."





             The Talarian logo appears at the bottom right corner.

                               TABLE OF CONTENTS


                                      PAGE
                                      ----
Prospectus Summary..................    5
Risk Factors........................   10
Forward-looking Statements..........   23
Use of Proceeds.....................   24
Dividend Policy.....................   24
Capitalization......................   25
Dilution............................   26
Selected Consolidated Financial
  Data..............................   27
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................   29
Business............................   44



                                      PAGE
                                      ----
Management..........................   61
Related Party Transactions..........   73
Principal Stockholders..............   75
Description of Capital Stock........   77
Shares Eligible for Future Sale.....   81
Underwriting........................   83
Legal Matters.......................   85
Experts.............................   85
Change in Accountants...............   86
Where You May Find Additional
  Information.......................   86
Index to Financial Statements.......  F-1


                            ------------------------

                             ABOUT THIS PROSPECTUS

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information that is different from that contained in this prospectus. We are not making an offer to sell common stock in any jurisdiction where the offer or sale is not permitted.

     Until              , 2000, 25 days after the date of this prospectus, all
dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                     >(This page intentionally left blank)

                               PROSPECTUS SUMMARY

     The following summary contains basic information about our business and this offering. It may not contain all of the information that is important to you. You should read the entire prospectus, including "Risk Factors" and the financial statements and related notes, before making an investment decision. Except as otherwise indicated, all information in this prospectus assumes the conversion of all outstanding shares of preferred stock into common stock, no exercise of the underwriters' over-allotment option and our reincorporation from California to Delaware.

                              TALARIAN CORPORATION

     We develop and market infrastructure software that enables businesses to exchange information reliably and securely in real time, both internally and with their partners, suppliers and customers. Our products allow software applications to communicate across local or wide area networks, including private networks and the Internet. Our flagship software product, SmartSockets, provides businesses with a robust and easy-to-use method of distributing relevant, time-critical information that continues to operate efficiently, or "scale," with networks as they grow. We also offer professional services that assist our customers in systems planning, architecture and design, custom development and systems integration for the rapid deployment of our products.

     Our products are designed for and implemented in demanding, mission-critical environments with high volumes of users and data. Our products have been deployed by over 300 companies in a variety of markets such as financial services, networking, satellite communications, securities and energy exchanges, telecommunications and transportation. Our end-user customers include Credit Suisse First Boston, D.E. Shaw, Lockheed Martin, MCI WorldCom, Micron Technology, Raytheon Systems and SIAC (the New York Stock Exchange). We have also entered into agreements with Aspect Telecommunications, BMC Software, Micromuse, Nortel Networks, Novell and Platinum Technology (now part of Computer Associates) that allow them to embed our infrastructure software in their product offerings. These customers and independent software vendors have accounted for more than 40% of our total revenue since October 1, 1997.

     We were incorporated in 1988 and originally offered software products used primarily in connection with mission-critical command and control operations in industries such as satellite communications. In 1997, leveraging our existing technology, we refocused our business strategy to provide infrastructure software for applications relying heavily upon the use of real-time communications over distributed systems.

     Our SmartSockets infrastructure software facilitates selective information delivery through the use of high-performance publish-subscribe technology. This technology enables messages, or "packets" of data, to be delivered automatically to interested applications, or subscribers, rather than requiring users to request information on a case by case basis. Our products use both Transmission Control Protocol/Internet Protocol, or TCP/IP, the standard Internet protocol for one-to-one communication, or unicast, and multicast protocols for one-to-many communication. Multicast allows information requested by multiple applications to be sent only once, rather than as multiple separate messages to each application. As a result, multicast can provide information simultaneously to multiple applications and use the existing capacity, or bandwidth, of the network more efficiently. We also offer implementations of multicast protocols that contain enhanced error recovery mechanisms, known as "reliable multicast," for mission-critical environments, and delivery services for the implementation of these protocols.

     We believe that our products meet the needs of the market by providing our customers with the following benefits:

     - One of the highest performing infrastructure software products available, capable of delivering over 20,000 200-byte messages per second;

     - High scalability in terms of transaction volumes, number of users, and geographic location of users and applications, enabling businesses to add new clients, servers and applications easily without having to rewrite software;

     - Easy to use and quickly deployable without extensive use of system integrators, reducing the overall cost of ownership for the customer;

     - Efficient and cost-effective use of available network bandwidth due to our publish-subscribe and multicast technologies;

     - The reliability and fault tolerance required by very demanding environments such as e-commerce sites, financial exchanges and large-scale transportation systems; and

     - Automatic delivery of information only to those applications, known as subscribers, that have previously expressed an interest in receiving that information when it becomes available.

     Our objective is to be the leading provider of infrastructure software that enables businesses to communicate and collaborate in real-time within and between organizations. The key elements of our strategy include:

     - Strengthening our technology position by investing substantial resources in research and development, making strategic acquisitions and participating in the development of industry standards relevant to our business;


     - Proliferating our technology by strengthening our strategic relationships with Nortel Networks and Novell and developing new relationships with other key industry players;


     - Expanding our presence in key existing vertical target markets such as financial services and telecommunications, and establishing a similar presence in other key markets, both domestically and internationally;

     - Investing in research and development to provide our products with the enhanced capabilities required for the Internet infrastructure market and focusing additional sales and marketing resources on that market;

     - Expanding our distribution channels by creating re-seller relationships with major systems and business-to-business integration companies, professional services organizations and enterprise application integration vendors; and

     - Increasing investment in our marketing infrastructure to promote market awareness of our company and our products.

RISKS RELATED TO OUR BUSINESS

     Our operating history with our current business strategy is limited. We incurred net losses of $3.5 million for the fiscal year ended September 30, 1999 and $5.7 million for the six months ended March 31, 2000. As of March 31, 2000, we had an accumulated deficit of approximately $24.8 million. We expect to continue to incur significant product development, sales and marketing, and administrative expenses over the next several years as we continue to expand our business.

     We operate in a highly competitive market characterized by rapid technological change. Our future success is subject to risks and uncertainties. The market for real-time infrastructure products is in an early stage of development and these products, including our SmartSockets software, may not achieve market acceptance. In addition, several of our competitors have broader product offerings than ours and many have significantly greater resources than we do.
                           -------------------------


     We incorporated in Maryland in November 1988, reincorporated in California in May 1991 and reincorporated in Delaware in July 2000. Our principal executive offices are located at 333 Distel Circle, Los Altos, California 94022, and our telephone number is (650) 965-8050. Our Internet address is talarian.com. The information on our Web site is not a part of this prospectus.

     SmartSockets(R) is our registered trademark, and Talarian(TM), the Talarian logo, RMTP-II(TM), PGM(TM), RTmonitor(TM), MQadmin(TM), MQexpress(TM), GlobalCast(TM) and WhiteBarn(TM) are our trademarks. All other trademarks or trade names appearing elsewhere in this prospectus are the property of their respective owners.


                              RECENT DEVELOPMENTS



     The following are our unaudited results for the three months ended June 30, 2000, although we have not finalized our financial statements for this period. For the three months ended June 30, 2000, our total revenue was $4.4 million. This total revenue was comprised of $2.7 million of license revenue, $781,000 of maintenance revenue and $940,000 of professional services revenue, including $395,000 of professional services revenue from customers obtained through our acquisition of WhiteBarn on March 13, 2000. For the three months ended June 30, 2000, our gross profit was $3.2 million and our net loss was $5.0 million. This loss included amortization of deferred stock compensation of $3.5 million and amortization of goodwill and intangible assets of $607,000.

                                  THE OFFERING

Common stock offered by Talarian......  4,000,000 shares

Common stock to be outstanding after
this offering.........................  18,855,053 shares

Use of proceeds.......................  We estimate that we will receive net proceeds from this offering of $46.8
                                        million, or $54.1 million if the
                                        underwriters exercise their
                                        over-allotment option in full. We expect to use the net proceeds for general corporate purposes, including sales and marketing expenses, research and development expenses, capital expenditures and, if appropriate opportunities arise, acquiring, or investing in, businesses, products or technologies or establishing joint ventures. See "Use of Proceeds."


Nasdaq National Market symbol.........  TALR


     The number of shares of our common stock that will be outstanding after this offering is based on the number outstanding on March 31, 2000 and assumes the conversion of our outstanding shares of preferred stock into 8,810,882 shares of common stock upon the closing of this offering;

     The number of shares of our common stock that will be outstanding after this offering excludes:

     - 2,122,387 shares subject to options outstanding at March 31, 2000 at a weighted average exercise price of $1.92 per share;

     - 131,502 shares subject to warrants outstanding at March 31, 2000 at a weighted average exercise price of $0.72 per share;

     - 1,051,773 additional shares available at March 31, 2000 for issuance under our 1998 Equity Incentive Plan; and

     - 3,300,000 shares currently reserved for future issuance under our 2000 Equity Incentive Plan and 2000 Employee Stock Purchase Plan.


     From April 1, 2000 through July 15, 2000, we have granted options to purchase 476,500 shares with a weighted average exercise price of $6.22 and options and warrants to purchase 17,018 shares have been exercised for aggregate proceeds of $13,664.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following tables summarize our consolidated financial data and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus. The unaudited pro forma information in the consolidated statement of operations data gives effect to our acquisition of substantially all the assets of GlobalCast Communications, Inc. in September 1999 and our acquisition of WhiteBarn, Inc. in March 2000, as if the acquisitions had occurred on October 1, 1998, but does not assume the conversion of the shares of our outstanding preferred stock into common stock upon the closing of this offering.

                                              YEAR ENDED SEPTEMBER 30,
                                    --------------------------------------------
                                     1995     1996     1997     1998      1999
                                    ------   ------   ------   -------   -------

                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue:
  Licenses........................  $2,821   $3,560   $4,209   $ 5,100   $ 5,912
  Maintenance.....................     780    1,255    1,426     1,873     2,488
  Professional services...........     503      733      807       540       640
                                    ------   ------   ------   -------   -------
    Total revenue.................   4,104    5,548    6,442     7,513     9,040
Gross profit......................   3,515    5,148    5,230     6,448     7,872
Income (loss) from operations.....    (185)      48     (889)   (1,718)   (3,522)
Net income (loss).................  $ (181)  $  118   $ (894)  $(1,728)  $(3,539)
Basic and diluted net loss per
  share attributable to common
  stockholders....................  $(0.28)  $(0.18)  $(0.57)  $ (0.80)  $ (1.30)
Basic and diluted common shares
  used in computation.............   2,073    2,139    2,434     2,781     3,099

                                                                         PRO FORMA
                                                                ---------------------------
                                        SIX MONTHS ENDED                        SIX MONTHS
                                            MARCH 31,            YEAR ENDED        ENDED
                                    -------------------------   SEPTEMBER 30,    MARCH 31,
                                       1999          2000           1999           2000
                                    -----------   -----------   -------------   -----------
                                           (UNAUDITED)                  (UNAUDITED)
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue:
  Licenses........................    $ 2,939       $ 4,080        $ 5,912        $ 4,080
  Maintenance.....................      1,085         1,469          2,488          1,469
  Professional services...........        163           879          2,233          1,571
                                      -------       -------        -------        -------
    Total revenue.................      4,187         6,428         10,633          7,120
Gross profit......................      3,675         5,322          7,766          5,347
Income (loss) from operations.....     (1,244)       (5,702)        (9,146)        (6,866)
Net income (loss).................    $(1,229)      $(5,672)       $(9,517)       $(6,805)
Basic and diluted net loss per
  share attributable to common
  stockholders....................    $ (0.50)      $ (2.88)       $ (2.51)       $ (2.91)
Basic and diluted common shares
  used in computation.............      2,941         4,089          3,985          4,437

     The pro forma column of the consolidated balance sheet data reflects the conversion of our outstanding preferred stock into 8,810,882 shares of common stock upon the closing of this offering, the related cancellation of accrued preferred dividends and the repayment of all bank borrowings and other debt after March 31, 2000. The pro forma as adjusted column of the consolidated balance sheet data reflects the sale of 4,000,000 shares of our common stock at an assumed initial public offering price of $13.00 per share, after deducting the estimated underwriting discount and offering expenses payable by us.

                                                                         MARCH 31, 2000
                                                              ------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              --------    ---------    -----------
                                                                         (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $ 10,120     $ 8,982       $55,792
Working capital.............................................     8,019       8,019        54,829
Total assets................................................    22,113      20,975        67,785
Debt, less current portion..................................        --          --            --
Redeemable convertible preferred stock......................    24,672          --            --
Stockholders' equity (deficit)..............................   (10,783)     13,889        60,699

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the following factors, as well as other information contained in this prospectus, before deciding to invest in shares of our common stock. If any of the following risks actually occurs, our business, financial condition and results of operations would suffer. In this case, the trading price of our common stock could decline and you might lose all or part of your investment in our common stock.

                   RISKS RELATED TO OUR BUSINESS AND INDUSTRY

WE HAVE A HISTORY OF LOSSES, WE EXPECT FUTURE LOSSES, AND WE MAY NEVER ACHIEVE OR MAINTAIN PROFITABILITY.

     We have a history of losses, we expect future losses, and we do not expect to achieve profitability in the near future. We incurred net losses of $1.7 million in fiscal 1998, $3.5 million in fiscal 1999, and $5.7 million in the first half of fiscal 2000. As of March 31, 2000, we had an accumulated deficit of approximately $24.8 million. We cannot assure you that our revenue will grow or that we will achieve or maintain profitability in the future. We intend to significantly increase our future product development, sales and marketing, and administrative expenses. Accordingly, we will need to increase our revenue substantially to achieve and maintain profitability, which we may not be able to do.

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING HISTORY SINCE THE IMPLEMENTATION OF OUR CURRENT BUSINESS STRATEGY.

     In 1997, we implemented a new business strategy and introduced our SmartSockets real-time infrastructure software. Thus, we have only a limited operating history with our current software product line and business strategy. This limited history makes it difficult to evaluate our businesses.

     Prior to 1997, we derived a substantial majority of our revenue from a suite of software products used primarily in connection with mission-critical command and control operations in industries such as aerospace. In 1997, we re-focused our business strategy on providing infrastructure software for applications relying heavily upon the use of real-time, distributed systems. In addition, through our acquisition of substantially all the assets of GlobalCast Communications, Inc. in 1999 and our acquisition of WhiteBarn, Inc. in 2000, we added reliable multicast capabilities to our product line. We also expanded our business strategy in 1999 to include providing software infrastructure products to the market for Internet-related applications. If our current business strategy is not successful, our revenue is unlikely to grow significantly, if at all.

OUR OPERATING RESULTS ARE DIFFICULT TO PREDICT IN ADVANCE AND MAY FLUCTUATE SIGNIFICANTLY, AND A FAILURE TO MEET THE REVENUE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS MIGHT RESULT IN A DECLINE IN OUR STOCK PRICE.

     Our future operating results may vary significantly. If our operating results are below the expectations of securities analysts or investors, our stock price is likely to decline.

     Our revenue and operating results depend upon the volume and timing of customer orders and payments and the date of product delivery. Historically, we have had little backlog and our revenue in any quarter has been substantially dependent upon orders booked in that quarter. In addition, more than 50% of our license revenue in a given quarter has often been recorded in the third month of that quarter, with a concentration of this revenue in the last two weeks of the third month. Furthermore, more than 50% of our license revenue for a given quarter has often been derived from fewer than ten customers. We expect these trends to continue and, therefore, any failure or delay in the closing of orders could have a material adverse effect on our quarterly operating results. Additionally, since our operating expenses are based on anticipated revenue and because a high percentage of these expenses are relatively fixed, a shortfall in anticipated revenue could have a significant negative impact on our operating results.

     Other factors that may cause our revenue or operating results to fall short of expectations include:

     - the amount and timing of sales and marketing expenses and other operating costs and capital expenditures relating to our business;

     - changes in prices of, and the adoption of different pricing strategies for, our products and those of our competitors;

     - changes in the demand for our products due to the announcement or introduction of new or enhanced products or services by us or our competitors;

     - the capital and expense budgeting decisions of our customers;

     - changes in the demand for our products due to the fact that many of our future customers are expected to be concentrated in early-stage industries, such as the Internet industry, and these customers are often capital constrained and have rapidly changing needs; and

     - the impact of possible acquisitions both on our operations and on our reported operating results due to associated accounting charges.

VARIATIONS IN THE TIME IT TAKES US TO SELL OUR PRODUCTS MAY CAUSE FLUCTUATIONS IN OUR OPERATING RESULTS.

     Variations in the length of our sales cycles could cause our revenue to fluctuate widely from period to period. The period between our initial contact with a customer and the time when we recognize revenue from that customer varies widely in length. Our sales cycles typically range from three to nine months. For larger opportunities with new customers, these cycles can be longer. Additionally, due to the mission-critical nature of many deployments of our products, our customers may take a long time to evaluate our products, and many individuals may be involved in the evaluation process. In addition, many of our customers purchase our real-time infrastructure software as part of a large-scale information technology project, which includes the purchase of many products from a number of vendors. Changes in the scheduling of these projects, or delays or problems caused by other vendors or their products, may cause unexpected delays in our sales cycles.

THE REAL-TIME INFRASTRUCTURE SOFTWARE PRODUCTS MARKET IS IN AN EARLY STAGE OF DEVELOPMENT, AND THESE PRODUCTS, INCLUDING OUR SMARTSOCKETS SOFTWARE AND RELATED PRODUCTS, MAY NOT ACHIEVE MARKET ACCEPTANCE.

     The market for real-time infrastructure software products is relatively new and rapidly evolving, and there are a variety of infrastructure methods available. We do not know if customers in our target markets will widely adopt and deploy real-time infrastructure software products such as our SmartSockets software and related products. If real-time infrastructure software products are not widely adopted by customers in our target markets, our revenue will not increase substantially, if at all.

THE SUBSTANTIAL EXPENDITURES REQUIRED TO EDUCATE PROSPECTIVE CUSTOMERS AND DEVELOP MARKET ACCEPTANCE FOR OUR PRODUCTS MAY NEVER BE OFFSET BY FUTURE REVENUES.

     Due to the evolving nature of our market, we may have to devote substantial resources to educate prospective customers about the benefits of infrastructure software in general and our SmartSockets software and related products in particular. Our efforts to educate potential customers may not result in our products achieving market acceptance. In addition, many of these prospective customers have made significant investments in internally developed or custom systems and may incur significant costs in switching to third-party products such as ours. Our target customers may not choose our products for technical, cost, support or other reasons. If the market for our products fails to grow or grows more slowly than we anticipate, these substantial expenditures may not be offset by incremental revenue.

WE DERIVE MORE THAN 90% OF OUR TOTAL REVENUE FROM OUR SMARTSOCKETS PRODUCT LINE AND IF DEMAND FOR SMARTSOCKETS DECREASES OR DOES NOT INCREASE, OUR TOTAL REVENUE WILL NOT INCREASE AND MAY DECREASE.

     We currently derive more than 90% of our total revenue from licensing our SmartSockets software product line and providing related consulting and maintenance services. We expect to continue to derive a substantial portion of our revenue from these sources for the foreseeable future. Accordingly, our future operating results will depend on the demand for SmartSockets by future customers. If our competitors release products that are superior to SmartSockets in performance or price, SmartSockets is not widely accepted by the market, or we fail to enhance SmartSockets and introduce new versions in a timely manner, demand for this product may decrease or fail to increase. A decline in demand for SmartSockets or a failure of demand to increase, as a result of competition, technological change or other factors, would significantly and adversely affect our business, financial condition and operating results.

IF WE DO NOT KEEP PACE WITH TECHNOLOGICAL CHANGE OR INDUSTRY STANDARDS, OUR PRODUCTS MAY NOT BE COMPETITIVE AND OUR REVENUE AND OPERATING RESULTS MAY SUFFER.

     Our industry is characterized by rapid technological change, frequent new product introductions and enhancements, and evolving customer demands and industry standards. Our products may not be competitive if we fail to introduce new products or product enhancements that meet new customer demands, support new standards, or integrate with new or upgraded versions of packaged applications. The development of new products is complex, and there can be no assurance that we will be able to complete development in a timely manner, or at all. There are currently no widely accepted standards in various technical areas of importance to us, including the areas of reliable multicast and business-quality messaging. There can be no assurance that the proposed standards we support will prevail or be widely adopted. We believe that we will need to continue to enhance our products and develop new products to keep pace with competitive and technological developments and evolving industry standards, and our failure to do so on a timely basis, or to achieve market acceptance for our products, would harm our revenue and operating results.

FAILURE TO DEVELOP AND MAINTAIN KEY STRATEGIC RELATIONSHIPS COULD CAUSE US TO LOSE MARKET OPPORTUNITIES AND LIMIT OUR GROWTH.

     We believe that our success in penetrating our target markets depends in part upon our ability to develop and maintain strategic relationships with key original equipment manufacturers, systems integrators, distributors and independent software vendors. Relationships with these parties are also important because they often influence a customer's decision on which infrastructure software will be used for a project. We believe these relationships will introduce our products to potential customers and provide us with insights into new technologies to which we may not otherwise have access. For example, a system integrator that is responsible for reengineering a network may be heavily involved in analyzing and ultimately selecting the infrastructure software to be used in the network. To date, we have informal working relationships with only a limited number of system integrators, and no formal contractual arrangements. Some of our competitors have developed more strategic relationships than we have. We cannot be certain that we will be able to establish relationships with additional companies on a timely basis, or at all, or that these companies will devote adequate resources to embedding, promoting or selling our products. Additionally, in connection with Nortel Networks' equity investment in us in February 2000, we entered into a preferred marketing arrangement with Nortel Networks which, among other things, restricts our ability to enter into marketing partnerships with specified third parties until February 2001. Potential conflicts between our direct sales force and third-party reselling efforts could also limit our ability to develop additional key strategic relationships. If we fail to develop these strategic relationships, or if any of our current relationships with these types of organizations is terminated, we might lose important revenue opportunities and our growth might be limited.

COMPETITION IN THE REAL-TIME INFRASTRUCTURE SOFTWARE MARKET IS INTENSE; MANY OF OUR COMPETITORS AND POTENTIAL COMPETITORS ARE MUCH LARGER THAN WE ARE AND HAVE SIGNIFICANTLY GREATER RESOURCES; WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

     The market for our products is intensely competitive, relatively new, rapidly evolving and subject to rapid technological change. We believe that competition will become more intense in the future and may cause price reductions, reduced gross margins and loss of market share, any one of which could significantly reduce our future revenue. We most often compete against Tibco Software, a provider of infrastructure software products and services. Other current and potential competitors include:

     EAI Vendors. We currently face competition from various enterprise application integration, or EAI, vendors that offer some of the features of our products in their technology. These EAI vendors include Active Software and Vitria.

     Infrastructure Software Providers. We face potential competition from various infrastructure software providers including IBM, Microsoft and BEA. Currently, their products do not generally offer the performance and scalability of our infrastructure software and therefore do not directly compete with our products. In the future, infrastructure software providers may add functionality to their products that would enable them to compete directly with us.

     Operating System Software Vendors. Vendors of widely used operating system software, including Microsoft and Sun Microsystems, may integrate real-time infrastructure functionality into future versions of their operating system software or introduce directly competing infrastructure functionality. Microsoft has announced its intention to introduce products that may compete with some aspects of our product. If Microsoft or other vendors are able to incorporate infrastructure functionality successfully into future versions of their operating system software or introduce competing products, we may not be able to compete effectively and may not be able to obtain or may lose market share.

     IT Departments. We currently face competition from the information technology departments of potential customers which have developed or may develop systems that provide for some or all of the functionality of our SmartSockets software and related products. It is often difficult for us to sell our products to a potential customer that has already invested heavily in a system that our products are intended to replace.

     Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and larger customer bases than we do. Historically, our expenditures on research and development have been limited due to resource constraints, and we will need to substantially increase our investment in research and development in the future. Our competitors may be able to develop products comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends or customer requirements, or devote greater resources to the development, promotion and sale of their products than we do. Many of our competitors also have well-established relationships with our existing and prospective customers as well as companies that have significant influence in the industry. For example, Tibco has a strategic relationship with Cisco Systems. Negotiating and maintaining favorable customer and strategic relationships is critical to our business, and our competitors may be able to negotiate strategic relationships on more favorable terms than we are able to negotiate.

     Furthermore, a number of these competitors may merge or form strategic relationships that would enable them to offer, or bring to market earlier, products or services that are superior to our own in terms of features, quality, pricing or other factors. We expect additional competition from other established and emerging companies. The industry in which we compete is rapidly evolving, as evidenced by the recent announcement that Active Software intends to merge with WebMethods. We may not be able to compete effectively against current and potential competitors, especially those with significantly greater resources.

SOME OF OUR COMPETITORS HAVE SIGNIFICANTLY BROADER PRODUCT OFFERINGS, AND WE MAY NEED TO PARTNER WITH THIRD PARTIES TO PROVIDE A BROADER RANGE OF PRODUCTS AND SERVICES.

     Our customers often purchase our real-time infrastructure software as part of a large-scale information technology project requiring many products from many vendors. Many of our competitors offer extended product lines, and some customers may prefer to purchase products from vendors that are able to offer broader functionality than can be provided by our products alone as part of the customers' overall information technology project. For example, some of our competitors offer a larger number of "adaptors" that facilitate connecting their products with third-party applications, and some competitors have products that contain a software feature, known as "business logic," that facilitates the routing and delivery of information in a different manner than is used by our products. In order to compete more effectively, we may need to expand the breadth of our product offerings by partnering with companies offering complementary products. We may not be able to enter into relationships of this type, on reasonable terms or at all, and our failure to do so could adversely affect our ability to sell our products and services.

IF WE FAIL TO PENETRATE KEY TARGET MARKETS, SUCH AS THE BUSINESS-TO-BUSINESS E-COMMERCE MARKET, OR IF THESE MARKETS FAIL TO GROW AS ANTICIPATED, OUR REVENUE GROWTH WILL BE IMPAIRED.

     We have recently devoted substantial resources to penetrating new target markets, including the market for Internet infrastructure software. If we fail to address the needs of these new markets, our revenue growth will be impaired. Historically, we have directed our sales and marketing efforts toward companies in the financial services, telecommunications and aerospace industries. To date, less than 10% of our revenue has been derived from customers in the Internet infrastructure market. This market is new and rapidly changing. Customers in this market and other potential new markets are likely to have different requirements than our current customers, and may require us to change our product design or features, sales methods, support capabilities or pricing policies. The costs of addressing these requirements, as well as the failure to do so, could be substantial and could adversely affect our operating results.

     Furthermore, because we have expended and will continue to allocate substantial resources toward providing Internet-based products and services, the growth of our business depends on the increased acceptance and use of the Internet as a medium for conducting e-commerce and demand for our products in Internet-based applications. The rapid growth of the Internet as a means for conducting business is a recent occurrence and may not continue at historical rates. If the use of the Internet and e-commerce does not grow as anticipated, the Internet infrastructure market may not offer the revenue opportunity we currently perceive.

WE PLAN TO EXPAND OUR INTERNATIONAL OPERATIONS, AND THE SUCCESS OF OUR INTERNATIONAL EXPANSION IS SUBJECT TO SIGNIFICANT UNCERTAINTIES.

     Revenue from the sale of our products and services outside the United States accounted for 11% of our total revenue in the first half of fiscal 2000. We believe that we must expand our international sales and distribution operations to be successful. In attempting to conduct and expand business internationally, we are exposed to various risks that could adversely affect our international operations and, consequently, our operating results, including:

     - difficulties and costs of staffing and managing international operations;

     - fluctuations in currency exchange rates;

     - unexpected changes in regulatory requirements, including imposition of currency exchange controls, applicable to our business or to the Internet;

     - difficulties and additional costs of tailoring our products to meet the demands of foreign markets;

     - political and economic instability; and

     - potentially reduced protection for intellectual property rights.

WE HAVE MADE AND MAY CONTINUE TO MAKE ACQUISITIONS, WHICH COULD PUT A STRAIN ON OUR RESOURCES, CAUSE DILUTION TO OUR STOCKHOLDERS AND ADVERSELY AFFECT OUR FINANCIAL RESULTS.

     We have made and may continue to make acquisitions of other companies in order to expand our business and services. For example, in September 1999 we acquired the assets of GlobalCast, a provider of reliable multicast products and services. In addition, in March 2000, we acquired WhiteBarn, a provider of reliable multicast-related consulting services and developer of multicast technology. Integrating newly acquired organizations and technologies into our company could be expensive and time-consuming and may strain our resources. The integration of WhiteBarn into our company has not yet been completed and is made more challenging because its headquarters, near Chicago, Illinois, is geographically distant from our own. We may not be successful in integrating acquired businesses or technologies and may not achieve anticipated revenue and cost benefits. In addition, future acquisitions could result in potentially dilutive issuances of equity securities or the incurrence of debt, contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could adversely affect our balance sheet or operating results. For example, in connection with the acquisition of substantially all of the assets of GlobalCast, we recorded approximately $1.7 million in goodwill and other intangibles, which will be amortized over a period of three to four years and, in connection with the acquisition of WhiteBarn, we recorded approximately $2.7 million in goodwill and other intangibles, which will be amortized over a period of two to three years. Moreover, we cannot make any assurances that we will be able to identify future suitable acquisition candidates or, if we are able to identify suitable candidates, that we will be able to make these acquisitions on commercially reasonable terms or at all.

THE RAPID GROWTH OF OUR OPERATIONS COULD STRAIN OUR RESOURCES AND CAUSE OUR BUSINESS TO SUFFER.

     Our ability to successfully offer products and services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We have recently increased our headcount substantially and plan to increase the scope of our operations and the size of our direct sales force domestically and internationally. This growth may place a significant strain on our management systems, infrastructure and other resources. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures. We will also need to expand, train and manage our workforce worldwide. Furthermore, we expect that we will be required to manage an increasing number of relationships with various customers and other third parties. If we do not manage our growth efficiently and effectively, it could adversely affect our business, operating results and financial condition.

THE LOSS OF KEY MANAGEMENT PERSONNEL, ON WHOSE KNOWLEDGE, LEADERSHIP AND TECHNICAL EXPERTISE WE RELY, WOULD ADVERSELY AFFECT OUR ABILITY TO EXECUTE OUR BUSINESS PLAN.

     Our success depends heavily upon the continued contributions of our key management personnel, whose knowledge, leadership and technical expertise would be difficult to replace. In particular, we rely upon the leadership of Paul A. Larson, our President and Chief Executive Officer, and Thomas J. Laffey, our Chief Technical Officer. If we were to lose the services of any of our key personnel, the ability to execute our business plan would be adversely affected. All of our executive officers and key personnel are employees at-will. We have no employment contracts and maintain no key person insurance other than $1,000,000 on Thomas J. Laffey and $500,000 on Paul A. Larson.

IF WE ARE UNABLE TO HIRE, TRAIN AND RETAIN ADDITIONAL SALES, MARKETING, ENGINEERING AND FINANCE PERSONNEL, OUR GROWTH WILL BE IMPAIRED.

     In order to grow our business successfully and maintain a high level of quality and service, we will need to recruit, retain and motivate additional highly-skilled sales, marketing, engineering and finance personnel. If we are not able to hire, train and retain a sufficient number of qualified employees, our growth will be impaired. In particular, we will need to expand our sales and marketing organizations in order to increase market awareness of our SmartSockets software and related products and to generate increased revenue. In addition, as a company focused on the development of complex software products, we will need to hire additional software developers and engineers, systems architects and project managers of various experience levels in order to keep pace with technological change and develop products that meet the needs of rapidly evolving markets. Competition for skilled employees, particularly in the San Francisco Bay Area, is intense. We may have even greater difficulty recruiting potential employees after this offering if they perceive the equity component of our compensation package to be less valuable after this offering than prior to this offering. Furthermore, new employees require training, take time to achieve full productivity and, in light of the high rate of turnover for these employees, may be difficult to retain.

MANY OF OUR EXECUTIVES AND OTHER EMPLOYEES HAVE JOINED US ONLY RECENTLY, AND IF THEY ARE UNABLE TO WORK TOGETHER EFFECTIVELY, WE MAY NOT BE ABLE TO MANAGE OUR GROWTH AND OPERATIONS.

     Many of our executives and other employees joined us only recently and have had only a limited time to work together. Carl R. Schulenburg, our Vice President, Sales, joined us in June 1999; Michael A. Morgan, our Vice President, Finance and Administration and Chief Financial Officer, joined us in August 1999; Steven M. Gimnicher, our Vice President, Product Development, and Mark G. Mahowald, our Vice President, Multicast and Networking Technologies, joined us in March 2000; and Joseph Addiego, our Senior Vice President, Sales and Marketing, joined us in April 2000.

In addition, many of the senior engineers involved in developing our multicast technology have only recently joined us as part of our acquisitions of WhiteBarn and GlobalCast. They may not be able to work effectively together to develop our technology and manage our growth and continuing operations.

OUR SOFTWARE PRODUCTS MAY HAVE UNKNOWN DEFECTS, WHICH COULD HARM OUR REPUTATION, DECREASE MARKET ACCEPTANCE OF OUR PRODUCTS, CAUSE US TO LOSE CUSTOMERS AND REVENUE, AND RESULT IN LIABILITY TO US.

     Our products were created using highly complex software, both internally developed and licensed from third parties. Highly complex software may contain errors or defects, particularly when first introduced or when new versions or enhancements are released. We may not discover software defects that affect our current or future products or enhancements until after they are sold. Any interruptions caused by unknown defects in our products could cause substantial damage to our customers' businesses and could damage our reputation, cause our customers to initiate product liability suits against us, increase our product development costs, divert our product development resources, cause us to lose revenue or delay market acceptance of our products.

WE COULD RECEIVE NEGATIVE PUBLICITY AND SUFFER INJURY TO OUR REPUTATION IF WELL-KNOWN CUSTOMERS SUFFER SERVICE INTERRUPTIONS.

     Many of our customers, including financial exchanges, telecommunications companies and large-scale e-businesses, rely upon our infrastructure software to provide widely used and highly publicized services. If any of these customers were to suffer a service interruption, we could receive negative publicity and suffer injury to our reputation even if these interruptions were wholly unrelated to the performance of our products. The degree of this injury could be grossly disproportionate to the actual contribution of our products to the service interruption.

OUR CUSTOMERS WILL NOT BE ABLE TO REALIZE THE FULL EFFICIENCY BENEFITS OF OUR INFRASTRUCTURE SOFTWARE UNLESS THE INTERNET IS ENHANCED TO ALLOW MULTICAST.

     As the volume of data transmitted across networks, particularly the Internet, increases, it may be increasingly important for infrastructure software to make efficient use of available network bandwidth. One of the potential competitive advantages of our infrastructure software is that it enables more efficient use of available network bandwidth. Our software achieves this benefit through an efficient implementation of publish-subscribe architecture and is capable of even greater efficiency using multicast technology. However, our customers will not be able to realize the full efficiency benefits of our multicast capabilities over the Internet unless the Internet is enhanced to allow multicast. There can be no assurance that it will be.

OUR PRODUCTS MAY INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WHICH MAY CAUSE US TO BECOME SUBJECT TO EXPENSIVE LITIGATION, CAUSE US TO INCUR SUBSTANTIAL DAMAGES OR LICENSE FEES, OR PREVENT US FROM SELLING OUR PRODUCTS.

     We cannot be certain that our products do not and will not infringe issued patents or other intellectual property rights of others. Historically, patent applications in the United States have not been publicly disclosed until the patent is issued, and we may not be aware of filed patent applications that relate to our products or technology. If patents later issue on these applications, we may be liable for infringement. We may also be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties by us or our licensees in connection with their use of our products. Intellectual property litigation is expensive and time-consuming, and could divert our management's attention away from operating our business. If we discovered that our products infringe the intellectual property rights of others, we would need to obtain licenses from these parties or substantially reengineer our products in order to avoid infringement. We might not be able to obtain the necessary licenses on acceptable terms or at all, or to reengineer our products successfully. Moreover, if we are sued for infringement and lose the suit, we could be required to pay substantial damages or enjoined from licensing or using the infringing products or technology. Any of the foregoing could cause us to incur significant costs and prevent us from selling our products.

OUR INTELLECTUAL PROPERTY COULD BE USED BY OTHERS WITHOUT OUR CONSENT.

     We rely primarily on a combination of copyrights, trademarks, trade secret laws and contractual obligations with employees and third parties to protect our proprietary rights. We do not currently own any issued patents, and other protection of our intellectual property will not prevent third parties from independently developing technology that is similar to or competes with our own. Moreover, despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products and obtain and use information that we regard as proprietary. In addition, other parties may breach confidentiality agreements or other protective contracts into which we have entered, and we may not be able to enforce our rights in the event of these breaches. Furthermore, we expect that we will increase our international operations in the future, and the laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States. For more information regarding our intellectual property, see "Business -- Intellectual Property and Other Proprietary Rights."

POTENTIAL YEAR 2000 RISKS ARE DIFFICULT TO ASSESS AND COULD RESULT IN DELAY OR LOSS OF REVENUE, DIVERSION OF DEVELOPMENT RESOURCES, DAMAGE TO OUR REPUTATION OR INCREASED SERVICE, WARRANTY OR LITIGATION COSTS.

     Our products are generally integrated into computer systems involving sophisticated hardware and complex software products, which may not be year 2000 compliant. The failure of our customers' systems to be year 2000 compliant or any unknown year 2000 defects in our software could impede the ability of our infrastructure software products to function as intended. If year 2000 problems do exist, they could result in delay or loss of revenue, diversion of development resources, damage to our reputation or increased service, warranty or litigation costs.

                         RISKS RELATED TO THIS OFFERING

THERE HAS BEEN NO PRIOR MARKET FOR OUR STOCK, THE STOCKS OF TECHNOLOGY COMPANIES HAVE EXPERIENCED EXTREME PRICE AND VOLUME FLUCTUATIONS, AND ACCORDINGLY OUR STOCK PRICE MAY BE VOLATILE, WHICH COULD ADVERSELY AFFECT YOUR INVESTMENT.

     Prior to this offering, there has been no public market for our common stock. The price of the common stock that will prevail in the market after this offering may be higher or lower than the price you pay. An active public market for our common stock may not develop or be sustained after this offering. If you purchase shares of common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay the price that we negotiated with the representatives of the underwriters. Many factors could cause the market price of our common stock to rise and fall, including:

     - variations in our quarterly results;

     - announcements of technological innovations by us or by our competitors;

     - introductions of new products or new pricing policies by us or by our competitors;

     - acquisitions or strategic alliances by us or by our competitors;

     - recruitment or departure of key personnel;

     - the gain or loss of significant orders or customers;

     - changes in the estimates of our operating performance or changes in recommendations by securities analysts; and

     - market conditions in the industry and the economy as a whole.

     In addition, stocks of technology and Internet-related companies have experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to these companies' operating performance. Public announcements by companies in our industry concerning, among other things, their performance, accounting practices or legal problems could cause fluctuations in the market for stocks of these companies. These fluctuations could lower the market price of our common stock regardless of our actual operating performance.

     In the past, securities class action litigation has often been brought against a company following a period of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could harm our operating results and our business.

OUR OFFICERS, DIRECTORS AND AFFILIATED ENTITIES OWN A LARGE PERCENTAGE OF OUR COMPANY AND COULD SIGNIFICANTLY INFLUENCE THE OUTCOME OF ACTIONS IN WAYS THAT COULD ADVERSELY IMPACT OUR STOCK PRICE.

     We anticipate that our executive officers, directors, entities affiliated with them and other five percent stockholders will, in the aggregate, beneficially own approximately 44.6% of our outstanding common stock following the completion of this offering. These stockholders, acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors. These actions might be taken even if they are opposed by other stockholders, including those who purchase shares in this offering. This concentration of ownership may also have the effect of delaying or preventing a change of control of our company, which could have a material adverse effect on our stock price.

MANAGEMENT WILL HAVE DISCRETION OVER THE USE OF PROCEEDS FROM THIS OFFERING AND COULD SPEND OR INVEST THOSE PROCEEDS IN WAYS WITH WHICH YOU MIGHT NOT AGREE.

     Our management will have broad discretion with respect to the use of the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Some of the uses we currently anticipate include working capital and general corporate purposes, such as increased spending on sales and marketing, research and development and expansion of our operational and administrative infrastructure and capital expenditures. In addition, we may use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, product lines or products. These investments may not yield a favorable return. Please also refer to the section entitled "Use of Proceeds."

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

SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT MARKET PRICES FOR OUR COMMON STOCK.


     The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering or the perception that these sales could occur. After this offering, we will have outstanding 18,855,053 shares of our common stock, or 19,455,053 shares if the underwriters' over-allotment option is exercised in full. Of these shares, the common stock sold in this offering will be freely tradeable except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act of 1933. All the 14,855,053 remaining shares of common stock held by our existing shareholders are subject to 180-day "lock-up" agreements with the underwriters or with us. Lehman Brothers, in its sole discretion, may release any portion of the securities subject to these lock-up agreements. After the 180-day lock-up period, these shares may be sold in the public market, subject to prior registration or qualification for an exemption from registration and, in the case of shares held by affiliates and certain other stockholders, to compliance with applicable volume restrictions. After the lock-up period, pursuant to Rule 144, 12,885,783 of these shares will be immediately subject to sale in the public market without registration subject to volume limitations described under "Shares Eligible for Future Sale -- Rule 144." The remaining shares held by our existing stockholders will become available for sale pursuant to Rule 144 at varying times following the end of the 180-day period. Stockholders owning 9,193,831 shares are entitled, pursuant to contractual provisions providing for registration rights, to require us to register our securities owned by them for public sale. In addition, as of March 31, 2000, we had 2,253,889 shares issuable under outstanding options and warrants, 298,118 of which were exercisable. We intend to file a registration statement to register for resale, subject to the terms of the lock-up agreements, shares issuable upon the exercise of outstanding stock options and shares reserved for future issuance under our stock option and stock purchase plans.


SUMMARIES OF THE REGISTRATION STATEMENT FOR THIS OFFERING MADE AVAILABLE THROUGH AN INTERNET WEB SITE MAY BE SUBJECT TO CLAIMS THAT THEY CONSTITUTED A PROSPECTUS ISSUED IN VIOLATION OF THE SECURITIES ACT OF 1933.

     Although neither requested nor authorized nor paid for by us or any underwriter, the registration statement for this offering was made available on or through the web site of IPO.COM, an Internet web site in which one of the underwriters has a minority interest. We posted our press release announcing the filing of our registration statement on our web site and provided a link from that release to the registration statement on the IPO.COM web site. In addition to making available the registration statement on its web site, without our prior authorization or review or the authorization or review of any underwriter, IPO.COM included, for a period of time, on another part of its web site, summary information about us and our offering that it extracted from the first filed version of our registration statement. We were not aware of the summary information located on IPO.COM's web site, which summary was removed shortly after the link was established. You should not place any reliance on the summary information posted by IPO.COM on its web site and should make your investment decision only after carefully reviewing all of the information in this prospectus, including the risks and uncertainties described in this section and throughout this prospectus.

     Although we believe that the presentation of summary information by IPO.COM did not violate the Securities Act, it is possible that an investor might claim that the summary information posted by IPO.COM on its web site constituted a prospectus that did not meet the requirements of the Securities Act and thus was made available in violation of the Securities Act. If there was a violation of the Securities Act, then for a period of one year from the date of the violation, investors in this offering who read the summary information on the IPO.COM web site could bring a claim against us. In that action, investors could seek recovery of the consideration they paid for their shares or, if they had already sold their shares, damages resulting from their purchase and sale of those shares. We would contest any such claim vigorously.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF THE SHARES YOU PURCHASE IN THIS OFFERING AND UPON THE EXERCISE OF OPTIONS OUTSTANDING.

     If you purchase shares of common stock in this offering, you will experience immediate and substantial dilution of $10.14 per share, based on an assumed initial public offering price of $13.00 per share. This dilution arises because our earlier investors paid substantially less than the public offering price when they purchased their shares of common stock. You will experience additional dilution upon the exercise of outstanding stock options or warrants to purchase our common stock. As of March 31, 2000, we had options and warrants outstanding to purchase 2,253,889 shares of common stock with a weighted average exercise price of $1.85.

OUR CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW CONTAIN PROVISIONS THAT COULD DISCOURAGE OR PREVENT A TAKEOVER, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Provisions of our Amended and Restated Certificate of Incorporation and Bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

     - establishing a classified board of directors requiring that not all members of the board may be elected at one time;

     - providing that directors may only be removed "for cause" and only with the approval of 66 2/3% of our stockholders;

     - authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

     - limiting the ability of our stockholders to call special meetings of stockholders;

     - prohibiting stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

     - eliminating cumulative voting in the election of directors; and

     - establishing advance notice requirements for nominations, election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

     In addition, Section 203 of the Delaware General Corporation Law and the terms of our stock option plans may discourage, delay or prevent a change in control.

IF WE NEED ADDITIONAL FINANCING, WE MAY NOT BE ABLE TO RAISE FURTHER FINANCING OR THE FINANCING MAY ONLY BE AVAILABLE ON TERMS UNFAVORABLE TO US OR OUR STOCKHOLDERS.

     We currently believe that our available cash resources, combined with the net proceeds from this offering, will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least 12 months after the date of this prospectus. We might need to raise additional funds, however, to respond to business contingencies, which could include the need to:

     - fund more rapid expansion;

     - fund additional marketing expenditures;

     - develop new or enhance existing products and services;

     - enhance our operating infrastructure;

     - hire additional personnel;

     - respond to competitive pressures; or

     - acquire complementary businesses or technologies.

     If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced, and these newly issued securities might have rights, preferences or privileges senior to those of existing stockholders, including those acquiring shares in this offering. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products and services or otherwise respond to competitive pressures would be significantly limited.

                           FORWARD-LOOKING STATEMENTS

     We have made statements under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include, among other things, projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled "Risk Factors." You should specifically consider the numerous risks outlined under "Risks Factors."

     Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements.

                                USE OF PROCEEDS

     We estimate that the net proceeds from this offering will be approximately $46.8 million, or $54.1 million if the underwriters exercise their over-allotment option in full, at an assumed initial public offering price of $13.00 per share, after deducting the estimated underwriting discount and offering expenses payable by us. The principal purposes of this offering are to:

     - obtain additional working capital;

     - establish a public market for our common stock; and

     - facilitate our future access to public capital markets.

     While we do not have any specific plans or proposals for the allocation of the net proceeds of this offering, we currently expect to use the net proceeds from this offering for working capital and other general corporate purposes, including:

     - sales and marketing expenses;

     - research and development expenses;

     - general and administrative expenses; and

     - capital expenditures.

The amount and timing of what we actually spend for these purposes may vary significantly and will depend on a number of factors, including our future revenue and cash generated by operations and the other factors described in "Risk Factors." Therefore, we will have broad discretion in the way we use the net proceeds. Additionally, if appropriate opportunities arise, a portion of the net proceeds of the offering may be used for acquiring, or investing in, businesses, products or technologies or establishing joint ventures. We have no present commitments or agreements with respect to any acquisition or investment.

     Pending these uses, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

     We have never declared or paid cash dividends on our capital stock. We currently expect to retain earnings, if any, to finance the growth and development of our business. Therefore, we do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth our short-term debt and capitalization as of March 31, 2000. Our capitalization is presented:

     - on an actual basis;

     - on a pro forma basis to reflect the conversion of our outstanding shares of preferred stock into 8,810,882 shares of common stock upon the closing of this offering and the related cancellation of accrued preferred dividends and to reflect the repayment of all bank borrowings and other debt after March 31, 2000; and

     - on a pro forma as adjusted basis to reflect the sale of the shares of common stock offered by us at an assumed initial public offering price of $13.00 per share, after deducting the estimated underwriting discount and offering expenses payable by us.


                                                                         MARCH 31, 2000
                                                              ------------------------------------
                                                                             PRO        PRO FORMA
                                                               ACTUAL       FORMA      AS ADJUSTED
                                                              --------    ---------    -----------
                                                                         (IN THOUSANDS)
Bank borrowings and current portion of debt.................  $  1,138    $     --      $     --
                                                              ========    ========      ========
Redeemable convertible preferred stock, $0.001 par value,
  8,920,970 shares authorized, 8,752,496 shares issued and
  outstanding, actual; no shares authorized, issued and
  outstanding, pro forma and pro forma as adjusted..........  $ 24,672    $     --      $     --
                                                              --------    --------      --------
Stockholders' equity (deficit):
  Preferred stock, $0.001 par value, no shares authorized,
    issued or outstanding, actual; 5,000,000 shares
    authorized, no shares issued and outstanding, pro forma
    and pro forma as adjusted...............................        --          --            --
  Common stock, $0.001 par value, 20,000,000 shares
    authorized, 6,044,171 shares issued and outstanding,
    actual; 20,000,000 shares authorized, 14,855,053 shares
    issued and outstanding, pro forma; 50,000,000 shares
    authorized, 18,855,053 shares issued and outstanding,
    pro forma as adjusted...................................         6          15            19
  Additional paid-in capital................................    31,698      56,361       103,167
  Deferred stock-based compensation.........................   (17,587)    (17,587)      (17,587)
  Note receivable from stockholders.........................      (100)       (100)         (100)
  Accumulated deficit.......................................   (24,800)    (24,800)      (24,800)
                                                              --------    --------      --------
      Total stockholders' equity............................   (10,783)     13,889        60,699
                                                              --------    --------      --------
      Total capitalization..................................  $ 13,889    $ 13,889      $ 60,699
                                                              ========    ========      ========


     The table excludes the following:

     - 2,122,387 shares of our common stock subject to options outstanding as of March 31, 2000 at a weighted average exercise price of $1.92 per share;

     - 131,502 shares of our common stock subject to warrants outstanding as of March 31, 2000 at a weighted average exercise price of $0.72 per share;

     - 1,051,773 additional shares available at March 31, 2000 for issuance under our 1998 Equity Incentive Plan; and

     - 3,300,000 shares reserved for future issuance under our 2000 Equity Incentive Plan and 2000 Employee Stock Purchase Plan, which number of shares will be increased annually by 6% of our outstanding shares of common stock.

     Please read the capitalization table together with the sections of this prospectus entitled "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements included elsewhere in this prospectus.

                                    DILUTION

     Our pro forma net tangible book value as of March 31, 2000 was approximately $7.1 million, or $0.48 per share of common stock. Our pro forma net tangible book value per share represents our total tangible assets less total liabilities divided by the number of shares of our common stock outstanding on March 31, 2000 and assumes the conversion of our outstanding shares of preferred stock into 8,810,882 shares of common stock upon the closing of this offering.

     Without taking into account any changes in pro forma net tangible book value after March 31, 2000, other than to give effect to the sale of the shares of common stock offered by us at an assumed initial public offering price of $13.00 per share, after deducting the estimated underwriting discount and offering expenses payable by us, our pro forma net tangible book value as of March 31, 2000 would have been approximately $53.9 million, or $2.86 per share of common stock. This amount represents an immediate increase in pro forma net tangible book value of $2.38 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $10.14 per share to new investors purchasing shares in this offering. The following table illustrates the dilution in pro forma net tangible book value per share to new investors.

Assumed initial public offering price per share.............           $13.00
  Pro forma net tangible book value per share as of March
     31, 2000...............................................  $0.48
  Increase per share attributable to new investors..........   2.38
                                                              -----
Pro forma net tangible book value per share after the
  offering..................................................             2.86
                                                                       ------
Dilution in pro forma net tangible book value per share to
  new investors.............................................           $10.14
                                                                       ======


     The above information excludes exercises of outstanding stock options and warrants after March 31, 2000. As of March 31, 2000 we had reserved 2,253,889 shares of our common stock for issuance upon exercise of outstanding options and warrants at a weighted average exercise price of $1.85 per share. From April 1, 2000 through July 15, 2000, we have granted options to purchase 476,500 shares with a weighted average exercise price of $6.22 and options and warrants to purchase 17,018 shares have been exercised for aggregate proceeds of $13,664.


     The following table summarizes, as of March 31, 2000 on the pro forma basis described above, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders, payable to us by existing option and warrant holders upon the exercise of outstanding options or warrants, and to be paid by new investors purchasing shares of common stock in this offering at an assumed initial public offering price of $13.00 per share, before deducting the estimated underwriting discount and offering expenses payable by us.

                                    SHARES PURCHASED        TOTAL CONSIDERATION       AVERAGE
                                  ---------------------    ----------------------      PRICE
                                    NUMBER      PERCENT      AMOUNT       PERCENT    PER SHARE
                                  ----------    -------    -----------    -------    ---------
Existing stockholders...........  14,855,053      70.4%    $16,799,646      23.0%     $ 1.13
Existing option holders and
  warrant holders...............   2,253,889      10.7       4,173,582       5.7        1.85
New public investors............   4,000,000      18.9      52,000,000      71.3       13.00
                                  ----------     -----     -----------     -----
Total...........................  21,108,942     100.0%    $72,973,228     100.0%
                                  ==========     =====     ===========     =====

     The above information assumes no exercise of the underwriters' over-allotment option and does not include stock options or warrants granted after March 31, 2000. To the extent any of these stock options or warrants are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with, and are qualified by reference to, our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The consolidated statement of operations data for the years ended September 30, 1997, 1998 and 1999, and the consolidated balance sheet data as of September 30, 1998 and 1999, are derived from, and are qualified by reference to, our consolidated financial statements included elsewhere in this prospectus, which have been audited by KPMG LLP, independent auditors. The selected consolidated balance sheet data as of September 30, 1995, 1996 and 1997, and the selected consolidated statement of operations data for the years ended September 30, 1995 and 1996, are derived from audited financial statements not included in this prospectus. The unaudited consolidated statement of operations data for the six months ended March 31, 1999 and March 31, 2000, and the unaudited balance sheet data as of March 31, 2000, are derived from unaudited consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited information on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results as of and for these periods.

     The historical results are not necessarily indicative of results to be expected in any future period and results for the six months ended March 31, 2000 are not necessarily indicative of results to be expected for the full fiscal year.

     The unaudited pro forma combined condensed statement of operations data are derived from our consolidated statement of operations for the year ended September 30, 1999, combined with the statement of operations of GlobalCast Communications, Inc. for the year ended June 30, 1999 and the statement of operations of WhiteBarn, Inc. for the year ended December 31, 1999, and from our condensed statement of operations for the six months ended March 31, 2000, combined with the statement of operations for WhiteBarn for the six months ended December 31, 1999 giving effect to our acquisition of substantially all of the assets of GlobalCast and our acquisition of WhiteBarn as if they had occurred on October 1, 1998. The unaudited pro forma combined condensed statement of operations data should be read in conjunction with, and are qualified by reference to, the pro forma combined condensed statements of operations and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The unaudited pro forma combined condensed statement of operations is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the transactions had been consummated at the dates indicated, nor is it necessarily indicative of the future operating results of the combined companies.

     The pro forma adjustments are preliminary and based on management's estimates of the value of the tangible and intangible assets acquired. The actual adjustments may differ materially from those presented in these pro forma combined condensed statements of operations.

                                                                                                               PRO FORMA
                                                                                      SIX MONTHS       --------------------------
                                                                                         ENDED             YEAR        SIX MONTHS
                                              YEAR ENDED SEPTEMBER 30,                 MARCH 31,           ENDED         ENDED
                                    --------------------------------------------   -----------------   SEPTEMBER 30,   MARCH 31,
                                     1995     1996     1997     1998      1999      1999      2000         1999           2000
                                    ------   ------   ------   -------   -------   -------   -------   -------------   ----------
                                                                                      (UNAUDITED)             (UNAUDITED)
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue:
  Licenses........................  $2,821   $3,560   $4,209   $ 5,100   $ 5,912   $ 2,939   $ 4,080      $ 5,912       $ 4,080
  Maintenance.....................     780    1,255    1,426     1,873     2,488     1,085     1,469        2,488         1,469
  Professional services...........     503      733      807       540       640       163       879        2,233         1,571
                                    ------   ------   ------   -------   -------   -------   -------      -------       -------
    Total revenue.................   4,104    5,548    6,442     7,513     9,040     4,187     6,428       10,633         7,120
                                    ------   ------   ------   -------   -------   -------   -------      -------       -------
Cost of revenue:
  Licenses........................     288       71      141        59       164        70       162          164           162
  Maintenance.....................     117      188      222       577       595       303       349          595           349
  Professional services...........     184      141      849       429       358       133       296        1,367           829
  Amortization of deferred stock
    compensation..................      --       --       --        --        51         6       299          741           433
                                    ------   ------   ------   -------   -------   -------   -------      -------       -------
    Total cost of revenue.........     589      400    1,212     1,065     1,168       512     1,106        2,867         1,773
                                    ------   ------   ------   -------   -------   -------   -------      -------       -------
Gross profit......................   3,515    5,148    5,230     6,448     7,872     3,675     5,322        7,766         5,347
                                    ------   ------   ------   -------   -------   -------   -------      -------       -------
Operating expenses:
  Sales and marketing.............   2,170    2,822    2,923     4,237     5,321     2,430     3,422        5,805         3,422
  Research and development........     990    1,521    2,076     2,363     3,214     1,551     1,907        3,785         1,907
  General and administrative......     540      757    1,120     1,566     1,657       831       987        2,979         1,213
  Amortization of deferred stock
    compensation:
    Sales and marketing...........      --       --       --        --       365        25     1,212          365         1,212
    Research and development......      --       --       --        --       303        34     1,066        1,271           910
    General and administrative....      --       --       --        --       234        48     1,877          234         1,877
  Acquired in-process research and
    development...................      --       --       --        --       300        --        --           --            --
  Amortization of goodwill and
    intangible assets.............      --       --       --        --        --        --       553        2,473         1,236
                                    ------   ------   ------   -------   -------   -------   -------      -------       -------
    Total operating expenses......   3,700    5,100    6,119     8,166    11,394     4,919    11,024       16,912        12,213
                                    ------   ------   ------   -------   -------   -------   -------      -------       -------
Income (loss) from operations.....    (185)      48     (889)   (1,718)   (3,522)   (1,244)   (5,702)      (9,146)       (6,866)
Interest expense and other, net...      (4)     (70)       5        10        17       (15)      (30)         371           (61)
                                    ------   ------   ------   -------   -------   -------   -------      -------       -------
Net income (loss).................  $ (181)  $  118   $ (894)  $(1,728)  $(3,539)  $(1,229)  $(5,672)     $(9,517)      $(6,805)
                                    ======   ======   ======   =======   =======   =======   =======      =======       =======
Basic and diluted net loss per
  share attributable to common
  stockholders....................  $(0.28)  $(0.18)  $(0.57)  $ (0.80)  $ (1.30)  $ (0.50)  $ (2.88)     $ (2.51)      $ (2.91)
                                    ======   ======   ======   =======   =======   =======   =======      =======       =======
Shares used in computing basic and
  diluted net loss per share
  attributable to common
  stockholders....................   2,073    2,139    2,434     2,781     3,099     2,941     4,089        3,985         4,437
                                    ======   ======   ======   =======   =======   =======   =======      =======       =======

                                                                   SEPTEMBER 30,
                                                  -----------------------------------------------    MARCH 31,
                                                   1995      1996      1997      1998      1999        2000
                                                  -------   -------   -------   -------   -------   -----------
                                                                                                    (UNAUDITED)
                                                                         (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments...................................  $ 1,131   $ 1,783   $   901   $ 3,204   $ 1,820     $10,120
Working capital (deficit).......................      690     1,813       728       853    (1,240)      8,019
Total assets....................................    2,357     3,764     3,346     4,985     7,994      22,113
Debt, less current portion......................       --       278       289       225        83          --
Redeemable convertible preferred stock..........    5,666     7,150     7,648     8,146     8,644      24,672
Stockholders' deficit...........................   (4,976)   (5,337)   (6,671)   (8,877)   (8,288)    (10,783)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our consolidated financial statements and notes thereto and other financial information appearing elsewhere in this prospectus.

OVERVIEW

     We develop and market infrastructure software products that allow our customers to distribute and share information in real time within and across organizations. Our products enable distributed computer applications to communicate quickly, reliably and securely across virtually any type of network, including the Internet.

     We were incorporated in November 1988. From inception through 1996, we derived a substantial majority of our revenue from a suite of software products used primarily in connection with mission-critical command and control operations in industries such as aerospace. In 1997, leveraging our technology developed for mission-critical command and control operations, we refocused our business strategy to provide infrastructure software for applications relying heavily upon the use of real-time, distributed systems. Our operating activities during 1997 and 1998 related primarily to developing our SmartSockets messaging infrastructure product line and directing our sales and marketing efforts to increase market awareness of our SmartSockets product in industries such as finance, telecommunications and computer hardware and services. In 1999, we launched MQexpress, a message queuing product that provides complementary storage, backup and audit capabilities to SmartSockets. We also added Internet-related applications and industries, such as business-to-business e-commerce, to our sales and marketing focus and began a concerted effort to market our product to third-party partners such as original equipment manufacturers and value-added resellers. Additionally in 1999, we began incorporating reliable multicast capabilities into our SmartSockets product line. As part of our overall multicast initiative, we acquired substantially all of the assets of GlobalCast Communications, Inc. in September 1999, and acquired WhiteBarn, Inc. in March 2000.

     Our revenue consists principally of license fees generated from our SmartSockets product line and, to a lesser extent, revenue from maintenance, support and professional services related to our SmartSockets product line. We license our products to end users to deploy in their networks and, to a lesser extent, to software applications providers to embed in their products. For end users, we typically ship products with a shrink-wrap license agreement and recognize revenue from software license fees upon delivery of the software to the customer, provided that the fees are fixed and determinable and that collection is probable. Increasingly, we are entering into signed license agreements with our end-user customers. All of our original equipment manufacturer and value-added reseller customers enter into signed agreements with us. For customers using a signed license agreement, revenue is recognized after all conditions above have been met and we have received the signed agreement. We recognize software license revenue ratably over the term of the license if the license requires us to deliver unspecified additional software products during its term.

     Maintenance and support revenue consists of fees for providing software updates and technical support for software products. Revenue from maintenance and support fees is recognized ratably over the period of the maintenance and support agreement, typically twelve months. Payments for maintenance and support are typically paid in advance and are nonrefundable.

     Professional services revenue consists of fees for services, including product and application development, implementation and installation of software products, integration of software, on-site support, consulting and training. Revenue from professional services is generally recognized as the services are performed.

     Payments received in advance of revenue recognition are recorded as deferred revenue. As of March 31, 2000, we had $5.2 million of deferred revenue. Of this amount, $1.8 million was classified as long-term deferred revenue, relating primarily to software licenses that require us to deliver software over an extended period and, to a lesser extent, to maintenance and support agreements that have a term in excess of one year.

     We market our products primarily through our direct sales force and, to a lesser extent, through indirect channels. Recently, we have begun to derive increasing amounts of revenue through indirect channel relationships with distributors, original equipment manufacturers, value-added resellers and systems integrators. Our third-party relationships have typically been with companies that embed our product within their product, for which we receive a license fee and, in some cases, future royalties based on our reseller's product revenue. During 1998, we expanded our international presence by opening a sales and support office in London, England, augmented by a sales office in Frankfurt, Germany in 1999. Currently, our international revenue is primarily generated through distributors. We plan to aggressively expand our sales force and the market awareness of our company and our products. As a result, we expect to incur substantial expenditures related to programs designed to achieve those goals.

     In September 1999, we acquired substantially all of the assets of GlobalCast, a provider of reliable multicast technology, for common stock with an aggregate value of $3.6 million. The acquisition was accounted for using the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, and $300,000 of the purchase price was allocated to in-process research and development and expensed at the time of the acquisition. Also, in connection with the GlobalCast acquisition, we recorded intangible assets of $2.9 million, which we are amortizing over a three to four year period.

     In March 2000, we acquired WhiteBarn, a professional services and software development company focused on reliable multicast and network protocols with cash, stock and options to purchase our common stock that had an aggregate value of $4.9 million. The transaction was accounted for as a purchase. In this acquisition, the acquired technology included existing technology, but not in-process research and development. For the year ended December 31, 1999, WhiteBarn had revenue of $1.5 million, derived primarily from professional services fees and, to a lesser extent, from hosting web sites and licensing products, and net income of $47,000. We are maintaining WhiteBarn's facility in Illinois and 13 WhiteBarn employees joined us in connection with the acquisition. In connection with the WhiteBarn acquisition, we have recorded intangible assets of $4.4 million and will amortize them over a two to three year period.

     We have a limited operating history since the implementation of our current business strategy. We have incurred significant losses recently as we have spent substantial amounts to develop and enhance our products and have invested heavily in our sales and marketing organizations. We believe our success is dependent upon our ability to rapidly expand our customer base and enhance our technology. We intend to continue making significant investments in sales and marketing and research and development, and expect to incur operating losses for the foreseeable future.

     In connection with the granting of stock options to our employees through March 31, 2000, we recorded deferred stock compensation totaling approximately $21.7 million. This amount represents the difference between the exercise price and the deemed fair value of our common stock for accounting purposes on the date these stock options were granted. This amount is included as a component of stockholders' equity and is being amortized on an accelerated basis by charges to operations over the vesting period of the options consistent with the method described in Financial Accounting Standards Board Interpretation No. 28. The stock options, or restricted stock purchased pursuant to these options, generally vest at a rate of 12.5% upon the six-month anniversary of the option grant date and 2.083%
each month thereafter for the next 42 months. Amortization of the March 31, 2000 balance of deferred stock compensation will result in charges to operations of $6.1 million, $6.4 million, $3.1 million, $1.2 million and $39,000 for the six months ending September 30, 2000 and for fiscal years 2001, 2002, 2003 and the three months ended December 31, 2003. Since March 31, 2000, we have issued additional options that we currently believe will result in the recording of future deferred stock compensation of approximately $2.7 million.


     We have recorded no provision for federal or state income taxes for any period since our inception as we have incurred losses in each period. As of September 30, 1999, we had net operating loss carryforwards for federal income tax purposes of approximately $5.9 million and for California income tax purposes of approximately $1.7 million, available to offset income in future years. The federal net operating loss carryforwards expire from 2007 through 2019. The California net operating loss carryforwards expire from 2000 through 2004.


RECENT DEVELOPMENTS



     For a discussion of results for the three months ended June 30, 2000, please refer to "Prospectus Summary -- Recent Developments."

RESULTS OF OPERATIONS

     The following table sets forth statement of operations data, expressed as a percentage of total revenue, for the periods indicated.

                                                                                     SIX MONTHS
                                                                 YEAR ENDED            ENDED
                                                               SEPTEMBER 30,         MARCH 31,
                                                            --------------------    ------------
                                                            1997    1998    1999    1999    2000
                                                            ----    ----    ----    ----    ----
Revenue:
  Licenses................................................   65%     68%     65%     70%     63%
  Maintenance.............................................   22      25      28      26      23
  Professional services...................................   13       7       7       4      14
                                                            ---     ---     ---     ---     ---
     Total revenue........................................  100     100     100     100     100
                                                            ---     ---     ---     ---     ---
Cost of revenue:
  Licenses................................................    2       1       2       2       2
  Maintenance.............................................    4       8       7       7       5
  Professional services...................................   13       5       4       3       5
  Amortization of deferred stock compensation.............   --      --      --      --       5
                                                            ---     ---     ---     ---     ---
     Total cost of revenue................................   19      14      13      12      17
                                                            ---     ---     ---     ---     ---
Gross margin..............................................   81      86      87      88      83
                                                            ---     ---     ---     ---     ---
Operating expenses:
  Sales and marketing.....................................   46      56      59      58      53
  Research and development................................   32      32      36      37      30
  General and administrative..............................   17      21      18      20      15
  Amortization of deferred stock compensation:
     Sales and marketing..................................   --      --       4       1      19
     Research and development.............................   --      --       3       1      17
     General and administrative...........................   --      --       3       1      29
  Acquired in-process research and development............   --      --       3      --      --
  Amortization of goodwill and intangible assets..........   --      --      --      --       9
                                                            ---     ---     ---     ---     ---
     Total operating expenses.............................   95     109     126     118     172
                                                            ---     ---     ---     ---     ---
Loss from operations......................................  (14)    (23)    (39)    (30)    (89)
Interest expense and other, net...........................   --      --      --      --      --
                                                            ---     ---     ---     ---     ---
Net loss..................................................  (14)%   (23)%   (39)%   (30)%   (89)%
                                                            ===     ===     ===     ===     ===

SIX MONTHS ENDED MARCH 31, 2000 COMPARED TO SIX MONTHS ENDED MARCH 31, 1999

REVENUE

     Total revenue increased by $2.2 million, or 54%, to $6.4 million for the six months ended March 31, 2000, from $4.2 million for the six months ended March 31, 1999. Licenses and associated maintenance revenue represented 86% of total revenue in the six months ended March 31, 2000 and 96% of the total revenue for the six months ended March 31, 1999. The increase in total revenue was due to an increase in software licenses and associated maintenance revenue to new and existing customers. No customer accounted for more than 10% of our total revenue in the six months ended March 31, 2000. During the six months ended March 31, 1999, Scientific Computers accounted for 15% and Raytheon accounted for 11% of our total revenue.

     License. License revenue increased by $1.1 million, or 39%, to $4.1 million for the six months ended March 31, 2000, from $2.9 million for the six months ended March 31, 1999. The increase in license revenue was due to an increase in the number of software licenses to new and existing customers as a result of the expansion of our sales force and growing acceptance for our infrastructure product line and an increase in the average dollar amount of a software license. As a percentage of total revenue, license revenue represented 63% in the six months ended March 31, 2000 and 70% in the six months ended March 31, 1999. The decrease in license revenue as a percentage of total revenue was the result of professional services revenue increasing at a significantly greater percentage rate than license revenue.

     Maintenance. Maintenance revenue increased by $384,000, or 35%, to $1.5 million for the six months ended March 31, 2000, from $1.1 million for the six months ended March 31, 1999. The increase in maintenance revenue was due to growth associated with license agreements entered into in earlier periods. As a percentage of total revenue, maintenance revenue represented 23% in the six months ended March 31, 2000 and 26% in the six months ended March 31, 1999.

     Professional services. Professional services revenue increased by $716,000, or 439%, to $879,000 for the six months ended March 31, 2000, from $163,000 for the six months ended March 31, 1999. Approximately 10% of the increase in professional services revenue was a result of new customers obtained through our acquisition of WhiteBarn on March 13, 2000. The remainder of the increase in professional services revenue was attributable to the increased license activity discussed above and an increase in training and architectural services associated with an increase in customer installations. Recently, a much higher percentage of our license sales include training and architectural services in order to increase customer efficiencies related to the use of our products. In addition, the increase in professional services revenue was attributable to an increase in the average rate per hour billed for our professional services technicians as they were increasingly engaged in senior-level architectural design work as opposed to implementation services and training. As a percentage of total revenue, professional services revenue represented 14% in the six months ended March 31, 2000 and 4% in the six months ended March 31, 1999.

COST OF REVENUE

     Cost of revenue increased by $594,000, or 116%, to $1.1 million for the six months ended March 31, 2000, from $512,000 for the six months ended March 31, 1999. Approximately 50% of the increase in cost of revenue was a result of an increase in amortization of deferred stock compensation for service-related personnel. Approximately 10% of the increase in cost of revenue was a result of personnel acquired in our acquisition of WhiteBarn. The remainder of the increase in cost of revenue was attributable to an increase in royalties to third parties and increased costs related to our growing maintenance and professional services. As a percentage of total revenue, cost of revenue represented 17% in the six months ended March 31, 2000 and 12% in the six months ended March 31, 1999. With the addition of professional services personnel in connection with the WhiteBarn acquisition for a full quarterly period, we expect cost of revenue to increase as a percentage of total revenue.

     Licenses. Cost of license revenue includes royalties due for technology licensed from third parties, product packaging, manuals and documentation, and software media. Cost of license revenue increased by $92,000, or 131%, to $162,000 for the six months ended March 31, 2000, from $70,000 for the six months ended March 31, 1999. The increase in cost of license revenue was attributable to increased royalties paid to a third party in connection with our licensing of RMTP-II. We anticipate that the cost of license revenue will increase in absolute dollars due to an increasing use of third-party software incorporated into our product line. As a percentage of license revenue, cost of license revenue represented 4% in the six months ended March 31, 2000 and 2% in the six months ended March 31 1999.

     Maintenance. Cost of maintenance revenue consists of compensation and related expenses for our technical support organization. Cost of maintenance revenue increased by $46,000, or 15%, to

$349,000 for the six months ended March 31, 2000, from $303,000 for the six months ended March 31, 1999. The increase in cost of maintenance revenue was due to increased personnel hired in order to provide support to our growing installed base of customers. As a percentage of maintenance revenue, cost of maintenance revenue represented 24% in the six months ended March 31, 2000 and 28% in the six months ended March 31, 1999. We anticipate that our cost of maintenance revenue will continue to grow in absolute dollars as we expect to expand our customer base and provide increasing levels of support for our customers.

     Professional services. Cost of professional services revenue consists of compensation and related overhead expense for personnel and third-party contractors we use in performing consulting, implementation and training services for our customers. Cost of professional services revenue increased by $163,000, or 123%, to $296,000 for the six months ended March 31, 2000, from $133,000 for the six months ended March 31, 1999. Approximately 36% of the increase in cost of professional services revenue was a result of personnel acquired in the acquisition of WhiteBarn. The remainder of the increase in cost of professional services revenue was a result of additional personnel deployed on our professional services engagements. The cost of professional services revenue did not increase at the same rate as professional services revenue due to the increase in billing rates described above. As a percentage of professional services revenue, cost of professional services revenue represented 34% in the six months ended March 31, 2000 and 82% in the six months ended March 31, 1999. We anticipate that the cost of professional services revenue will continue to increase in absolute dollars as we continue to expand our service offerings. With the acquisition of WhiteBarn, our cost of professional services is likely to increase as a percentage of professional services revenue due to the lower average billing rates for the WhiteBarn consulting organization.

     Amortization of deferred stock compensation. Amortization of deferred stock compensation in cost of revenues increased by $293,000, to $299,000 for the six months ended March 31, 2000, from $6,000 for the six months ended March 31, 1999.

OPERATING EXPENSES

     Sales and marketing. Sales and marketing expenses include costs of sales and marketing personnel and related overhead, commissions, field office expenses, advertising and promotion expenses, travel and entertainment expenses and other selling and marketing costs. Sales and marketing expenses increased by $992,000, or 41%, to $3.4 million for the six months ended March 31, 2000, from $2.4 million for the six months ended March 31, 1999. The increase in sales and marketing expenses was due to expansion of our sales and marketing department personnel and locations and, to a lesser extent, increased promotional programs. As a percentage of total revenue, sales and marketing expenses represented 53% in the six months ended March 31, 2000 and 58% in the six months ended March 31, 1999. We plan to aggressively expand our sales force and the market awareness of our company and our products. As a result, we will incur substantial expenditures related to programs designed to achieve those goals. Therefore, we expect expenditures in sales and marketing to increase both in terms of absolute dollars and as a percentage of total revenue for the foreseeable future.

     Research and development. Research and development expenses consist of costs of research and development personnel and associated overhead, and costs of short-term independent contractors required in connection with development of new products, enhancements to existing products, technical documentation and quality assurance. Costs incurred in research and development are expensed as incurred until technological feasibility is established. We believe under our current engineering processes that the establishment of technological feasibility and general release substantially coincide. As a result, no software development costs have been capitalized to date. Research and development expenses increased by $356,000, or 23%, to $1.9 million for the six months ended March 31, 2000, from

$1.6 million for the six months ended March 31, 1999. Approximately 15% of the increase in research and development was a result of personnel acquired in the acquisition of WhiteBarn. The remainder of the increase in research and development expenses was due to an increase in personnel and consultants in our software development, quality assurance and documentation departments. As a percentage of total revenue, research and development expenses represented 30% in the six months ended March 31, 2000 and 37% in the six months ended March 31, 1999. We believe that our product development activities are critical to attaining our strategic objectives and expect our investment in research and development to increase both in terms of absolute dollars and as a percentage of total revenue for the foreseeable future.

     General and administrative. General and administrative expenses include personnel costs for finance, administration, information systems and general management, as well as professional fees, legal expenses and other general corporate expenses. General and administrative expenses increased by $156,000, or 19%, to $987,000 for the six months ended March 31, 2000, from $831,000 for the six months ended March 31, 1999. The increase in general and administrative expenses was due to increased personnel expenses in finance and administration and in information systems. As a percentage of total revenue, general and administrative expenses represented 15% in the six months ended March 31, 2000 and 20% in the six months ended March 31, 1999. We expect general and administrative expenses to increase in terms of absolute dollars for the foreseeable future as we continue to build the necessary corporate infrastructure associated with being a public company.

     Amortization of deferred stock compensation. During the six months ended March 31, 2000, we recorded approximately $4.2 million of amortization of deferred stock compensation in operating expenses, representing $1.2 million of additional sales and marketing expenses, $1.1 million of additional research and development expenses and $1.9 million of additional general and administrative expenses. During the six months ended March 31, 1999, we recorded $107,000 of amortization of deferred stock compensation.

     Amortization of goodwill and intangible assets. Amortization of goodwill and intangible assets was $553,000 for the six months ended March 31, 2000. This amount represents the amortization of goodwill and other intangible assets acquired in connection with our acquisition of GlobalCast in September 1999 and WhiteBarn in March 2000. We had no similar expenses in any prior period.

INTEREST EXPENSE AND OTHER, NET

     Interest expense and other, net consists of interest expense and losses on foreign currency transactions, offset by interest income on our cash reserves. Foreign currency differences are also included in other expenses. Interest expense and other, net resulted in income of $30,000 for the six months ended March 31, 2000, compared to income of $15,000 for the six months ended March 31, 1999. The resulting change of $15,000 was attributable to higher interest income and lower interest expense in the more recent six-month period. Our average cash reserves in interest-bearing accounts were higher, and the outstanding balance on our line of credit was lower, during the six months ended March 31, 2000 than in the same period in the prior year.

YEAR ENDED SEPTEMBER 30, 1999 COMPARED TO YEAR ENDED SEPTEMBER 30, 1998

REVENUE

     Total revenue increased by $1.5 million, or 20%, to $9.0 million for the year ended September 30, 1999, from $7.5 million for the year ended September 30, 1998. Of this dollar increase, 93% was due to an increase in software licenses to, and associated maintenance revenue from, new and existing customers. Licenses and associated maintenance revenues represented 93% of total revenue in both fiscal years. Lockheed Martin represented 12% and 13% of our total revenue during fiscal 1999 and 1998. No other customer accounted for more than 10% of our total revenue during those years.

     Licenses. License revenue increased by $812,000, or 16%, to $5.9 million for the year ended September 30, 1999, from $5.1 million for the year ended September 30, 1998. The increase in license revenue was due to additional software licenses to existing customers and software licenses to new customers, including a significant license with a software application provider, and to an increase in the average dollar amount of a license. As a percentage of total revenue, license revenue represented 65% in the year ended September 30, 1999 and 68% in the year ended September 30, 1998.

     Maintenance. Maintenance revenue increased by $615,000, or 33%, to $2.5 million for the year ended September 30, 1999, from $1.9 million for the year ended September 30, 1998. The increase in maintenance revenue was due to the increase in license revenue for the period as well as to growth in our customer base. As a percentage of total revenue, maintenance revenue represented 28% in the year ended September 30, 1999 and 25% in the year ended September 30, 1998.

     Professional services. Professional services revenue increased by $100,000, or 19%, to $640,000 for the year ended September 30, 1999, from $540,000 for the year ended September 30, 1998. The increase in professional services revenue was attributable to increased license activity, an increase in architectural services associated with an increase in customer installations and higher average billing rates for our professional services personnel. Additionally, as a percentage of total revenue, professional services revenue represented 7% in each of the years ended September 30, 1999 and 1998. We restructured our consulting service organization during 1998 temporarily resulting in a reduction in staff. This reduction in staff, however, was offset by higher average billing rates for professional services personnel, which resulted in increased professional services revenue.

COST OF REVENUE

     Cost of revenue remained relatively constant at $1.1 million and $1.2 million for the fiscal years ended September 30, 1998 and 1999. As a percentage of total revenue, cost of revenue represented 13% in the year ended September 30, 1999 and 14% in the year ended September 30, 1998.

     Licenses. Cost of license revenue increased by $105,000, or 178%, to $164,000 for the year ended September 30, 1999, from $59,000 for the year ended September 30, 1998. The increase in cost of license revenue was attributable to an increase in the number of software licenses, resulting in increased costs related to media, documentation and third-party royalty expense. As a percentage of license revenue, cost of license revenue represented 3% in the year ended September 30, 1999 and 1% in the year ended September 30, 1998.

     Maintenance. Cost of maintenance revenue increased by $18,000, or 3%, to $595,000 for the year ended September 30, 1999, from $577,000 for the year ended September 30, 1998. The increase in cost of maintenance revenue was due to increased personnel. As a percentage of maintenance revenue, the cost of maintenance revenue represented 24% in the year ended September 30, 1999 and 31% in the year ended September 30, 1998 The cost of maintenance revenue as a percentage of maintenance revenue decreased from 31% to 24% as a result of spreading the cost of our maintenance personnel over a larger installed base.

     Professional services. Cost of professional services revenue decreased by $71,000, or 17%, to $358,000 for the year ended September 30, 1999, from $429,000 for the year ended September 30, 1998. The decrease in cost of professional services revenue was a result of a decrease in personnel deployed on our professional services engagements. We restructured our consulting service organization during 1998, which temporarily reduced the size of our staff. As a percentage of professional services revenue, the cost of professional services revenue represented 56% in the year ended September 30, 1999 and 79% in the year ended September 30, 1998.

     Amortization of deferred stock compensation. During the year ended September 30, 1999 we recorded $51,000 of amortization of deferred stock compensation representing additional cost of revenue.

OPERATING EXPENSES

     Sales and marketing. Sales and marketing expenses increased by $1.1 million, or 26%, to $5.3 million for the year ended September 30, 1999, from $4.2 million for the year ended September 30, 1998. The increase in sales and marketing expenses was due to expansion of our sales and marketing department personnel and locations and, to a lesser extent, increased promotional programs. As a percentage of total revenue, sales and marketing expenses represented 59% in the year ended September 30, 1999 and 56% in the year ended September 30, 1998.

     Research and development. Research and development expenses increased by $851,000, or 36%, to $3.2 million for the year ended September 30, 1999, from $2.4 million for the year ended September 30, 1998. The increase in research and development expenses was due to an increase in personnel and consultants in our software development, quality assurance and documentation departments. As a percentage of total revenue, research and development expenses represented 36% in the year ended September 30, 1999 and 32% in the year ended September 30, 1998.

     General and administrative. General and administrative expenses increased by $91,000, or 6%, to $1.7 million for the year ended September 30, 1999, from $1.6 million for the year ended September 30, 1998. The increase in general and administrative expenses was due to increased personnel expenses associated with systems administration, or MIS, of approximately $300,000, partially offset by a decrease in executive management bonuses of approximately $200,000. As a percentage of total revenue, general and administrative expenses represented 18% in the year ended September 30, 1999 and 21% in the year ended September 30, 1998.

     Acquired in-process research and development. As a result of the GlobalCast acquisition, we recorded $300,000 of acquired in-process research and development expenses. We had no similar expenses in any prior period.

     Amortization of deferred stock compensation. During the year ended September 30, 1999, we recorded $902,000 of amortization of deferred stock compensation in operating expenses, $303,000 of additional research and development expenses, $365,000 of additional sales and marketing expenses and $234,000 of additional general and administrative expenses. During the year ended September 30, 1998, we recorded no amortization of deferred stock compensation.

INTEREST EXPENSE AND OTHER, NET

     Interest expense and other, net increased by $7,000 due to a significant increase in interest expense and a small increase in foreign currency losses, largely offset by a substantial increase in interest income. Our average cash reserves in interest-bearing accounts was less during the year ended September 30, 1999 than in the prior year.

YEAR ENDED SEPTEMBER 30, 1998 COMPARED TO YEAR ENDED SEPTEMBER 30, 1997

REVENUE

     Total revenue increased by $1.1 million, or 17%, to $7.5 million for the year ended September 30, 1998, from $6.4 million for the year ended September 30, 1997. The increase in total revenue was due to an increase in software licenses, and associated maintenance revenue, to new and existing customers, partially offset by a decrease in professional services revenue. Licenses and associated maintenance revenue represented 87% of total revenue in fiscal 1997 and 93% in fiscal 1998. Lockheed Martin represented 13% and 20% of our total revenue during fiscal 1998 and 1997. No other customer accounted for more than 10% of our revenue during those years.

     Licenses. License revenue increased by $891,000, or 21%, to $5.1 million for the year ended September 30, 1998, from $4.2 million for the year ended September 30, 1997. The increase in license revenue was due to continued licenses to existing customers and licenses to new customers especially in the financial services industry and to an increase in the average size of a license. As a percentage of total revenue, license revenue represented 68% in the year ended September 30, 1998 and 65% in the year ended September 30, 1997.

     Maintenance. Maintenance revenue increased by $447,000, or 31%, to $1.9 million for the year ended September 30, 1998, from $1.4 million for the year ended September 30, 1997. The increase in maintenance revenue was due to the increase in license revenue. As a percentage of total revenue, maintenance revenue represented 25% in the year ended September 30, 1998 and 22% in the year ended September 30, 1997.

     Professional services. Professional services revenue decreased by $267,000, or 33%, to $540,000 for the year ended September 30, 1998, from $807,000 for the year ended September 30, 1997. The decrease in professional services revenue was attributable to two large consulting projects delivered in 1997 that represented more than 50% of that year's professional services revenue. There were no comparable large consulting projects in 1998. As a percentage of total revenue, professional services revenue represented 7% in the year ended September 30, 1998 and 13% in the year ended September 30, 1997.

COST OF REVENUE

     Cost of revenue decreased by $147,000, or 12%, to $1.1 million for the year ended September 30, 1998, from $1.2 million for the year ended September 30, 1997. The decrease in cost of revenue was attributable to decreases in the cost of license revenue and cost of professional services revenue. As a percentage of total revenue, cost of revenue represented 14% in the year ended September 30, 1998 and 19% in the year ended September 30, 1997.

     Licenses. Cost of license revenue decreased by $82,000, or 58%, to $59,000 for the year ended September 30, 1998, from $141,000 for the year ended September 30, 1997. The decrease in cost of license revenue was attributable to a decrease in third-party royalty rates associated with software embedded in our product line. As a percentage of license revenue, cost of license revenue represented 1% in the year ended September 30, 1998 and 3% in the year ended September 30, 1997.

     Maintenance. Cost of maintenance revenue increased by $355,000, or 160%, to $577,000 for the year ended September 30, 1998, from $222,000 for the year ended September 30, 1997. The increase in cost of maintenance revenue was due to increased personnel hired as we established a formal customer support organization in order to provide a higher level of support to our growing installed base of customers. As a percentage of maintenance revenue, cost of maintenance revenue represented 31% in the year ended September 30, 1998 and 16% in the year ended September 30, 1997. The cost of maintenance as a percentage of maintenance revenue increased from 16% to 31% as a result of increased staffing in anticipation of an increase of our installed base.

     Professional services. Cost of professional services revenue decreased by $420,000, or 49%, to $429,000 for the year ended September 30, 1998, from $849,000 for the year ended September 30, 1997. The decrease in cost of professional services revenue was a result of additional personnel hired in 1997 and deployed on two large consulting projects in that year. After the completion of those projects at the beginning of 1998, consulting personnel and contractors were either re-deployed or terminated. As a percentage of professional services revenue, cost of professional services represented 79% in the year ended September 30, 1998 and 105% in the year ended September 30, 1997.

OPERATING EXPENSES

     Sales and marketing. Sales and marketing expenses increased by $1.3 million, or 45%, to $4.2 million for the year ended September 30, 1998, from $2.9 million for the year ended September 30, 1997. The increase in sales and marketing expenses was due to expansion and replacement of our sales and marketing department personnel, as we changed focus from our legacy product line to our new infrastructure software products, and associated marketing and promotional programs. As a percentage of total revenue, sales and marketing expenses represented 56% and 46% in the years ended September 30, 1998 and 1997, respectively.

     Research and development. Research and development expenses increased by $287,000, or 14%, to $2.4 million for the year ended September 30, 1998, from $2.1 million for the year ended September 30, 1997. The increase in research and development expenses was due to an increase in personnel and consultants, some of whom were re-deployed from consulting services as discussed above. As a percentage of total revenue, research and development expenses represented 32% in both the years ended September 30, 1998 and 1997.

     General and administrative. General and administrative expenses increased by $446,000, or 40%, to $1.6 million for the year ended September 30, 1998, from $1.1 million for the year ended September 30, 1997. Approximately half of the increase in general and administrative expenses was due to increased personnel expenses associated with our MIS department. A majority of the remainder was due to increased personnel expenses associated with executive management bonuses. We established our MIS department at the end of fiscal 1997. As a percentage of total revenue, general and administrative expenses represented 21% and 17% in the years ended September 30, 1998 and 1997, respectively.

INTEREST EXPENSE AND OTHER, NET

     Interest expense and other, net increased by $5,000, due to a decrease in interest income and an increase in losses from foreign currency translation. Our average cash reserves in interest-bearing accounts were less during the year ended September 30, 1998 than in the prior year.

QUARTERLY RESULTS OF OPERATIONS

     The following table includes our unaudited quarterly results of operations data for the four quarters of fiscal 1999 and the first two quarters of fiscal 2000, as well as this information expressed as a percentage of total revenue for the same periods. We believe that this information has been prepared on the same basis as our audited consolidated financial statements and that all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the selected quarterly information when read in conjunction with our audited consolidated financial statements and the notes to those statements included elsewhere in this prospectus. You should read this information in conjunction with our annual audited consolidated financial statements and related notes contained elsewhere in this prospectus. This quarterly information is presented to make clearer the trends in various categories of revenue and expenses that may be less visible in the large shifts that occur in the annual and other period-to-period comparisons discussed above. Our quarterly results of operations for these periods are not necessarily indicative of future results of operations.

                                                              THREE MONTHS ENDED
                                ------------------------------------------------------------------------------
                                DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                    1998         1999        1999         1999            1999         2000
                                ------------   ---------   --------   -------------   ------------   ---------
                                                                (IN THOUSANDS)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue:
  Licenses....................     $1,436       $1,503      $1,428       $ 1,545        $ 1,829       $ 2,251
  Maintenance.................        473          612         736           667            718           751
  Professional services.......        110           53         241           236            247           632
                                   ------       ------      ------       -------        -------       -------
    Total revenue.............      2,019        2,168       2,405         2,448          2,794         3,634
                                   ------       ------      ------       -------        -------       -------
Cost of revenue:
  Licenses....................          8           62          31            63             60           102
  Maintenance.................        151          152         134           158            177           172
  Professional services.......         69           64         128            97             87           209
  Amortization of deferred
    stock compensation........          1            5           7            38             78           221
                                   ------       ------      ------       -------        -------       -------
    Total cost of revenue.....        229          283         300           356            402           704
                                   ------       ------      ------       -------        -------       -------
Gross profit..................      1,790        1,885       2,105         2,092          2,392         2,930
                                   ------       ------      ------       -------        -------       -------
Operating expenses:
  Sales and marketing.........      1,297        1,133       1,318         1,573          1,425         1,997
  Research and development....        753          798         792           871            824         1,083
  General and
    administrative............        414          417         396           430            505           482
  Amortization of deferred
    stock compensation:
    Sales and marketing.......          3           22         101           239            472           740
    Research and
       development............         --           34          80           189            342           724
    General and
       administrative.........          1           47          11           175            593         1,284
  Acquired in-process research
    and development...........         --           --          --           300             --            --
  Amortization of goodwill and
    intangible assets.........         --           --          --            --            239           314
                                   ------       ------      ------       -------        -------       -------
    Total operating
       expenses...............      2,468        2,451       2,698         3,777          4,400         6,624
                                   ------       ------      ------       -------        -------       -------
Loss from operations..........       (678)        (566)       (593)       (1,685)        (2,008)      $(3,694)
Interest expense and other,
  net.........................        (19)           4           8            24             25           (55)
                                   ------       ------      ------       -------        -------       -------
Net loss......................     $ (659)      $ (570)     $ (601)      $(1,709)       $(2,033)      $(3,639)
                                   ======       ======      ======       =======        =======       =======

                                                              THREE MONTHS ENDED
                                ------------------------------------------------------------------------------
                                DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                    1998         1999        1999         1999            1999         2000
                                ------------   ---------   --------   -------------   ------------   ---------
PERCENTAGE OF TOTAL REVENUE:
Revenue:
  Licenses....................       71%           69%        59%           63%            65%           62%
  Maintenance.................       23            28         31            27             26            21
  Professional services.......        6             3         10            10              9            17
                                    ---           ---        ---           ---            ---          ----
    Total revenue.............      100           100        100           100            100           100
                                    ---           ---        ---           ---            ---          ----
Cost of revenue:
  Licenses....................       --             3          1             3              2             3
  Maintenance.................        8             7          6             6              6             5
  Professional services.......        3             3          5             4              3             6
  Amortization of deferred
    stock compensation........        0             0          0             2              3             6
                                    ---           ---        ---           ---            ---          ----
    Total cost of revenue.....       11            13         12            15             14            20
                                    ---           ---        ---           ---            ---          ----
Gross profit..................       89            87         88            85             86            80
                                    ---           ---        ---           ---            ---          ----
Operating expenses:
  Sales and marketing.........       64            52         55            64             51            55
  Research and development....       37            37         33            36             30            30
  General and
    administrative............       21            19         17            17             18            13
  Amortization of deferred
    stock compensation:
    Sales and marketing.......        0             1          3            10             17            20
    Research and
       development............        0             2          3             8             12            20
    General and
       administrative.........        0             2          1             7             21            35
  Acquired in-process research
    and development...........       --            --         --            12             --            --
  Amortization of goodwill and
    intangible assets.........       --            --         --            --              9             9
                                    ---           ---        ---           ---            ---          ----
    Total operating
       expenses...............      122           113        112           154            158           182
                                    ---           ---        ---           ---            ---          ----
Loss from operations..........      (33)          (26)       (24)          (69)           (72)         (102)
Interest expense and other,
  net.........................       (1)           --         --             1              1            (2)
                                    ---           ---        ---           ---            ---          ----
Net loss......................      (32)%         (26)%      (24)%         (70)%          (73)%        (100)%
                                    ===           ===        ===           ===            ===          ====

     Our total revenue has increased moderately in each quarter since December 1998. These quarterly increases were due to growth in the number of customers and the average dollar amount of their orders, expansion of our sales organization and an increase in professional services and maintenance revenue that reflects the growth in our installed base of product licenses. Our cost of revenue has increased each quarter in conjunction with our increases in total revenue and an increase in third-party royalty payments.

     Our operating expenses have increased moderately in absolute dollars each quarter due to increased staffing in sales and marketing, research and development, and general and administrative functions, the hiring of consultants and increased expenses for marketing and promotional programs. For the period described above, we received minimal external financing, and, as a result, we were limited in our ability to invest in product development and sales and marketing. Fluctuations in some categories of operating expenses between quarters are attributable to transitions in staffing and variations in the level of commissions. Generally, sales and marketing expenses have increased due to increases in marketing programs, sales commissions and sales office expenses.

     Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. Quarterly sales and operating results generally depend on the volume and timing of orders received during the quarter, which are difficult to forecast and control. In addition, more than 50% of our license revenue in a given quarter has often been recorded in the third month of that quarter, with a concentration of this revenue in the last two weeks of the third month. Furthermore, more than 50% of our license revenue for a given quarter has often been derived from fewer than ten customers. A delay in the recognition of revenue from one or more licensing transactions could cause significant variations in operating results from quarter to quarter and could result in losses greater than anticipated. Our expense levels are based in part on our expectations with regard to future revenue. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Any of these factors may have a material adverse effect on our business, results of operations and financial condition. See "Risk Factors" for a further description of these and other factors that could adversely affect our business, results of operations and financial condition.

LIQUIDITY AND CAPITAL RESOURCES

     From inception through 1995, we financed our operations through private sales of redeemable convertible preferred stock, resulting in net proceeds of $5.4 million, and internally generated cash. From January 1996 through January 2000, we funded our operations internally and, to a lesser extent, through our credit facilities. In February 2000, we raised $9.9 million through a private sale of redeemable convertible preferred stock.

     Net cash used in operating activities was $2.2 million in fiscal 1999. Net cash provided by operating activities was $2.7 million in fiscal 1998. Net cash used in operating activities was $881,000 in the six months ended March 31, 2000. For fiscal 1999, net cash used in operating activities was attributable to our net loss of $3.5 million, which included $1.7 million in noncash charges, and an increase in accounts receivable of $1.7 million, offset in part by an increase in deferred revenue of $1.3 million. For fiscal 1998, net cash provided by operating activities was attributable to an increase in deferred revenue of $2.7 million, which was largely attributable to a license agreement with a software application provider, small increases in other current liabilities and a decrease in accounts receivable of $867,000, offset in part by a net loss of $1.7 million. For the six months ended March 31, 2000, substantially all of net cash used in operating activities was attributable to our net loss of $5.7 million, which included $5.2 million in noncash charges, and an increase in accounts receivable of $1.0 million, offset in part by an increase in deferred revenue of $254,000 and smaller increases in other current liabilities.

     Net cash provided by investing activities was $59,000 in fiscal 1999. The cash provided was attributable to cash acquired in connection with the GlobalCast acquisition, largely offset by cash used to purchase property and equipment. Net cash used in investing activities was $486,000 in fiscal 1998 and $9.2 million in the six months ended March 31, 2000. Net cash used in investing activities was entirely attributable to purchases of property and equipment in fiscal 1998. In the six months ended March 31, 2000, net cash used in investing activities represented purchases of $8.0 million of short-term investments, the acquisition of WhiteBarn, net of cash, for $714,000 in cash and the purchase of $486,000 of property and equipment.

     Net cash provided by financing activities was $10.4 million in the six months ended March 31, 2000, $717,000 in fiscal 1999 and $41,000 in fiscal 1998. For the six months ended March 31, 2000, net cash provided by financing activities was attributable to $9.9 million in proceeds from the sale of redeemable convertible preferred stock and $618,000 in proceeds from the sale of common stock. In fiscal 1999 and 1998, net cash provided by financing activities was attributable to net proceeds from debt incurred plus small amounts from the sale of common stock.

     As of March 31, 2000, we had approximately $10.1 million in cash, cash equivalents and short-term investments, and working capital of $8.0 million. As of that date, we also had a line of credit under which we could borrow up to $2.0 million with a revolving maturity date of February 22, 2001, at an interest rate of prime plus 0.25%. Any borrowing would be collateralized by accounts receivable and other assets of ours. For further information, please refer to note 6 of notes to consolidated financial statements. We have no borrowings under this line of credit and are in compliance with all required financial ratios, net loss levels and other financial covenants. Our commitments consist primarily of amounts due under our operating leases. We have no material commitments for capital expenditures, however, we expect that both capital expenditures and operating lease commitments will increase as we significantly expand our operations and personnel worldwide. For the second half of fiscal 2000, we expect our capital expenditures to be approximately $1.0 million. We anticipate material increases in operating expenses, particularly sales and marketing and research and development expenses, in order to execute on our business plan and strategic objectives. Additionally, we may use cash resources to fund acquisitions or investments in complementary businesses or technologies. We believe that our current cash, cash equivalents and short-term investments will be sufficient to meet our working capital and operating resource requirements for at least the next 12 months. Thus, the Company does not believe that it is dependent on the proceeds of the offering to fund its operations as currently conducted. Thereafter, we may find it necessary to obtain additional debt or equity financing. In the event we require additional financing thereafter, we may not be able to obtain it on reasonable terms or at all.

QUANTITATIVE AND QUALITATIVE DISCLOSURE OF MARKET RISKS

     We develop products in the United States and market our products globally. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. Substantially all of our sales are currently made in U.S. dollars, and a strengthening of the dollar could make our products less competitive in foreign markets. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Due to the short-term nature of our investments, we believe that there is no material risk exposure. Therefore, no quantitative tabular disclosures are required.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 is effective for fiscal years beginning after June 15, 1999 and establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. We do not expect that the adoption of SFAS No. 133 will have a material impact on our financial statements. The Company will be required to adopt SFAS No. 133 for the year ended September 30, 2001, in accordance with SFAS No. 137, which delayed implementation of SFAS No. 133.

                                    BUSINESS

     We develop and market infrastructure software that enables businesses to exchange information reliably and securely in real time, both internally and with their partners, suppliers and customers. Our products and services allow software applications to communicate across local or wide area networks, including private networks and the Internet. Our flagship product, SmartSockets, facilitates the real-time distribution of information across virtually any type of network. SmartSockets also enables real-time, two-way communications between distributed computer networks and mobile information devices such as hand-held computers. SmartSockets uses both a publish-subscribe model of communication to deliver information to those applications that need it automatically as it becomes available, and a queuing model of communication to store information and deliver it at a later time if the application cannot currently be reached. SmartSockets provides businesses with a robust and easy-to-use method of distributing relevant, time-critical information that continues to operate efficiently, or "scale," with networks as they grow.

     Our products are designed for and implemented in demanding, mission-critical environments with high volumes of users and data. Our products have been deployed by over 300 companies in a variety of markets such as financial services, networking, satellite communications, securities and energy exchanges, telecommunications and transportation, as well as embedded in the products of independent software vendors.

INDUSTRY BACKGROUND

     Today's business environment, fueled by the growth of organization-wide networks and the Internet, allows organizations to communicate and conduct business more rapidly than ever before. In order to function and compete effectively, organizations must exchange increasing volumes of information continuously in real time, in an efficient and reliable manner. Real-time communication among multiple producers and consumers of information occurs both internally throughout an organization and externally between the organization and its partners, suppliers and customers. The increased exchange of real-time information enables organizations to accelerate their business cycles, improve internal processes, create operational efficiencies and facilitate closer integration with partners. To provide real-time connectivity, organizations must be able to distribute information residing in disparate sets of applications, platforms and networks. As businesses increasingly trust critical business processes to these networks, a reliable and robust infrastructure is essential.

     Historically, organizations stored data on mainframe computers and accessed this information through dumb terminals. The next wave of computing involved storing information on centralized servers and in databases hosted on centralized servers, and accessing this information through PCs and other intelligent remote devices. More recently, organizations have begun to utilize extensive internal and external networks, including the Internet, to access and exchange information. Rather than keeping information only on centralized servers or mainframes, organizations are now distributing information throughout their organizations as well as with partners, suppliers and customers.

     This new computing paradigm is leading to global installation of the networking equipment necessary to facilitate connectivity within and across organizations. International Data Corporation forecasts that the market for data networking equipment will increase from $15.6 billion in 1999 to $33.9 billion in 2003, as service providers increase their network bandwidth and the availability of public services. However, we believe the infrastructure software needed to support this computing shift has not been developed rapidly enough to meet market needs. Infrastructure software has traditionally been developed in-house and is often inadequate for the performance and scalability demands of today's business environment. This problem is exacerbated by rapidly growing numbers of users and volumes of data; the proliferation of diverse computing devices, such as mainframes, UNIX and NT servers, PCs, and handheld and wireless devices; and increasingly stringent performance and reliability requirements. A real-time infrastructure must connect applications running across a variety of private and public networks, including the Internet. Most existing systems were designed assuming a local area network or other small, well controlled, homogenous network. Today's applications need to operate in unpredictable and heterogeneous wide area networks, including the Internet.

     We believe that a market has developed for robust, comprehensive software infrastructure products that interconnect disparate applications, platforms and networks, so that they can distribute and share information in today's real-time, Internet-driven business environment. We believe that this market is demanding products and systems that address the following limitations:

     - Poor Performance. Many existing systems do not adequately support the required volume of "packets" of data, or messages, and the transmission time for these messages is too long. For example, systems using a request-reply model, which requires that specific requests be made before information can be distributed, are slow because they must poll regularly for new data, and must block the receipt of incoming data and wait for a reply even if other data are arriving. In addition, most products in the marketplace use a point-to-point communication model and do not perform well in one-to-many or many-to-many communications.

     - Limited Scalability. Many existing systems do not adequately scale in terms of transaction volumes, numbers of users and geographic diversity, often because they are based on either:

      - A "brute force" method, in which information is "broadcast" to all machines, whether or not they have requested the information, often resulting in a flooding of information on the network; or

      - An oversimplified "hub and spoke" model, in which all transactions are forced through one central server.

     - Difficult to Implement. Existing products are often difficult to implement and configure. In addition, they frequently require significant customization and system integration in order to meet customer needs.

     - Inefficient Network Utilization. Many products require a separate copy of a given message to be sent to each recipient, resulting in increased network utilization.

     - Lack of Robustness and Reliability. Existing systems were generally not designed to run in environments that operate 24 hours a day, seven days a week. Most systems can be shut down by the failure of a single network or computer. In addition, changes or upgrades to a system often require it to be restarted.

     - A Passive Model of Information Distribution. Traditional systems employ a request-reply model of information dissemination. This means an application cannot ask for the information unless it knows that the information exists and where it is located.

     We believe that traditional database, queuing and middleware vendors, as well as application integration vendors and business-to-business suppliers, have failed to address these limitations adequately. We believe that there is a significant market opportunity for infrastructure products that addresses all these limitations and enable companies to distribute and share information in today's real-time, Internet-driven business environment.

OUR SOLUTION

     We deliver infrastructure software products that allow our customers to distribute and share information in real time within and across organizations. Our products enable distributed computer applications to communicate quickly, reliably and securely across virtually any type of network, including the Internet. Our flagship product, SmartSockets, is able to run on a wide variety of platforms and systems including Windows, UNIX, Linux, OpenVMS, IBM mainframes
(MVS) and real-time operating systems (VxWorks). SmartSockets also offers programming interfaces for most major programming models, including C, C++, Java and ActiveX (Microsoft). SmartSockets provides our customers with all the following benefits:

     - High Performance. We believe that we offer one of the highest performing infrastructure software products available, as measured by the volume of messages, or packets of data, delivered and the time taken to distribute each message. For example, SmartSockets is capable of delivering over 20,000 200-byte messages per second and is currently deployed in environments where the distribution of thousands of messages per second is essential.

     - High Scalability. SmartSockets is scalable in terms of transaction volumes, numbers of users and geographic locations of users and applications. It enables businesses to add new clients, servers and applications easily without having to rewrite software. By using many of the techniques that have made the Internet scalable, including the recent development of reliable multicast, SmartSockets provides our customers with a software infrastructure that allows them to take advantage of the rapid expansion of distributed networks.

     - Ease of Use and Implementation. SmartSockets is relatively easy to use and can be quickly deployed by businesses without extensive use of system integrators. We believe that SmartSockets' ease of use reduces the overall cost to our customers of implementing their software infrastructure. Furthermore, SmartSockets is a modular product that can be deployed on a limited basis and expanded in the future. This enables our customers to benefit from our products without a large up-front investment and without requiring them to overhaul their existing information technology systems.

     - Efficient Network Utilization. Our technology allows our products to make efficient use of available network bandwidth while growing with the expanding capabilities of the network. Our products achieve greater bandwidth efficiency through an efficient implementation of publish-subscribe architecture and are capable of even greater efficiency using multicast technology. This enables multiple subscribers to receive the content they need simultaneously with a single message, reducing the complexity and cost of distributing information across the network.

     - Reliability and Fault Tolerance. Our SmartSockets software is built upon technology that we initially developed for use in demanding high performance environments that place a premium upon reliability and fault tolerance. Examples include satellite operations, launch control systems and other command and control applications in the aerospace industry. Our infrastructure software has now also been deployed by large e-commerce sites, financial exchanges, telecommunications companies, large-scale transportation systems and energy companies.

     - An Active Model of Information Distribution. SmartSockets uses a publish-subscribe model of communication to deliver data automatically as it becomes available only to "subscribers," those applications that have previously expressed an interest in receiving that information when it is "published."

OUR STRATEGY

     Our objective is to be the leading provider of infrastructure software that enables businesses to communicate and collaborate in real time within and across organizations. Key elements of our strategy to achieve this objective include:

     Strengthen Our Technology Position. Our technology was originally designed for technically demanding environments and has been refined over the last ten years. Our products are currently deployed in some of the world's most demanding applications, which require high levels of scalability, performance and fault tolerance. To strengthen our technology position, we intend to continue to invest substantial resources in research and development, including in the developing field of reliable multicast technology, make additional strategic acquisitions, and participate in the development of industry standards relevant to our business. Recently, we acquired GlobalCast and WhiteBarn, companies providing reliable multicast services and technologies, which we believe will improve the performance of networks. In addition, we are actively engaged in the specification of the Internet Engineering Task Force, or IETF, standards in reliable multicast communication.

     Proliferate Our Technology. We seek to strengthen and expand our strategic relationships with key technology vendors that we believe will allow us to proliferate our technology and introduce the benefits of our technology to a wider audience. We are currently working with Nortel Networks to allow them to enhance their high-end networking equipment with our technology. We are also working with Novell to embed SmartSockets into their product lines, including an upcoming version of Novell Directory Service. Novell also intends to offer to their developer community a version of SmartSockets that has limited development functionality. However, neither Nortel nor Novell is obligated to use or embed our technology in their products. We are also targeting systems management software vendors and have entered into agreements with Aspect Communications, BMC Software, Micromuse and Platinum Technology (now part of Computer Associates).

     Expand Our Presence in Key Vertical Markets. We intend to leverage our expertise and our experience in key vertical markets such as financial services and telecommunications, in order to generate additional sales to new customers in these markets. As we have developed experience in specific industries, we have been able to enhance our SmartSockets technology to meet the critical requirements for companies in those industries. We believe that our expertise enables us to reduce implementation times in order to satisfy the time-to-market requirements of our customers and also to expand our penetration of these industries. We intend to continue to expand our presence in these and other key vertical markets, both domestically and internationally.

     Expand Our Presence in the Internet Infrastructure Market. To date, most of our customers are using our products to provide data distribution either behind their own firewall or over a secure virtual private network. We believe the market for real-time infrastructure software will expand to the general Internet in the future, and we intend to become a leading provider of software for this purpose. We are investing in research and development to provide our products with enhanced capabilities to meet the security and scalability challenges of distributing data over the Internet for applications such as video streaming, distance learning, financial market data distribution and software distribution. We are also focusing additional sales and marketing resources on the Internet infrastructure software market.

     Expand Our Distribution Channels. We intend to augment our direct sales effort by creating reseller relationships with leading systems and business-to-business integration companies, professional services organizations and enterprise application integration vendors. We believe that these companies will provide us additional customer relationships, offer us domain expertise in vertical markets, and act as indirect sales channels for our products.

     Promote Market Awareness of Our Company and Our Products. We plan to significantly increase our investments in expanding our marketing organization and building greater awareness of our brand. We intend to invest in a focused marketing program, which includes educational seminars, advertising, direct mail, public relations activities and trade shows, in order to promote overall awareness of our company and our products.

TECHNOLOGY

     Our technology was originally created more than a decade ago and has been further developed over the past ten years. It originally served as the real-time infrastructure for a number of demanding, high-performance aerospace applications, including network management, satellite operations, launch control systems, large-scale integration and test, and other command and control applications. Almost all of these systems were mission or life-critical, requiring the highest levels of performance and reliability. Today, our technology is used in a variety of demanding, high-performance environments, including financial exchanges, telecommunications and e-commerce applications.

     Our infrastructure software enables organizations to communicate and deliver mission-critical information reliably across extended computer networks in real time. Using software "engines," or small, efficient software processes that can be embedded on computers, our infrastructure software can be used to create what is known in the industry as a "virtual cloud," or network of computers embedded with our software engines. Any application operating within a virtual cloud is able to deliver information quickly, reliably and efficiently to any other application within this cloud. Our software engines are designed to route and deliver information automatically to any application within a cloud that has subscribed to this information, even if the application, or subscriber, requesting the information uses a different platform or protocol than the application sending the information. In the event of a system or network failure, our software engines are designed to route information dynamically around failures or blocked paths, minimizing service interruptions or delays. If an application is unable to receive requested information when it is initially delivered, our engines are able to store the requested information and deliver it at a later time. Furthermore, our infrastructure software is highly scalable because it is built upon an architecture and global naming scheme similar to that used by the Internet. Our software automatically partitions workload among the various engines that are present in a cloud and allows organizations to expand an existing cloud simply by adding additional engines. In addition, our software can be used to connect multiple clouds and form larger clouds, facilitating reliable, real-time information exchange across local area networks and wide area networks, including the Internet.

     Our technology resides in the following three layers of software:

     - Messaging. Our messaging software enables reliable, real-time delivery of information between applications on a network.

     - Protocols. In addition to operating with industry standard protocols such as TCP/IP, the Internet protocol for one-to-one communication, our implementation of reliable multicast protocols enables information to be delivered to applications throughout a network in a highly efficient and reliable manner.

     - Monitoring and Management. Our monitoring and management tools allow organizations to manage applications across an extended network and ensure reliable operations.

     Messaging. Our messaging technology is the core of our infrastructure software and the layer most visible to customers. It enables organizations to integrate diverse computer applications by connecting each application to a network through a single interface, instead of directly linking each application to all other applications. Applications operating within a network of that type communicate by exchanging messages, or "packets" of data, which can contain many different forms of information, including audio, video, file, HTML, XML, database records, text, numbers and structures. Our technology supports many different types of messages, including self-describing messages. A self-describing message enables applications to communicate independently of the structure of the message, which facilitates real-time information exchange between heterogeneous applications. The messages are routed through our software engines located throughout the network and reliably delivered to the appropriate applications. Our messaging technology also supports a wide range of communication models used in organizations for delivery of the messages, including:

     - Publish-subscribe, where information is automatically delivered to applications that have previously expressed an interest in that type of information when it becomes available;

     - Queuing, where information is placed in persistent storage until an application, or another queue, is ready to accept the information;

     - Peer-to-peer, where a message is passed directly between two applications; and

     - Request-reply, where information is requested and a result is returned.

     Protocols. A network protocol determines how applications communicate with each other across a computer network. The performance of a computer network depends in part upon the protocols used by the network. We use TCP/IP, the standard Internet protocol for one-to-one, or unicast, communication. We also provide reliable multicast protocols that enable networks to manage and use existing bandwidth more efficiently. Multicast allows information requested by several applications to be sent only once, rather than as separate messages to each application, reducing the complexity and cost of information distribution within an organization. In addition, our multicast protocols can improve reliability of the multicast capabilities embedded in substantially all network routers and switches manufactured in the last several years.

     Monitoring and Management. Using intuitive graphical user interfaces, our technology can be configured to monitor system and application parameters in local or wide area networks, including the Internet. This technology enables users to monitor, configure, administer and operate large-scale systems built upon our infrastructure software and ensure reliable operation.

PRODUCTS

     Our three layers of technology are embodied in our software products, which include the following.

Messaging Infrastructure Products

     We currently offer two messaging infrastructure products.

     - SmartSockets, our flagship product, facilitates selective information delivery by enabling messages to be delivered automatically only to interested applications, also called "subscribers." SmartSockets supports publish-subscribe, request-reply and peer-to-peer messaging. SmartSockets uses both the networking protocols of the Internet and reliable multicast to provide highly efficient one-to-one, one-to-many and many-to-many communications. SmartSockets can operate over virtually any network type, including the Internet and wireless networks. This product also offers a variety of services that complement the messaging function, such as fault tolerance, guaranteed message delivery, data encryption, authentication, load balancing and data translation. SmartSockets provides efficient networking and high

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

scalability, and can be embedded in the products of independent software vendors as well as an organization's existing information system.

     - MQexpress is a message queuing product that provides complementary functionality to SmartSockets. MQexpress enables a system to store messages and facilitates backup and audit capabilities. This product is designed for use in applications where transactions, in addition to being processed in real time, must be available to be processed if a system fails, and be subject to verification and audit. MQexpress is tightly integrated with SmartSockets and thus facilitates a seamless integration of the queuing and publish-subscribe communication models. It can also interoperate with IBM's MQSeries message queuing product, allowing companies to leverage their investment in legacy systems.

     Both of these products also include development functionality that our customers use to permit our products to interface with their software applications.

     Our messaging infrastructure products use both unicast and multicast protocols. Our messaging products can be accessed through a variety of platforms, programming interfaces such as C, C++, Java and ActiveX, and operating systems such as Windows, UNIX, Linux, MVS, OpenVMS, VxWorks and IBM mainframes. This cross platform support allows for intercommunication among all of these platforms, programming interfaces and operating systems. For example, the following three processes would be able to communicate directly: a Java process on Linux, an ActiveX process on Windows NT, and an MVS process written in C.

Protocols

     We currently offer two implementations of reliable multicast protocols.

     - RMTP-II, the Reliable Multicast Transport Protocol II, is a real-time, reliable multicast protocol derived from work initially done at Bell Laboratories and later refined by GlobalCast Communications, which we acquired in September 1999. RMTP-II reliably and efficiently sends data from a few senders to large groups of simultaneous recipients. Similar to the Transmission Control Protocol, it provides real-time, streaming delivery of information, with confirmation when the information has been delivered to all recipients. It can be deployed in a wide range of network types, including satellite, wireless, Internet and enterprise networks. It achieves scalability through the use of server software, which can be deployed on a small number of hosts in the network.

     - PGM is a real-time, reliable multicast protocol that was originally specified by Cisco Systems. PGM is a simpler protocol than RMTP-II and requires less configuration. PGM is intended as a protocol for multicast applications with more basic reliability requirements, as well as situations where control load or infrastructure adjustments may be issues that make RMTP-II less desirable. PGM may be deployed in the same range of network types as RMTP-II and is targeted primarily at satellite and enterprise networks. PGM is an automatically configuring protocol that achieves high scalability through the use of PGM-assisting software installed in the routers in a network.

Monitoring and Management Tools

     We offer two different products to monitor and manage networked applications utilizing our messaging infrastructure products.

     - RTmonitor facilitates the monitoring and management of applications utilizing SmartSockets. Through an easy-to-use graphical interface, RTmonitor can be configured to monitor system and application parameters across both local and wide area networks. System events are viewed through a display application that can operate anywhere on the network and in multiple locations simultaneously without any change in system configuration.

     - MQadmin is a Web-based graphical tool for administering and managing MQexpress. MQadmin allows users to observe and manage all the deployed message queues from a centralized location. Users can create, browse, configure, back up and restore queues from any machine in the network capable of running a Web browser.

MAINTENANCE AND SUPPORT

     We offer an array of software maintenance and support services to our customers. Our support organization provides services 24 hours a day, seven days a week. We have a worldwide support organization with key operations centers in Los Altos, California, Warrenville, Illinois and London, England. These centers provide the infrastructure for our around-the-clock call centers and hotline support. As of March 31, 2000, we had 10 employees involved in our support and maintenance services, some of whom we also employed in our engineering and professional services groups.

     We offer a range of maintenance support packages that allow our customers to choose the level of support that fits their needs and budgets. Our maintenance programs entitle our customers to receive updates and new versions of our software, as well as to on-site support that is charged on a time and materials basis. In addition, customers are able to receive support online over the Internet, including entering and tracking inquiries, downloading new versions of our software and accessing our online knowledge base.

PROFESSIONAL SERVICES AND TRAINING

     Our professional services organization offers a wide range of consulting services, including systems planning, architecture and design, custom development and systems integration for the rapid deployment of our products. We offer professional services with the initial deployment of our products, as well as on an ongoing basis to address the continuing needs of our customers. Our professional services staff is located in five offices in the United States and an office in London, England, enabling us to perform installations and respond to customer demands rapidly across the Americas and Europe. As of March 31, 2000, our professional services group consisted of 18 employees, 11 of whom joined us in connection with our acquisition of WhiteBarn in March 2000. These individuals have expertise in the e-business, financial services and telecommunications industries. Many of our professional service employees have advanced degrees and/or substantial industry expertise in network architecture and design, as well as in networking protocols, including TCP/IP and reliable multicast.

     We provide training for customer personnel at our main office as well as at customer locations. We also develop custom education programs to address the specific needs of individual customers and partners.

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

CUSTOMERS


     As of March 31, 2000, we had licensed our software to over 300 customers. Our customers include medium to large-sized businesses from a variety of industries, including financial services, networking, satellite communications, securities and energy exchanges, telecommunications and transportation, as well as independent software vendors. The following is a list of our customers that have accounted for at least $100,000 of total revenue from October 1, 1997 to March 31, 2000, the beginning of the first full fiscal year following the strategic decision to focus on our infrastructure software product line. Collectively, the customers in this list accounted for more than 80% of our total revenue during this period.


FINANCIAL SERVICES                            SECURITIES AND ENERGY EXCHANGES
The Arbitrage Group                           Avtec
Bear Stearns                                  California ISO
Credit Suisse First Boston                    Chicago Board Options Exchange
D.E. Shaw & Company                           LIMITrader Securities
Jardine Fleming                               LN Holdings
QV Trading Systems                            Philadelphia Stock Exchange
USAA                                          Primex Trading
INDEPENDENT SOFTWARE VENDORS                  SIAC (New York Stock Exchange)
Aspect Communications                         TELECOMMUNICATIONS
BMC Software                                  British Telecom
Micromuse                                     Hewlett-Packard
NetGravity/DoubleClick                        Mach
Novell                                        MCI WorldCom
NETWORKING                                    Motorola
Cisco Systems                                 Sprint
Lucent Technologies                           TeraBridge
Nortel Networks                               TRANSPORTATION
Tekelec                                       CalTrans
SATELLITE COMMUNICATIONS                      Georgia Department of Transportation
Jet Propulsion Laboratories                   Southwest Airlines
Lockheed Martin                               OTHER
Raytheon Systems                              ICL Retail Systems
Sandia National Laboratories                  Impact Sciences
Space Imaging                                 The Kinetic Group
Storm Control/L3                              KMT Semiconductor
TRW                                           Micron Technology
U.S. Air Force                                MindSpring
                                              Scientific Computers
                                              Unitechnic

CUSTOMER CASE STUDIES

     The following case studies illustrate how some of our customers are using our real-time software infrastructure:

MCI WorldCom: Monitoring Over 150 Million Telephone Calls per Day

     MCI WorldCom is a global communications company with operations in more than 65 countries. MCI WorldCom provides facilities-based and fully-integrated local, long distance, international and Internet services.

     Challenge. To minimize the cost of fraudulent calling, MCI WorldCom needed to create automated systems to detect fraud in real time. Reducing fraud meant identifying fraudulent call patterns and responding to potentially fraudulent calls as quickly as possible. MCI WorldCom needed a system that could monitor large volumes of calls in real time and operate 24 hours a day, seven days a week. Given the size and complexity of this problem, the system needed to run on multiple servers over MCI WorldCom's large private network.

     Solution. MCI WorldCom selected SmartSockets as the real-time infrastructure for SHERIFF, its sophisticated fraud detection system. SHERIFF provides continuous monitoring capabilities across three countries and multiple service offerings, including cellular, credit card and long distance calling. By exploiting the high performance and high throughput characteristics of the SmartSockets infrastructure, SHERIFF efficiently monitors over 150 million call records each day in real time and detects potentially fraudulent calling patterns, resulting in a substantially lower percentage of fraudulent calls. In addition, SmartSockets' load balancing feature enables SHERIFF to be deployed across multiple servers so that it can scale as volume increases.

Philadelphia Stock Exchange (PHLX): Processing Over 10,000 Messages per Second

     PHLX was founded in 1790 and is the oldest securities exchange in the United States. More than 950 equity options and 11 sectors index options are traded on PHLX.

     Challenge. Like other financial exchanges, PHLX is experiencing rapid growth in the number of financial instruments traded, the volume of trades and the number of traders. In addition, it expects the adoption of decimalization and a potential increase in the length of the trading day to cause a significant increase in the volume of trading data. To support this growth, PHLX needed a platform-independent infrastructure that would enable it to take advantage of the latest advances in hardware and software.

     Solution. PHLX selected SmartSockets as its real-time infrastructure software. Today, PHLX can handle over 10,000 messages per second using our infrastructure products. Every options order, trade and quote on the exchange flows through our infrastructure. PHLX expects that the volume of trading data it needs to process will increase significantly over the next 18 months and SmartSockets provides a scalable platform on which to build.

LIMITrader Securities: Internet Bond Trading

     LIMITrader Securities is a fully automated online trading and execution system for corporate bonds. The system currently is available to qualified institutional investors and offers enhanced price discovery, increased anonymity and lower transaction costs.

     Challenge. LIMITrader wanted to rapidly deploy its electronic trading system to completely automate the trading conventions of the bond market, including the ability to trade anonymously online in real time. Furthermore, because of the high dollar value of institutional transactions, LIMITrader's system needed to be highly reliable and secure.

     Solution. LIMITrader is using SmartSockets as its software infrastructure to link its trading partners together in real time, as well as to provide a platform for processing multi-million dollar bond trades over the Internet. SmartSockets enabled LIMITrader to implement its system in a short time, while providing room to scale as the volume of users increases.

Southwest Airlines

     Southwest Airlines, the fourth largest domestic carrier in terms of customers boarded, currently serves 56 cities in 29 states. Based in Dallas, Southwest currently operates more than 2,600 flights a day with a fleet of more than 300 Boeing 737s.

     Challenge. To help control and manage its fleet of aircraft, and dispatch each individual flight, Southwest Airlines built Southwest Airlines Integrated Flight Tracking system, or SWIFT. The SWIFT system relies heavily on messaging. Originally Southwest Airlines accomplished its messaging by using internally developed applications. As the SWIFT system grew, and as dependence on SWIFT increased, Southwest Airlines developers needed to find a messaging product that could be easily integrated into SWIFT and that would allow SWIFT to scale with expected fleet growth over the coming years.

     Solution. After an extensive evaluation of real-time infrastructure products, Southwest Airlines chose Talarian's SmartSockets as the solution for SWIFT. The decision was based on SmartSockets' simple application programming interface, which made it easy to implement and deploy, and SmartSockets' publish-subscribe architecture. Today, Southwest Airlines uses SmartSockets as the transport mechanism for distributing real-time updates regarding its planes and their flight schedules. Additionally, Southwest Airlines has expanded their use of SmartSockets to include processing and distribution of real-time weather updates.

STRATEGIC RELATIONSHIPS

     We have entered into strategic relationships that we expect to be integral to proliferating our software infrastructure and developing and implementing our products. The establishment of additional strategic relationships is an important part of our strategy. Our strategic relationships include the following:

Nortel Networks

     Nortel Networks is a major global supplier of telephone, data, e-business and wireless products for the Internet. Nortel Networks had revenues of $21.3 billion in 1999 and serves carrier, service provider and enterprise customers globally.

     In February 2000, we entered into agreements with Nortel Networks that included the following strategic arrangements:

     - Investment. Nortel Networks made an equity investment of $10.0 million in us. After this offering, Nortel Networks will own approximately 8.3% of our common stock.

     - Board participation. Paul D. Callahan, a Vice President of Nortel Networks, was appointed to our board of directors.

     - Development. We agreed to negotiate a joint development agreement with Nortel Networks that would involve optimization of our software infrastructure, including reliable multicast protocols, on Nortel Networks' networking equipment. There can be no assurance that we will be able to reach agreement with Nortel Networks on these development projects. We also agreed to restrictions on our ability to collaborate with specified third parties in research and development efforts until February 2001.

     - Marketing. We and Nortel Networks agreed to engage in specified joint marketing of our product lines with a focus on promotion within the financial industry. The agreement includes a preferred marketing arrangement that limits the ability of each of us to enter into marketing arrangements with specified third parties until February 2001.

     Nortel is under no obligation to license any of our software. However, we believe that optimizing our software for Nortel equipment, and entering into joint marketing activities with Nortel, will provide us with better access, and improve our ability to license our software, to Nortel's substantial customer base. We believe that this will result in a further proliferation of our technology and enable us to further penetrate the financial, telecommunication and e-business markets.

Novell

     Novell is a major provider of directory service software that secures and manages all major types of networks, including the Internet, intranets and extranets, across leading operating systems. Novell had fiscal year 1999 revenues of $1.3 billion and serves small, medium and large businesses.

     In September 1999, we entered into a license agreement with Novell, which was amended in June 2000. The major provisions of the license agreement are as follows:

     - Product License. We granted Novell a non-exclusive, perpetual, worldwide, fully-paid license to use, copy and modify SmartSockets, and to distribute and sublicense SmartSockets, in connection with products distributed by Novell currently or in the future. This license enables Novell to develop and provide its customers with SmartSockets' full functionality within Novell products. Novell's rights extend to upgrades to SmartSockets, and Novell has elected in connection with the amendment to have this license apply to MQexpress, which election was made without payment by Novell of an additional fee.

     - Third-Party Development Rights. We also granted Novell a non-exclusive, perpetual, worldwide, fully-paid license to separately distribute and sublicense to third parties a version of SmartSockets with limited development capabilities. The development capabilities would permit Novell third-party developers to use our software to create limited communication capabilities between non-Novell products.

     - Marketing. We and Novell agreed to undertake specified joint marketing activities.

     The license rights granted to Novell include the right to use and modify our source code, and to sublicense the source code under specified circumstances.

     In consideration for the license we granted to Novell, they paid us a one-time license fee, and agreed to pay annual maintenance fees during the term of the agreement. The agreement has a term of two years and automatically renews for additional one-year periods unless terminated by either party on 90 days' advance notice. Additionally, Novell may terminate the agreement without cause at any time on 90 days' advance notice to us. We are not entitled to ongoing royalties.

     We believe that embedding our messaging products within Novell's products will help to proliferate our technology. For example, Novell has announced its intention to embed our messaging products within the next version of Novell Directory Service, the current version of which we believe is managing 51 million desktops worldwide. We also believe that the development rights that Novell may make available to third parties will result in wider use of our technology and additional licenses of our products. However, Novell is not obligated to embed our products within the next version of Novell Directory Service, nor to distribute a version of our software with limited development capabilities, and accordingly there can be no assurance that it will do so.

ACQUISITIONS

     We have recently completed two strategic acquisitions that have augmented our technology and provided us with additional consulting and development personnel in the reliable multicast area. We expect to continue to evaluate and pursue other acquisition opportunities in the future. Our acquisitions were as follows:

GlobalCast Communications

     We acquired substantially all of the assets of GlobalCast Communications, Inc., a Fremont, California-based company, in September 1999. GlobalCast was a provider of reliable multicast technology. Prior to our acquisition of GlobalCast, we had licensed a significant portion of GlobalCast's technology and had embedded it in our SmartSockets product. We believe that, at the time of the acquisition, GlobalCast was the only company to have commercially implemented both RMTP-II and PGM protocols and was a leader in the development of multicast technology. GlobalCast was also involved in the IETF reliable multicast standards process. As part of the GlobalCast acquisition, Brian D. Whetten, GlobalCast's Chief Technology Officer, joined us as our Chief Scientist.

     GlobalCast's primary product was based on RMTP-II technology. RMTP-II adds reliability and scalability to multicast. RMTP-II was developed by GlobalCast over a three-year period in conjunction with Lucent Technologies and academic experts, and was first sold by GlobalCast in 1998. GlobalCast had licensed some of the core algorithms of RMTP-II from Lucent, which has a patent on the technology. The license was assigned to us as a part of the acquisition of GlobalCast, and is exclusive until the earlier of July 25, 2000 or the acceptance of the RMTP-II protocol or a derivative thereof as a standard by the IETF. See "-- Intellectual Property and Other Rights."

     We are using the RMTP-II technology to further increase the scalability and efficiency of SmartSockets. We are also working with Lucent and Nortel to make RMTP-II based technology an IETF standard.

WhiteBarn

     We acquired WhiteBarn, Inc., a Warrenville, Illinois-based company, in March 2000. WhiteBarn is a software consulting and development company focused on reliable multicast and network protocols. The principals of WhiteBarn had been involved in the design and development of large scale trading systems and real-time data distribution since 1985. Prior to the acquisition, WhiteBarn was primarily engaged in consulting activities related to the implementation of reliable multicast. WhiteBarn had also developed a commercial implementation of PGM.

     We have maintained WhiteBarn's facility in Illinois and 13 WhiteBarn employees have joined us in connection with the acquisition. Mark G. Mahowald, the Chief Executive Officer of WhiteBarn, was appointed our Vice President, Multicast and Networking Technologies. We are using former WhiteBarn personnel primarily in consulting and product development activities related to reliable multicast, and we expect to enhance WhiteBarn's PGM implementation and embed this technology in our SmartSockets product. WhiteBarn had four customers that collectively accounted for 76% of its revenue and individually accounted for 33%, 16%, 15% and 12% of its revenue for the year ended December 31, 1999. We continue to provide consulting work for the two largest customers and the projects related to the two other customers have been completed.

SALES AND MARKETING

     We promote and license our software and sell our services primarily through a direct sales organization, and also indirectly through system integrators, foreign distributors, original equipment manufacturers and other resellers. As of March 31, 2000, we employed 25 sales and marketing personnel located in seven U.S. cities and in the United Kingdom and Germany. We plan to aggressively expand the size of our sales and marketing organizations, adding personnel focused on both direct and indirect sales channels. We plan to significantly expand our sales force and the market awareness of our company and our products.

     Our sales strategy targets industries, and organizations within those industries, that require high-speed, highly scalable messaging infrastructure for internal use or to integrate efficiently with their customers' and business partners' applications. Our sales team, which typically includes sales people, technical sales engineers and professional services personnel, works together with our customers' personnel to understand the needs and goals of the customer's particular application and its development and deployment environments. Customers are allowed to use a full working copy of our products on a limited-time basis in order to evaluate our products in their environment. The level of customer analysis, both technically and financially, results in a sales cycle that typically ranges between three and nine months. For larger opportunities with new customers, these cycles can be longer.

     We focus our marketing efforts on programs intended to attract potential customers and to increase awareness of and promote Talarian and its products and the benefits they provide. We use a variety of targeted marketing vehicles including industry analyst updates and communications, market data research, print advertising, trade shows and speaking engagements targeted toward the industries we serve, press relations, electronic customer newsletters and our Web site. We have developed collateral material for use by our direct and indirect sales organizations, including white papers, data sheets, customer case studies, and press releases and coverage.

RESEARCH AND DEVELOPMENT

     The computer software industry is characterized by rapid technological change and is highly competitive in regard to timely product innovation. Accordingly, we believe that our future success depends on our ability to enhance current products that meet a wide range of customer needs and to develop new products rapidly to attract new customers and provide additional products to existing customers. In particular, we believe we must continue to respond quickly to users' needs for high-speed, scalable, easy-to-implement infrastructure software to meet the increasing demands of applications being deployed in business-to-business e-commerce systems.

     We address the needs of current users through regularly scheduled maintenance and enhancement releases. Our product development organization is focused on enhancing the scalability, performance and ease-of-use of our products. The majority of the work performed by our research and development organization consists of adding new functionality and enhanced performance capabilities to our existing product line.

     In addition to our internal proprietary research and development, from time to time we license technologies from third parties to embed into our technology. Additionally, we are active participants in the IETF standards initiative for reliable Internet Protocol multicast. We are also contributing members of the International Middleware Association, Object Management Group, Securities Industry Middleware Council, Internet Protocol Multicast Initiative and Business Quality Messaging Forum.

     We have made, and will continue to make, substantial investments in research and development. Research and development expenses were $2.1 million, $2.4 million, $3.2 million and $1.9 million in fiscal 1997, 1998 and 1999 and the six months ended March 31, 2000. As of March 31, 2000, we had 22 employees divided into five groups: client, server, security and other service, quality assurance and documentation. We plan to continue increasing our investment in research and development for the foreseeable future. All of our software development costs have been expensed as incurred. While we have licensed externally-developed technology for integration into our products, most of our products and enhancements to those products have been developed internally. Additionally, we have in the past augmented our research and development efforts through the acquisitions of GlobalCast and WhiteBarn.

COMPETITION

     The market for our products is intensely competitive, relatively new, rapidly evolving and subject to rapid technological change. We believe that competition will become more intense in the future and may cause price reductions, reduced gross margins and loss of market share, any one of which could significantly reduce our future revenue. We most often compete against Tibco Software, a provider of infrastructure software products and services. Other current and potential competitors also include:

     EAI Vendors. We currently face competition from various enterprise application integration, or EAI, vendors, that offer some of the features of our products in their technology. These EAI vendors include Active Software and Vitria.

     Infrastructure Software Providers. We face potential competition from various infrastructure software providers including IBM, Microsoft and BEA. Currently, their products do not generally offer the performance and scalability of our infrastructure software and therefore do not directly compete with our products. In the future, infrastructure software providers may add functionality to their products that would enable them to compete directly with us.

     Operating System Software Vendors. Vendors of widely used operating system software, including Microsoft and Sun Microsystems, may integrate real-time infrastructure functionality into future versions of their operating system software or introduce directly competing infrastructure functionality. Microsoft has announced its intention to introduce products that may compete with some aspects of our product. If Microsoft or other vendors are able to incorporate infrastructure functionality successfully into future versions of their operating system software or introduce competing products, we may not be able to compete effectively and may not be able to obtain or may lose market share.

     IT Departments. We currently face competition from the information technology departments of potential customers, which have developed or may develop systems that provide for some or all of the functionality of our SmartSockets software and related products. It is often difficult for us to sell our product to a potential customer that has already invested heavily in a system that our products are intended to replace.

     We believe that customers in our industry make purchasing decisions primarily based on their perception of product performance, perception of the vendor and product price. We believe, based on discussions with customers and potential customers, and the results of testing, that the performance of our product is a significant competitive advantage for us. However, some of our competitors' products offer some features, such as a greater number of "adaptors" that facilitate connecting their products with third-party applications, and "business logic" that facilitates the routing and delivery of information in a manner different than is used by our products, that provides them with an advantage with some customers. We also believe that perception of the vendor is currently often an advantage for our competitors, as they are generally larger with substantially more resources and name recognition. We believe that the resources provided to us from this offering will permit us to significantly improve the perception and recognition of our company, although there can be no assurance of this.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

     Our success is highly dependent upon our proprietary software technology, our trademarks and brand names, and the goodwill associated them. We rely primarily on a combination of copyright, trademark, patent and trade secret laws, contractual provisions, confidentiality agreements with employees and third parties, and other similar measures to protect our proprietary information and intellectual property. We have registered "SmartSockets" as our trademark in the United States, and have applied to register Talarian and GlobalCast in the United States. We claim as common law trademarks the terms "Talarian," "GlobalCast," and "WhiteBarn," the Talarian logo, and our product names "RMTP-II," "PGM," "RTmonitor," "MQadmin" and "MQexpress." As of the date of this prospectus, we do not own any issued patents, although we have four patent applications pending before the U.S. Patent and Trademark Office involving message transfer. We cannot predict when or whether we will receive any patents with respect to any of these applications.

     We enter into confidentiality agreements with our employees, consultants, distributors, partners and customers, and limit access to our software, documentation and other proprietary information. Additionally each customer, partner and/or distributor enters into a license agreement, in the form of a signed license agreement or a shrink-wrap form of agreement embedded within our software, with respect to our software, documentation and other intellectual property. A small number of our license agreements contain provisions allowing access to our source code under limited circumstances. Despite our efforts to protect our intellectual property, unauthorized third parties may attempt to copy or obtain the use of our technology. The unauthorized reproduction or misappropriation of our intellectual property could allow third parties to benefit from our technology without remuneration to us. In addition, as we intend to expand our operations internationally, effective copyright and trade secret protection may not be available, or may be limited, in some foreign countries. If we fail to protect our intellectual property and other proprietary rights, our business could be adversely affected.

     We do not believe that our products, trademarks or other proprietary rights infringe the proprietary rights of third parties. However, from time to time, we receive notices from third parties asserting that we have infringed their patents or other intellectual property rights. In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any claims of these types could be time-consuming, result in costly litigation, cause product shipment delays or lead us to enter into royalty or licensing agreements rather than disputing the merits of these claims. As the number of software products in the industry increases and the functionality of these products further overlaps, we believe that software developers may become increasingly subject to infringement claims. Any claims of these types, with or without merit, could be time-consuming and expensive to defend. An adverse outcome in litigation or similar proceedings could subject us to significant liabilities to third parties, require expenditure of significant resources to develop non-infringing technology, require disputed rights to be licensed from others, or require us to cease the marketing or use of the infringing products, any of which could have a material adverse effect on our business, operating results and financial condition.

     In 1989, we licensed technology from Lockheed that serves as the basis for many of our products. This license is fully paid and irrevocable.

     As part of our acquisition of GlobalCast, we acquired a license to a patent and other technology owned by Lucent Technologies related to RMTP multicast protocols. See "Business -- Acquisitions -- GlobalCast Communications." The license provides us with the right to use the licensed technology to create derivative works of the RMTP protocol, to incorporate the RMTP protocol or its derivatives into our products, and to distribute the RMTP protocol and/or its derivatives as stand-alone products or as bundled products. The licensed technology is currently used in our RMTP-II product.

     The Lucent license is exclusive until the earlier of July 25, 2000 or the acceptance of the RMTP protocol or a derivative thereof as a standard by the IETF. In consideration for the license, we issued Lucent 52,400 shares of our common stock and agreed to pay Lucent a royalty on any license of the RMTP protocol or its derivatives on a stand-alone basis. In addition, we have agreed to license to Lucent any derivatives of the RMTP protocol that we develop that provide multicast transport layer delivery of information as a primary function, at no charge until July 25, 2001, and at a significant discount from standard pricing after July 25, 2001. We have also agreed to license Lucent any of our products for internal use at a best end-user price. We may generally assign the Lucent license in connection with an acquisition, unless we are acquired by specified companies, in which case the license is not assignable.

EMPLOYEES

     As of March 31, 2000, we employed 82 people in Los Altos, California, in seven cities across the United States, and in London, England and Frankfurt, Germany. Of these employees:

     - 22 were engaged in research and development;

     - 25 in sales and marketing;

     - 23 in professional services and technical support; and

     - 12 in finance and other administrative departments.

     Six of our employees are located in Europe. None of our employees is subject to any collective bargaining agreements. We believe our employee relations are good.

LEGAL PROCEEDINGS

     From time to time, we have been subject to legal proceedings and claims in the ordinary course of business. We are not currently involved in any material legal proceedings.

FACILITIES

     We lease approximately 16,000 square feet in a single office building located in Los Altos, California under a lease that expires in May 2005. We lease a total of approximately 13,000 square feet in a single office building in Warrenville, Illinois under a lease that expires in December 2005. We also lease office space in London, England and in various cities in the United States and internationally to support our sales and marketing personnel worldwide. These facilities are generally leased on a month-to-month basis or have terms that end in 12 months or less. We intend to expand our operations significantly and therefore may require additional facilities in the future.

                                   MANAGEMENT

     The following table presents information concerning our executive officers, directors and a key employee:

                 NAME                   AGE                       POSITION
                 ----                   ---                       --------
EXECUTIVE OFFICERS AND DIRECTORS:
  Paul A. Larson......................  48     President, Chief Executive Officer and
                                               Director
  Michael A. Morgan...................  38     Vice President, Finance and Administration and
                                                 Chief Financial Officer
  Thomas J. Laffey....................  45     Vice President, Chief Technical Officer,
                                                 Secretary and Director
  Joseph Addiego......................  44     Senior Vice President, Sales and Marketing
  Rodney S. Arbaugh...................  43     Vice President, Professional Services
  Steven M. Gimnicher.................  45     Vice President, Product Development
  Mark G. Mahowald....................  41     Vice President, Multicast and Networking
                                                 Technologies
  Carl R. Schulenburg.................  44     Vice President, Sales
  Paul D. Callahan....................  51     Director
  David I. Caplan.....................  70     Director
  David E. Gold.......................  56     Director
  Brian T. Horey......................  40     Director
  Richard A. Nortz....................  55     Director

KEY EMPLOYEE:
  Brian D. Whetten....................  29     Chief Scientist

     PAUL A. LARSON has served as our President and Chief Executive Officer and as a member of our board of directors since January 1997. From November 1992 to January 1997, Mr. Larson was our Vice President, Sales. From August 1985 to October 1992, he held various sales and marketing positions, including European sales manager and North American sales manager, with Integrated Systems, Inc., a design automation company. From February 1977 to July 1985, Mr. Larson held various field sales and technical positions with Scientific Atlanta, Inc., a cable TV equipment supplier. Mr. Larson holds a B.S. degree in electrical engineering from the University of Minnesota.

     MICHAEL A. MORGAN has served as our Vice President, Finance and Administration and Chief Financial Officer since August 1999. From May 1991 to July 1999, Mr. Morgan served as Vice President, Finance and Administration, Chief Financial Officer and Secretary of Enlighten Software Solutions, Inc., a systems management software company. From October 1987 to April 1991, Mr. Morgan served in various positions at KPMG LLP, a public accounting firm. Mr. Morgan currently serves as a director of Enlighten Software Solutions, a position he has held since October 1991. Mr. Morgan holds a B.S. degree in business administration and accounting from San Jose State University and is a certified public accountant in California.

     THOMAS J. LAFFEY was a co-founder of Talarian and has served as our Vice President and Chief Technical Officer since October 1997, as our Secretary since March 1991 and as a member of our board of directors since February 1989. From February 1989 to September 1997, Mr. Laffey served as our Vice President, Engineering. From September 1982 to January 1989, Mr. Laffey was a research scientist with Lockheed Palo Alto Research Laboratories, where he was principal investigator of a project on real-time distributed systems. From 1977 to 1980, he was a senior programmer with General Motors Research Labs, where he performed research and development in artificial intelligence, computer graphics and simulation. Mr. Laffey holds a B.S. degree in mathematics from the University of Michigan and an M.S. degree in computer science from Virginia Polytechnic University.

     JOSEPH ADDIEGO has served as our Senior Vice President, Sales and Marketing since April 2000. From April 1986 to March 2000, Mr. Addiego held various sales, marketing and general management positions with Integrated Systems, Inc. and Wind River Systems (Integrated Systems, Inc., a publicly traded embedded systems software supplier, was acquired by Wind River Systems in February 2000). His positions included Vice President of Worldwide Sales and Services, Vice President of International Sales and Operations, Vice President of Marketing, and President of TakeFive Software, an Integrated Systems' subsidiary. Mr. Addiego has also held sales and engineering positions with AT&T and Hewlett-Packard. Mr. Addiego holds a B.Sc. degree in business administration from San Francisco State University.

     RODNEY S. ARBAUGH has served as our Vice President, Professional Services since April 2000. From February 1998 to March 2000, Mr. Arbaugh was our Vice President of Engineering. From May 1993 to January 1998, Mr. Arbaugh was Western Regional Consulting Manager at Mentor Graphics Corporation, a provider of electronic design automation software for systems and semiconductor companies. From October 1992 to April 1993, he was a Senior Software Consultant with Rational Software Corporation, a supplier of software development tools. From January 1981 to September 1992, he was a software development program manager with ESL Incorporated, a subsidiary of TRW, where he was responsible for the development of distributed, real-time command and control systems. Mr. Arbaugh holds a B.S. degree in electrical engineering from Seattle University and an M.S. degree in electrical engineering from Santa Clara University.

     STEVEN M. GIMNICHER has served as our Vice President, Product Development since March 2000. From August 1992 to February 2000, Mr. Gimnicher served in a variety of Vice President roles in the areas of marketing, engineering, customer service and professional services for Apertus Technologies and, since October 1997, Computer Network Technologies (after its October 1997 acquisition of Apertus), both publicly traded software companies. From 1988 to 1992, Mr. Gimnicher served as Vice President, Engineering for Interlink Computer Sciences. From 1985 to 1988, Mr. Gimnicher served in a variety of positions in a company he co-founded. From 1976 to 1985, Mr. Gimnicher served in several programming and programming management positions for Tymshare, Incorporated. Mr. Gimnicher holds a B.S. degree in computer science from the University of San Francisco.

     MARK G. MAHOWALD has served as our Vice President, Multicast and Networking Technologies since March 2000. From October 1995 to February 2000, Mr. Mahowald was President and Chief Executive Officer of WhiteBarn, Inc., a software development and network consulting company that we acquired in March 2000. From October 1998 to September 1995, he served in a variety of senior management positions including Vice President and Executive Vice President/General Manager at Lachman Technology Group (acquired by Legent Corporation), Lachman Technology Inc. and Lachman Associates, all software and networking protocol companies. From April 1985 to October 1988, he was Vice President of Advanced Development with Rich, Inc. and with Reuters (an acquirer of Rich, Inc.), a financial trading company. From June 1981 to March 1985 he was a member of the technical staff at Bell Laboratories, a telecommunications equipment supplier. Mr. Mahowald holds a B.S. degree in computer engineering from the University of Illinois and an M.S. degree in electrical and computer engineering from the University of Michigan.

     CARL R. SCHULENBURG has served as our Vice President, Sales since April 2000. From June 1999 to March 2000, Mr. Schulenburg was our Vice President of Sales and Marketing. From June 1998 to June 1999, he was Senior Vice President of Sales and Marketing at iNetra Technologies, an enterprise software company. From September 1983 to June 1998, he was North American Sales

Manager with Hewlett-Packard Company. Mr. Schulenburg holds a B.S. degree in aeronautical engineering and an M.B.A. degree from Purdue University.

     PAUL D. CALLAHAN has served as a member of our board of directors since February 2000. Mr. Callahan has been Vice President, Strategy and Technology Investments of Nortel Networks Inc., a network equipment manufacturer, since September 1998. From October 1997 to September 1998, he was Vice President, Strategy of Bay Networks, Inc., a network equipment company and subsidiary of Nortel Networks Inc. From January 1992 to October 1997, he was Group Director, Research of Forrester Research, Inc., an independent market research company. Mr. Callahan holds a B.A. degree in liberal arts from Hampshire College.

     DAVID I. CAPLAN has served as a member of our board of directors since October 1998. Mr. Caplan has been Chairman of Objectivity, Inc., a software company, since June 1992 and was its President and Chief Executive Officer from June 1992 to October 1996 and from October 1997 to the present. Mr. Caplan holds B.S. and M.S. degrees in mathematics from M.I.T. and an M.S. degree in electrical engineering from the University of Pennsylvania.

     DAVID E. GOLD has served as a member of our board of directors since March 1994. Mr. Gold has been a general partner of Indosuez Ventures, a venture capital firm, since its founding in 1985. Indosuez Ventures manages STF II, L.P., one of our principal stockholders. Mr. Gold serves on the boards of directors of several private companies. Mr. Gold holds a B.S. degree in electrical engineering and M.S. and Ph.D. degrees in computer science from the University of Illinois.

     BRIAN T. HOREY has served as a member of our board of directors since March 1992. Mr. Horey has been President of Equity Growth Management LLC, an investment management firm, since January 1999, a general partner of Allegra Partners III, L.P., a venture capital firm, since May 1995 and a general partner of LTOS II Partners, a venture capital firm, since July 1990. LTOS II Partners manages Lawrence, Tyrrell, Ortale & Smith II, L.P., one of our principal stockholders. He was also a general partner of Tontine Associates LLC, an investment management firm, from January 1998 to December 1998. He is also a co-founder and director of the New York New Media Association. Mr. Horey holds a B.A. degree in economics from Colgate University and an M.B.A. degree from Harvard University Graduate School of Business Administration.

     RICHARD A. NORTZ has served as a member of our board of directors since March 2000. Mr. Nortz has been Senior Vice President of Worldwide Sales at Novell, Inc., a network services software company, since May 2000 and was its Senior Vice President of Customer Services from October 1995 to May 2000. From August 1991 to September 1995, Mr. Nortz was Senior Vice President for the Worldwide Customer Service Business of Wang Laboratories, a computer hardware manufacturer, and from 1973 to 1991 he was employed by Digital Equipment Corporation, where his last position was Vice President of the 11,000-person U.S. Customer Service Business. He also serves on the board of directors of the Computing Technology Industry Association. Mr. Nortz has attended the Harvard University Advanced Management Program as well as the University of Pittsburgh Executive Management Program.


     BRIAN D. WHETTEN has served as our Chief Scientist since February 1999. From June 1996 to February 1999, Mr. Whetten was with GlobalCast Communications, a privately held supplier of multicast software products, where he held positions including President, Founder and Chief Technical Officer, and Director. Mr. Whetten holds a B.S. degree in Computer Science Engineering and an M.S. degree in Computer Science, both from the University of Illinois at Urbana-Champaign.

BOARD COMPOSITION

     Our bylaws currently provide for a board of directors consisting of seven persons. All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Our current directors were elected pursuant to a voting agreement between us and some of our principal stockholders. The holders of our Series A preferred stock and our common stock, voting together, elected Messrs. Larson and Laffey to our board. The holders of our Series B preferred stock elected Mr. Horey to our board. The holders of our Series C preferred stock elected Mr. Gold to our board. The holders of our Series D preferred stock elected Mr. Callahan to our board. The holders of our common stock and our Series A preferred stock, Series B preferred stock and Series C preferred stock, voting together, elected Messrs. Caplan and Nortz to our board. Mr. Nortz was designated for election by GlobalCast Communications, Inc., a holder of 552,600 shares of our common stock, pursuant to the Asset Purchase Agreement dated September 30, 1999 between GlobalCast and us. Upon the closing of this offering, these board representation rights will terminate and no stockholders will have any special rights with respect to board representation.

     Following this offering, our Board of Directors will consist of seven directors divided into three classes, Class I, Class II and Class III, with staggered three-year terms. The Class I directors, initially Messrs. Caplan, Gold and Laffey, will stand for re-election or election at the 2001 annual meeting of stockholders. The Class II directors, initially Messrs. Callahan and Horey, will stand for re-election or election at the 2002 annual meeting of stockholders. The Class III directors, initially Messrs. Larson and Nortz, will stand for re-election or election at the 2003 annual meeting of stockholders. This classification of the board of directors may have the effect of delaying or preventing changes in our control or management. See "Description of Capital Stock -- Anti-Takeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws."

     Each officer serves at the discretion of our board of directors. Each of our officers and directors, other than nonemployee directors, devotes his or her full time to our affairs. Our nonemployee directors devote the amount of time necessary to discharge their duties to us. There are no family relationships among any of our directors or officers.

BOARD COMMITTEES

     Our board of directors has an audit committee and a compensation committee.

     The audit committee reviews and evaluates the independence and performance of our independent accountants and makes recommendations to the board of directors regarding the selection of the accountants, monitors the periodic reviews that are conducted by our independent accountants and management of the adequacy of our accounting and financial reporting processes and systems of internal control and reviews the results and scope of the audit provided by our independent accountants. Members of the audit committee are elected by the board and serve for one-year terms. The audit committee currently consists of Messrs. Caplan, Gold and Horey.

     The compensation committee reviews and makes recommendations regarding the compensation and benefits of all of our management. The committee also administers our 1991 Stock Option Plan, 1998 Equity Incentive Plan, 2000 Equity Incentive Plan and 2000 Employee Stock Purchase Plan. Members of our compensation committee are elected by the board of directors and serve a one-year term. The compensation committee currently consists of Messrs. Caplan, Horey and Nortz.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

     Other than reimbursement for travel expenses related to board meeting attendance and the grant of stock options, our directors are not compensated for their services as directors. Directors have been eligible to participate in our 1991 Stock Option Plan and our 1998 Equity Incentive Plan.

     In September 1998, we granted Mr. Caplan a nonqualified option to purchase 120,000 shares of our common stock at an exercise price of $0.15 per share. In March 1999, Mr. Caplan exercised this option in full. The shares received upon exercise vest over a four-year period. As of March 31, 2000, 75,000 of the shares issued to Mr. Caplan were unvested and subject to repurchase by us upon termination of Mr. Caplan's board service. In March 2000, we granted Mr. Nortz a nonqualified option to purchase 25,000 shares of our common stock at an exercise price of $3.18 per share. This option vests over a four-year period. Mr. Caplan's shares and Mr. Nortz's option automatically vest as to an additional 50% of the unvested shares if we are acquired.

     Each director will be eligible to participate in our 2000 Equity Incentive Plan. Under this plan, option grants to directors who are not our employees, or employees of a parent, subsidiary or affiliate of ours, will be automatic and non-discretionary. Each non-employee director who is a member of our board of directors before the date of this offering and who has not not received a prior option grant will receive an option to purchase 20,000 shares of our common stock effective upon the offering. Each non-employee director who becomes a member of our board of directors on or after the date of this offering will be granted an option to purchase 20,000 shares of our common stock as of the date that director joins the board. Immediately after each annual meeting of our stockholders, each non-employee director will automatically be granted an additional option to purchase 10,000 shares of our common stock; provided, however, if less than ten months has passed since the last option granted to that director, then the number of shares subject to the option granted after the annual meeting will be equal to 10,000 multiplied by a fraction, the numerator of which is the number of days that have elapsed since the last option grant to that director and the denominator of which is 365 days.

     Each option will have an exercise price equal to the fair market value of our common stock on the date of grant. The options will have ten-year terms and will terminate three months after the date the director ceases to be a director or consultant or 12 months if the termination is due to death or disability. All options granted to non-employee directors will vest over a four-year period at a rate of 25% of the total shares granted on the first anniversary of the date of grant, and 2.083% of the total shares granted at the end of each full succeeding month thereafter, so long as the non-employee director continuously remains our director or consultant. In the event of our dissolution or liquidation or a "change in control" transaction, options granted to our non-employee directors under the plan will become 100% vested and exercisable in full.

EXECUTIVE COMPENSATION

     The following table shows all compensation awarded to, earned by or paid for services rendered to Talarian in all capacities during our fiscal year ended September 30, 1999 by our Chief Executive Officer and each other executive officer whose salary and bonus for fiscal 1999 equaled or exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                                              ----------------
                                                                                   AWARDS
                                                              ANNUAL          ----------------
                                                           COMPENSATION       SHARES OF COMMON
                                                       --------------------   STOCK UNDERLYING
             NAME AND PRINCIPAL POSITION               SALARY($)   BONUS($)      OPTIONS(#)
             ---------------------------               ---------   --------   ----------------
Paul A. Larson.......................................  $150,000    $22,758             --
  President and Chief Executive Officer
Thomas J. Laffey.....................................  $139,000    $12,123             --
  Vice President and
     Chief Technical Officer
Rodney S. Arbaugh....................................  $136,587    $36,567         50,000
  Vice President, Engineering

     Carl R. Schulenburg, our Vice President, Sales, was hired in June 1999 and, had he been employed for the entire year, would have earned a salary of $185,000. During the year ended September 30, 1999, Mr. Schulenburg was granted options to purchase an aggregate of 240,000 shares of common stock at an exercise price of $0.20 per share. Michael A. Morgan, our Vice President, Finance and Administration and Chief Financial Officer, was hired in August 1999 and, had he been employed for the entire year, would have earned a salary of $130,000. During the year ended September 30, 1999, Mr. Morgan was granted options to purchase an aggregate of 270,000 shares of common stock at an exercise price of $0.20 per share. Mark G. Mahowald, our Vice President, Multicast and Networking Technologies, was hired in March 2000 at an annual base salary of $157,500. Steven M. Gimnicher, our Vice President, Product Development, was hired in March 2000 at an annual base salary of $170,000. Joseph Addiego, our Senior Vice President, Sales and Marketing, was hired in April 2000 at an annual base salary of $225,000.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table presents information about grants of stock options under our 1998 Equity Incentive Plan to the executive officers listed in the above Summary Compensation Table during the fiscal year ended September 30, 1999.

     Options granted under the 1998 Equity Incentive Plan are either incentive stock options or nonqualified stock options and generally vest and become exercisable with respect to 12.5% of the shares subject to the option on the six-month anniversary of the date of grant and with respect to an additional 2.083% of these shares each month thereafter, subject to acceleration in some instances upon changes in our control. Options expire ten years from the date of grant. Options are granted at an exercise price equal to the fair market value of our common stock, as determined by our board of directors, on the date of grant.

     Potential realizable values are calculated by:

     - Multiplying the number of shares of common stock subject to a given option by $13.00, which is the assumed initial public offering price;

     - Assuming that the amount derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire ten-year term of the option; and

     - Subtracting from that result the aggregate option exercise price.

The 5% and 10% assumed annual rates of stock price appreciation are required by the rules of the Securities and Exchange Commission and do not reflect our estimate or projection of future stock price growth.

     The percentage of total options granted to employees in the last fiscal year is based on options to purchase an aggregate of 1,080,500 shares of common stock granted to employees under the 1998 Equity Incentive Plan during the year ended September 30, 1999.

                                          INDIVIDUAL GRANTS
                         ----------------------------------------------------   POTENTIAL REALIZABLE VALUE
                         SHARES OF                                                AT ASSUMED ANNUAL RATES
                           COMMON      % OF TOTAL                                     OF STOCK PRICE
                           STOCK        OPTIONS                                   APPRECIATION FOR OPTION
                         UNDERLYING    GRANTED TO    EXERCISE OR                           TERM
                          OPTIONS     EMPLOYEES IN   BASE PRICE    EXPIRATION   ---------------------------
         NAME             GRANTED     FISCAL YEAR     PER SHARE       DATE           5%            10%
         ----            ----------   ------------   -----------   ----------   ------------   ------------
Paul A. Larson.........        --          --              --            --              --             --
Thomas J. Laffey.......        --          --              --            --              --             --
Rodney S. Arbaugh......    50,000         4.6%          $0.20       5/14/09      $1,048,781     $1,675,932

     In addition, after the end of our 1999 fiscal year, we granted stock options outside of our 1998 Equity Incentive Plan to our executive officers as follows: In December 1999, we granted Paul A. Larson, Thomas J. Laffey, Michael
A. Morgan, Rodney S. Arbaugh and Carl R. Schulenberg options to purchase 325,000, 125,000, 16,667, 66,666 and 16,667 shares of our common stock with an exercise price of $1.00 per share. In February 2000, we granted Steven M. Gimnicher an option to purchase 150,000 shares of our common stock, with an exercise price of $3.18 per share. In March 2000, we granted Mark G. Mahowald, Steven M. Gimnicher and Joseph Addiego options to purchase 15,000 shares, 25,000 shares and 340,000 shares of our common stock with an exercise price of $3.18 per share. All of the foregoing options were granted on terms, including vesting provisions, substantially identical to options granted under our 1998 Equity Incentive Plan. Also in March 2000, we assumed Mr. Mahowald's option to purchase shares of WhiteBarn common stock, granted pursuant to the 2000 WhiteBarn Equity Incentive Plan. This option was converted into an option to purchase 50,000 shares of Talarian stock at an exercise price of $3.18 per share.

FISCAL YEAR-END OPTION VALUES

     No executive officer named in the Summary Compensation Table above exercised an option during the year ended September 30, 1999. The following table shows the number of shares of common stock subject to exercisable and unexercisable stock options held as of September 30, 1999 by each of these executive officers. Also presented are values of "in-the-money" options, which represent the positive difference between the exercise price of each outstanding stock option and an assumed initial public offering price of $13.00 per share.

                                          NUMBER OF SHARES OF
                                        COMMON STOCK UNDERLYING           VALUE OF UNEXERCISED
                                          UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                                           AT FISCAL YEAR-END            AT FISCAL YEAR-END($)
                                      ----------------------------    ----------------------------
               NAME                   EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
               ----                   -----------    -------------    -----------    -------------
Paul A. Larson....................      259,124          71,876       $3,334,775      $  923,815
Thomas J. Laffey..................       48,791           5,209          628,916          67,144
Rodney S. Arbaugh.................       47,915         102,085          615,343       1,309,457

     In January 2000, Mr. Larson exercised options to purchase 331,000 shares of common stock, of which 131,000 shares were at an exercise price of $0.11 per share and 200,000 shares were at an exercise price of $0.15 per share; Mr. Arbaugh exercised options to purchase 100,000 shares of common stock at an exercise price of $0.15 per share; Mr. Morgan exercised options to purchase 210,000 shares of common stock at an exercise price of $0.20 per share; and Mr. Schulenburg exercised options to purchase 210,000 shares of common stock at an exercise price of $0.20 per share. As of March 31, 2000, 43,751 shares, 46,876 shares, 179,375 shares and 176,250 shares issued to Messrs. Larson, Arbaugh, Morgan and Schulenburg upon exercise of their stock options were subject to repurchase by us upon termination of their employment.


CHANGE OF CONTROL ARRANGEMENTS


     All of our executive officers are employed at-will. Our executive officers may resign or we may terminate their employment at any time. Our executive officers have entered into agreements with us providing for benefits if we are acquired. The agreements provide that, in the event we are acquired, 50% of the executive officer's unvested shares immediately vest. Further, if an executive officer's employment is terminated by Talarian or its successor, other than for cause, within the 60 days prior to or the 12 months after we are acquired, or if he terminates his employment because of an adverse and material change in compensation or duties, any remaining unvested shares will immediately vest. The agreements define "acquired" to mean a merger or consolidation of Talarian with or into another company in which Talarian's stockholders own less than a majority of the surviving corporation, a sale of substantially all of Talarian's assets or a sale of the majority of the voting power in Talarian.

EMPLOYEE BENEFIT PLANS AND OPTION GRANTS

1991 STOCK OPTION PLAN

     As of March 31, 2000, options to purchase 57,167 shares of our common stock were outstanding under our 1991 Stock Option Plan with a weighted average exercise price of $0.11 per share. No options have been granted under the 1991 plan since our 1998 Equity Incentive Plan became effective on September 29, 1998, and none will be granted under the 1991 Stock Option Plan in the future. Options outstanding under our 1991 Stock Option Plan, however, will remain outstanding and subject to our 1991 Stock Option Plan and related stock option agreements until exercise or until they terminate or expire by their terms. Options granted under our 1991 Stock Option Plan are subject to terms substantially similar to those described below with respect to options granted under our 2000 Equity Incentive Plan.

1998 EQUITY INCENTIVE PLAN

     As of March 31, 2000, options to purchase 684,995 shares of our common stock were outstanding under our 1998 Equity Incentive Plan and 1,051,773 shares of our common stock remained available for future option grants. The options outstanding as of March 31, 2000 had a weighted average exercise price of $1.29 per share. Our 2000 Equity Incentive Plan will become effective upon the date of this prospectus. No options will be granted under our 1998 Equity Incentive Plan after this offering. However, any outstanding options under our 1998 Equity Incentive Plan will remain outstanding and subject to our 1998 Equity Incentive Plan and related stock option agreements until exercise or until they terminate or expire by their terms. Options granted under our 1998 Equity Incentive Plan are subject to terms substantially similar to those described below with respect to options granted under our 2000 Equity Incentive Plan except that the 2000 Equity Incentive Plan provides for partial option acceleration of employee options if an employee is terminated in connection with an acquisition or other change of control transaction, or if his or her option is not assumed or substituted by the successor company.

NON PLAN GRANTS

     From December 1999 through March 2000, we granted options to purchase a total of 1,080,000 shares of our common stock, with a weighted average exercise price of $2.07, to a number of our officers outside of any option plan. As of March 31, 2000, all of these options remained outstanding. The terms of these grants are substantially identical to grants under our 2000 Equity Incentive Plan except that the 2000 Equity Incentive Plan provides for partial acceleration of employee options if an employee is terminated in connection with an acquisition or other change of control transaction, or if his or her option is not assumed or substituted by the successor company.

ABILITY TO EXERCISE EARLY

     In January 2000, we granted all option holders the one-time right to accelerate the exercise of their options. Shares purchased upon exercise of those options are restricted stock subject to a lapsing right to repurchase by us at their original exercise price on the same vesting schedule as the options.

WHITEBARN STOCK OPTION AND EQUITY INCENTIVE PLANS

     When we acquired WhiteBarn, we assumed all outstanding options to purchase shares under both the WhiteBarn Stock Option Plan and the 2000 WhiteBarn Equity Incentive Plan. Under our merger agreement with WhiteBarn, the outstanding options under the WhiteBarn Stock Option Plan were converted into options to purchase 71,783 shares of our common stock with a weighted average exercise price of $2.01 per share. As of March 31, 2000, options to purchase 20,225 shares at a weighted average exercise price of $3.19 per share remain outstanding under the WhiteBarn Stock Option Plan. The outstanding options under the 2000 WhiteBarn Equity Incentive Plan were converted into options to purchase 280,000 shares of our common stock with an exercise price of $3.18 per share, all of which remain outstanding as of March 31, 2000. No additional options have been or will be granted under either WhiteBarn plan. All options granted under the WhiteBarn Stock Option Plan have vested. Options granted under the 2000 WhiteBarn Equity Incentive Plan vest over four years and are subject to terms substantially similar to those described below with respect to our 2000 Equity Incentive Plan. The options outstanding under the WhiteBarn Stock Option Plan and 2000 WhiteBarn Equity Incentive Plan are in addition to the other option grants described above.

2000 EQUITY INCENTIVE PLAN

     In May 2000, our board of directors adopted, and in June 2000 our stockholders approved, the 2000 Equity Incentive Plan. The 2000 Equity Incentive Plan will become effective on the date of this prospectus and will serve as the successor to our 1998 Equity Incentive Plan. The 2000 Equity Incentive Plan authorizes the award of options, restricted stock and stock bonuses.

     The 2000 Equity Incentive Plan will be administered by the compensation committee of our board of directors, each member of which is an outside director as defined under applicable federal tax laws. The compensation committee will have the authority to interpret this plan and any agreement entered into under the plan, grant awards and make all other determinations for the administration of the plan.

     Our 2000 Equity Incentive Plan provides for the grant of both incentive stock options that qualify under Section 422 of the Internal Revenue Code and nonqualified stock options. The incentive stock options may be granted only to our employees or employees of any of our subsidiaries. The nonqualified stock options, and all awards other than incentive stock options, may be granted to our employees, officers, directors, consultants, independent contractors and advisors and those of any of our subsidiaries. However, consultants, independent contractors and advisors are only eligible to receive awards if they render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of the fair market value of our common stock on the date of grant. The exercise price of nonqualified stock options must be at least equal to 85% of the fair market value of our common stock on the date of grant.

     The maximum term of the options granted under our 2000 Equity Incentive Plan is ten years. The awards granted under this plan may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee. The compensation committee may allow exceptions to this restriction for awards that are not incentive stock options. Options granted under our 2000 Equity Incentive Plan generally expire three months after the termination of the optionee's service to us or to a parent or subsidiary of ours, or 12 months if the termination is due to death or disability. In the event of a liquidation, dissolution or change in control transaction, except for options granted to non-employee directors, the options may be assumed or substituted by the successor company. Except for options granted to non-employee directors, in the event these options are not assumed or substituted, or an optionee is terminated within one year from the date of a change in control transaction for any reason except for death, disability or cause, then the vesting of all outstanding options for that optionee will accelerate as to an additional 25% of the shares that are unvested as of the applicable date.

     We have reserved 3,000,000 shares of our common stock for issuance under the 2000 Equity Incentive Plan. The number of shares reserved for issuance under this plan will be increased by:

     - the number of shares of our common stock reserved under our 1998 Equity Incentive Plan and 1991 Stock Option Plan that are not issued or subject to outstanding grants on the date of this prospectus;

     - the number of shares of our common stock issued under our 1998 Equity Incentive Plan or our 1991 Stock Option Plan that are repurchased by us at the original purchase price; and

     - the number of shares of our common stock issuable upon exercise of options granted under our 1998 Equity Incentive Plan and 1991 Stock Option Plan that expire or become unexercisable without having been exercised in full at any time after this offering.

     In addition, under the terms of the 2000 Equity Incentive Plan, the number of shares of our common stock reserved for issuance under the plan will increase automatically on January 1 of each year commencing in 2001 by an amount equal to 5% of our total outstanding shares of common stock as of the immediately preceding December 31. Our board of directors or compensation committee may reduce the amount of the increase in any calendar year.

     Shares available for grant and issuance under our 2000 Equity Incentive Plan include:

     - shares of our common stock issuable upon exercise of an option granted under the plan that is terminated or cancelled before the option is exercised;

     - shares of our common stock issued upon exercise of any option granted under this plan that we repurchase at the original purchase price;

     - shares of our common stock subject to awards granted under this plan that are forfeited or repurchased by us at the original issue price; and

     - shares of our common stock subject to stock bonuses granted under this plan that otherwise terminate without shares being issued.

     During any calendar year, no person will be eligible to receive more than 1,000,000 shares, or 2,000,000 shares in the case of a new employee, under the 2000 Equity Incentive Plan. The 2000 Equity Incentive Plan will terminate in March 2010, unless it is terminated earlier by our board of directors.

2000 EMPLOYEE STOCK PURCHASE PLAN

     In May 2000, our board of directors adopted, and in June 2000 our stockholders approved, the 2000 Employee Stock Purchase Plan. The 2000 Employee Stock Purchase Plan will become effective on the first day on which price quotations are available for our common stock on the Nasdaq National Market. The employee stock purchase plan is designed to enable eligible employees to purchase shares of our common stock at a discount on a periodic basis through payroll deductions.

     Our compensation committee will administer the 2000 Employee Stock Purchase Plan. Our employees generally will be eligible to participate in this plan if they are employed by us, or a subsidiary of ours that we designate, for more than 20 hours per week and more than five months in a calendar year. Our employees are not eligible to participate in our 2000 Employee Stock Purchase Plan if they are 5% stockholders or would become 5% stockholders as a result of their participation in the plan. Under the 2000 Employee Stock Purchase Plan, eligible employees may acquire shares of our common stock through payroll deductions. Our eligible employees may select a rate of payroll deduction between 1% and 15% of their cash compensation. An employee's participation in this plan will end automatically upon termination of employment for any reason.

     No participant will be able to purchase shares having a fair market value of more than $25,000, determined as of the first day of the applicable offering period, for each calendar year in which the employee participates in the 2000 Employee Stock Purchase Plan. Except for the first offering period, each offering period will be for two years and will consist of four six-month purchase periods. The first offering period is expected to begin on the first day on which price quotations for our common stock are available on the Nasdaq National Market and the second offering period will begin on February 1, 2001. The first purchase period may be more or less than six months long. After that, the offering periods will begin on February 1 and August 1. The purchase price for shares of our common stock purchased under the 2000 Employee Stock Purchase Plan will be 85% of the lesser of the fair market value of our common stock on the first day of the applicable offering period or the last day of each purchase period. Our compensation committee will have the power to change the starting date of any later offering period, the purchase date of a purchase period and the duration of any offering period or purchase period without stockholder approval if this change is announced before the relevant offering period or purchase period. Our 2000 Employee Stock Purchase Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code.

     We have initially reserved 300,000 shares of our common stock for issuance under the 2000 Employee Stock Purchase Plan. The number of shares reserved for issuance under the plan will increase automatically on January 1 of each year, commencing in 2001, by an amount equal to 1% of our total outstanding shares as of the immediately preceding December 31. Our board of directors or compensation committee may reduce the amount of the increase in any particular year. The 2000 Employee Stock Purchase Plan will terminate in March 2010, unless it is terminated earlier by our board of directors.

401(k) PLAN

     We sponsor a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code, or a 401(k) Plan. Employees who are at least 21 years old are generally eligible to participate and may enter the 401(k) Plan as of the first day of any month. Participants may make pre-tax contributions to the plan of up to 15% of their eligible earnings, subject to a statutorily prescribed annual limit. Each participant is fully vested in his or her contributions and the investment earnings. We may make matching contributions on a discretionary basis to the 401(k) Plan but have not done so as of May 2000. Contributions by the participants or us to the plan, and the income earned on these contributions, are generally not taxable to the participants until withdrawn. Contributions by us, if any, are generally deductible by us when made. Participant and our contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND LIMITATION ON LIABILITY

     Our certificate of incorporation provides that our directors will not be liable to us or our stockholders for monetary damages for any breach of fiduciary duty, except to the extent otherwise required by the Delaware General Corporation Law.

     Our bylaws require us to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions. Our bylaws also require us to advance expenses, as incurred, to our directors and officers in connection with any legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions. These rights are not exclusive.


     In addition to the indemnification provisions contained in our bylaws, we have entered into indemnity agreements with each of our current directors and officers. These agreements will provide for the indemnification of our directors and officers for all expenses and liabilities incurred in connection with any action or proceeding brought against them because they are or were agents of Talarian. We also intend to obtain directors' and officers' insurance to cover our directors and officers for specific liabilities, including public securities matters. We believe that these indemnification provisions and agreements and this insurance are necessary to attract and retain qualified directors and officers.


     The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by Talarian is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

                           RELATED PARTY TRANSACTIONS

     Since October 1, 1996, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer or holder of more than 5% of our common stock had or will have an interest, other than as described where required under "Management" and the transactions described below.

ASSET ACQUISITION OF GLOBALCAST COMMUNICATIONS, INC.

     In September 1999, we acquired substantially all of the assets of GlobalCast in exchange for 552,600 shares of our common stock. Pursuant to our agreement with GlobalCast, Mr. Nortz was appointed to our board on March 17, 2000. Mr. Nortz is a Senior Vice President of Novell. We believe that Novell owns approximately 23% of the capital stock of GlobalCast. See "Business -- Acquisitions."

LICENSE AGREEMENT WITH NOVELL, INC.

     Also in September 1999, in a separate transaction unrelated to the GlobalCast acquisition, we entered into a license agreement with Novell, under which we have recognized revenue of $250,000 through March 31, 2000. For additional information about our relationship with Novell, see
"Business -- Strategic Relationships."

TRANSACTIONS WITH NORTEL NETWORKS INC.

     In February 2000, we sold 1,571,055 shares of our Series D convertible redeemable preferred stock at $6.36 per share to Nortel Networks for an aggregate purchase price of $10 million. In connection with that transaction, Paul D. Callahan, a Vice President of Nortel Networks, was appointed to our board of directors. Each share of Series D preferred stock will convert automatically into one share of common stock upon the consummation of this offering.

     In connection with Nortel Networks' investment in us, we also entered into the following agreements:

     - An Amended and Restated Investors Rights Agreement with Nortel Networks and the holders of our outstanding preferred stock, including Lawrence, Tyrell, Ortale and Smith II, L.P., STF II, L.P., Avalon Ventures and John
       E. Egbert, each of which beneficially owns more than five percent of our outstanding stock, among others. This agreement provides registration rights to these persons as described below in "Description of Capital Stock -- Registration Rights."

     - An Agreement with Nortel Networks pursuant to which we and Nortel Networks agreed to negotiate in good faith to enter into a joint development agreement that would involve optimization of our software infrastructure on Nortel Networks' networking equipment. In addition, we and Nortel Networks agreed to engage in specified joint marketing of our product lines, which arrangement includes a limit on the ability of each of us to enter into specified marketing arrangements with specified third parties until February 2001. We also agreed to a restriction on our ability to collaborate with specified third parties in research and development efforts until February 2001.

     In December 1993, we entered into a Value Added Reseller Agreement with Nortel Networks pursuant to which we granted Nortel Networks a non-exclusive, worldwide license to, with right to sublicense, our software to develop applications to be incorporated in specified Nortel Networks' products. The license is royalty bearing, and we have received $26,000, $30,000, $100,000 and $83,000 in royalties and maintenance and training fees in fiscal 1997, 1998 and 1999 and the first six months of fiscal 2000. The agreement has a term of ten years and automatically renews for one-year terms except in specified circumstances.

     For additional information about our relationship with Nortel Networks, see "Business -- Strategic Relationships."
                            ------------------------

     We believe that the terms of each of the transactions described above in this section were at least as fair to our company as we could have obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table presents information regarding the beneficial ownership of our common stock as of March 31, 2000, and as adjusted to reflect the sale of the shares in this offering, for:

     - each person or entity known by us to own beneficially more than five percent of our common stock;

     - each of the executive officers named in the Summary Compensation Table above;

     - each of our directors; and

     - all executive officers and directors as a group.

     The percentage of beneficial ownership for the following table is based on 14,855,053 shares of common stock outstanding as of March 31, 2000, assuming the conversion of all outstanding shares of our preferred stock into our common stock, and, as to the amounts in the "After Offering" column, 18,855,053 shares of our common stock issued in connection with this offering, assuming no exercise of the underwriters' over-allotment option.

     To our knowledge, except under applicable community property laws or as otherwise noted, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned. Unless otherwise indicated, each entity or person listed below maintains a mailing address of c/o Talarian Corporation, 333 Distel Circle, Los Altos, California 94022.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power and any shares of common stock that the stockholder has a right to acquire within 60 days after March 31, 2000 through the exercise of any option, warrant or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

                                                         NUMBER OF           PERCENT OF
                                                         SHARES OF       SHARES OUTSTANDING
                                                        COMMON STOCK    --------------------
                                                        BENEFICIALLY     BEFORE      AFTER
               NAME OF BENEFICIAL OWNER                    OWNED        OFFERING    OFFERING
               ------------------------                 ------------    --------    --------
  Brian T. Horey(1)...................................   2,455,727        16.5%       13.0%
     Lawrence, Tyrrell, Ortale and Smith II, L.P.
  Nortel Networks Inc.(2).............................   1,571,055        10.6         8.3
  David E. Gold(3)....................................   1,562,500        10.5         8.3
     STF II, L.P.
  Kevin J. Kinsella and John T. Hendrick(4)...........   1,057,554         7.1         5.6
     Avalon Ventures
  John E. Egbert(5)...................................     754,337         5.1         4.0
  Thomas J. Laffey(6).................................     548,583         3.7         2.9
  Paul A. Larson(7)...................................     371,625         2.5         2.0
  Rodney S. Arbaugh(8)................................     123,958           *           *
  David I. Caplan(9)..................................     120,000           *           *
  Paul D. Callahan(10)................................          --          --          --
  Richard A. Nortz(11)................................          --          --          --
  All executive officers and directors as a group (13
     persons)(12).....................................   5,846,185        39.0        30.8

-------------------------
 (1) Represents shares owned by Lawrence, Tyrrell, Ortale & Smith II, L.P., over which Mr. Horey, one of our directors, has shared voting and investment power. Mr. Horey disclaims any beneficial interest in these shares except to the extent of any individual interest in these shares. The address of Lawrence, Tyrrell, Ortale & Smith II, L.P. is 515 Madison Avenue, 29th Floor, New York, New York 10022.

 (2) Paul D. Callahan, one of our directors, is Vice President, Strategy and Technology Investments of Nortel Networks Inc. and was appointed to our board of directors by Nortel Networks. Mr. Callahan disclaims any beneficial interest in these shares except to the extent of any individual interest in these shares. The address of Nortel Networks Inc. is 4401 Great America Parkway, Santa Clara, California 95052.

 (3) Represents shares owned by STF II, L.P., of which Mr. Gold, one of our directors, is a general partner. Mr. Gold disclaims any beneficial interest in these shares except to the extent of any individual interest in these shares. The address of STF II, L.P. is 2180 Sand Hill Road, Suite 450, Menlo Park, California 94025.

 (4) Represents 787,996 shares held by Avalon Ventures IV, 23,200 shares held by Avalon
     Ventures III Profit Sharing and 246,358 shares owned by Kevin J. Kinsella, as Trustee for the Kevin J. Kinsella Declaration of Trust dated November 2,
     1994. Mr. Kinsella is affiliated with Avalon Ventures IV and Avalon Ventures III Profit Sharing by virtue of his being a general partner of Avalon Ventures. John T. Hendrick is also a general partner of Avalon Ventures and, in addition, holds 67,389 shares. Messrs. Kinsella and Hendrick disclaim any beneficial interest in these shares held by Avalon Ventures IV and Avalon Ventures III Profit Sharing except to the extent of any individual interest in these shares. Mr. Hendrick was one of our directors until February 2000. The address of Mr. Kinsella and Avalon Ventures is 1735 Castellana Road, La Jolla, California 92037. The address of Mr. Hendrick is 700 13th Street, N.W., Suite 1160, Washington, D.C. 20005.

 (5) Represents shares held by John E. Egbert, as Trustee for the John E. Egbert Trust dated September 28, 1989. Mr. Egbert was one of our directors until January 2000. The address of the Egbert Trust is 415 Cambridge Avenue, Suite 13, Palo Alto, California 94306.

 (6) Includes 68,583 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2000. Mr. Laffey is a Vice President and our Chief Technical Officer and a director.

 (7) Represents 331,000 shares held jointly by Mr. Larson and his wife, of which 43,751 shares are subject to repurchase by us upon termination of employment, and 40,625 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2000. Mr. Larson is our President and Chief Executive Officer and a director.


 (8) Represents 100,000 shares held by Mr. Arbaugh, of which, as of March 31, 2000, 46,876 shares were subject to repurchase by us upon termination of employment, and 23,958 shares are issuable upon the exercise of options exercisable within 60 days of March 31, 2000. Mr. Arbaugh is our Vice President, Professional Services.


 (9) Represents shares held by David I. Caplan and Elinor R. Caplan, as Trustees for the Caplan Family Trust, dated August 10, 1999. Mr. Caplan is one of our directors. As of March 31, 2000, 75,000 of these shares were subject to a right of repurchase by us.

(10) Mr. Callahan, one of our directors, is Vice President, Strategy and Technology Investments of Nortel Networks Inc. He disclaims any beneficial interest in the 1,571,055 shares owned by Nortel Networks Inc. except to the extent of any individual interest in those shares.

(11) Mr. Nortz, one of our directors, is Senior Vice President of Worldwide Sales at Novell, Inc. We believe Novell, Inc. owns approximately 23% of the capital stock of GlobalCast Communications, Inc., which owns 552,600 shares of our common stock.

(12) Includes 521,252 shares that, as of March 31, 2000, were subject to repurchase by us upon termination of the employment of their owner and 138,998 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2000.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Immediately following the closing of this offering, our authorized capital stock will consist of 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of March 31, 2000, we had outstanding 14,855,053 shares of common stock, assuming the conversion of all preferred stock into common stock, which will occur upon the completion of this offering. As of March 31, 2000, we had approximately 180 stockholders.

COMMON STOCK

     Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders, and there are no cumulative voting rights. Subject to preferences to which holders of preferred stock issued after this offering may be entitled, holders of common stock will be entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by us in this offering, when issued and paid for, will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may issue in the future.

PREFERRED STOCK

     Upon the closing of this offering, the board of directors will be authorized, subject to any limitations prescribed by law, without stockholder approval, from time to time to issue preferred stock in one or more series. Each series may have rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as determined by the board of directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

WARRANTS

     As of March 31, 2000, we had outstanding the following warrants to purchase our preferred stock:

                                           TOTAL NUMBER
                                            OF SHARES
                                            SUBJECT TO     EXERCISE PRICE
              TYPE OF STOCK                  WARRANTS        PER SHARE        EXPIRATION DATE
              -------------                ------------    --------------    -----------------
Series A Preferred Stock.................     16,768           $0.80         April 13, 2000
Series A Preferred Stock.................     80,000           $0.625        February 18, 2001
Series B Preferred Stock.................     16,667           $0.90         April 1, 2001
Series B Preferred Stock.................     16,667           $0.90         March 29, 2002

     The warrant to purchase 16,768 shares of Series A preferred stock was exercised in April 2000. Following completion of this offering, the warrant to purchase 80,000 shares of Series A preferred stock will become exercisable for 80,000 shares of our common stock, and the warrants to purchase Series B preferred stock will become exercisable for 34,734 shares of our common stock.

REGISTRATION RIGHTS

     Stockholders and warrant holders beneficially owning 9,193,831 shares of our common stock after this offering are entitled to rights with respect to the registration of their shares under the Securities Act, as described below.

     Demand Registration Rights. At any time after six months following the completion of this offering, the holders of at least a majority of the shares having registration rights can request that we register all or a portion of their shares so long as the total offering price of the shares to the public is at least $4,000,000. We are required to file only one registration statement in response to this demand registration right. We may postpone the filing of this registration statement for up to 120 days if we determine that the filing would be seriously detrimental to us and our stockholders, although we may only exercise this right once in any 12-month period. The underwriters of any underwritten offering will have the right to limit the number of shares to be included in that registration statement.

     Piggyback Registration Rights. If we register any securities for public sale, the stockholders with registration rights will have the right to include their shares in this registration, subject to specified exceptions. The underwriters of any underwritten offering will have the right to limit the number of shares registered by these holders to 25% of the total shares covered by the registration statement.

     Form S-3 Registration Statements. The holders of the shares having registration rights can request that we register their shares if we are eligible to file a registration statement on Form S-3 and if the total price of the shares of common stock offered to the public is at least $1,000,000. These holders may only require us to file two Form S-3 Registration Statements in any 12-month period. We may postpone the filing of any registration statement for up to 120 days if we determine that the filing would be seriously detrimental to us and our stockholders, although we may exercise this right only once in any 12-month period.

     We will pay all expenses related to any demand or piggyback registration and up to two registrations on Form S-3, except for underwriters' discounts and commissions, which will be paid by the selling stockholders. The registration rights described above will expire five years following the completion of this offering.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     Provisions of our restated certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions:

     - divide our board of directors into three classes serving staggered three-year terms;

     - require that directors only be removed "for cause" and only with the approval of 66 2/3% of our stockholders;

     - eliminate the right of stockholders to act by written consent without a meeting;

     - limit the right of stockholders to call special meetings;

     - eliminate cumulative voting in the election of directors;

     - allow us to issue preferred stock without any vote or further action by the stockholders; and

     - establish advance notice requirements for various stockholder actions.

     The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of our board of directors, as the classification of the board of directors increases the difficulty of replacing a majority of the directors. These provisions may have the effect of deferring hostile takeovers, delaying changes in our control or management, or making it more difficult for stockholders to take various corporate actions.

     In addition, we are subject to Section 203 of the Delaware General Corporation Law, which, subject to specified exceptions, prohibits a Delaware corporation from engaging in any "business combination" with any "interested stockholder," unless:

     - prior to the date of the proposed action, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder;

     - upon completion of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to the date of the proposed action, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to Talarian and, accordingly, may discourage attempts to acquire us.

CALIFORNIA FOREIGN CORPORATION LAW

     Section 2115 of the California Corporations Code provides that under some circumstances several provisions of the California Corporations Code may be applied to foreign corporations qualified to do business in California notwithstanding the law of the jurisdiction where the corporation is incorporated. These corporations are referred to in this prospectus as "quasi-California" corporations. Section 2115 applies to foreign corporations that have more than half of their voting stock held by stockholders residing in California and more than half of their business deriving from California, measured on or after the 135th day of the corporation's fiscal year. If we were determined to be a quasi-California corporation, we would have to comply with California law with respect to, among other things, elections of directors and distributions to stockholders. Under the California Corporations Code, a corporation is prohibited from paying dividends unless:

     - the retained earnings of the corporation immediately prior to the distribution equal or exceed the amount of the proposed distribution; or

     - (a) the assets of the corporation, exclusive of specific non-tangible assets, equal or exceed 1 1/4 times its liabilities, exclusive of specific liabilities; and

     - (b) the current assets of the corporation at least equal its current liabilities. If the average pre-tax net earnings of the corporation before interest expense for the two years preceding the distribution were less than the average interest expense of the corporation for those years, however, the current assets of the corporation must exceed 1 1/4 times its current liabilities.

     Following this offering, we will be exempt from the application of Section 2115 until October 1, 2001, and thereafter we will be exempt if we remain listed on the Nasdaq National Market and our voting stock is held by more than 800 stockholders.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services L.L.C.

LISTING


     We have obtained approval to list our common stock on the Nasdaq National Market under the trading symbol "TALR."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding options and warrants, in the public market after this offering could cause the prevailing market price of our common stock to fall or impair our ability to raise equity capital in the future.

     Upon completion of this offering, we will have outstanding 18,855,053 shares of our common stock, or 19,455,053 shares if the underwriters' over-allotment option is exercised in full, assuming that there are no exercises of outstanding options or warrants after March 31, 2000. Of these shares, all of the 4,000,000 shares sold in this offering will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by "affiliates," as that term is defined in Rule 144 under the Securities Act. For purposes of Rule 144, an "affiliate" of an issuer is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the issuer. Shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act. The remaining 14,855,053 shares of our common stock held by existing stockholders are "restricted securities," as that term is defined in Rule 144 of the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act. These rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rule 144 and Rule 701, additional shares will be available in the public market as follows:

                NUMBER
               OF SHARES                                  DATE
               ---------                                  ----
No shares..............................  On the date of this prospectus
12,885,783 shares......................  180 days after the date of this prospectus
1,969,270 shares.......................  At various times beginning more than
                                         180 days after the date of this
                                         prospectus


     In addition, as of March 31, 2000, we had 2,253,889 shares issuable under outstanding options and warrants, 298,118 of which were exercisable as of March 31, 2000.


LOCK-UP AGREEMENTS


     Holders of a total of 14,157,866 shares of common stock, warrants to purchase a total of 114,135 shares of common stock and options to purchase a total of 2,400,387 shares of common stock, including all of our officers and directors, have agreed with Lehman Brothers Inc. not to offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed, or could be expected, to result in the disposition by any person at any time in the future of) any shares of our common stock, including shares that may be issued upon exercise of any option or warrant or securities convertible or exchangeable for our common stock or enter into any swap or other derivatives transaction that transfers any of the economic benefits or risks of ownership of our common stock to another for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers. The remaining stockholders, warrant holders and optionees are subject to 180-day lock-up agreements with us. Lehman Brothers may, however, in its sole discretion and without notice, release all or any portion of the shares from the restriction in the lock-up agreements.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year from the later of the date those shares of common stock were acquired from us or from an affiliate of ours would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

          (1) 1% of the number of shares of common stock then outstanding, which will equal approximately 188,550 shares immediately after this offering; or

          (2) the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks before a notice of the sale on Form 144 is filed.

     Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

RULE 144(k)

     In addition, under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years from the later of the date these shares of common stock were acquired from us or from an affiliate of ours, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted pursuant to the lock-up agreements, those shares may be sold immediately upon the completion of this offering.

RULE 701

     In general, under Rule 701 of the Securities Act as currently in effect, subject to specified exceptions, our employees, consultants or advisors who purchased shares from us in connection with a stock option plan can resell, unless otherwise restricted pursuant to the lock-up agreements, those shares 90 days after the date of this prospectus in reliance on Rule 144, but without complying with some of the restrictions, including the holding period, contained in Rule 144.

REGISTRATIONS


     After this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering 6,519,536 shares of our common stock subject to options outstanding under our 1991 Stock Option Plan, our 1998 Equity Incentive Plan, the WhiteBarn Stock Option and the WhiteBarn Equity Incentive Plans, and non-plan grants and shares reserved for issuance under our 2000 Equity Incentive Plan and 2000 Employee Stock Purchase Plan. This registration statement is expected to be filed as soon as practicable after this offering. In addition, holders of 9,193,831 shares are entitled pursuant to contractual provisions providing for registration rights to require us to register our securities owned by them for public sale.

                                  UNDERWRITING

     Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, the underwriters named below, for whom Lehman Brothers Inc., SG Cowen Securities Corporation, Wit SoundView Corporation and Fidelity Capital Markets, a division of National Financial Services Corporation, are acting as representatives, have agreed to purchase from us the respective numbers of shares of common stock shown opposite their names below:

                                                              NUMBER OF
                        UNDERWRITERS                           SHARES
                        ------------                          ---------
Lehman Brothers Inc.........................................
SG Cowen Securities Corporation.............................
Wit SoundView Corporation ..................................
Fidelity Capital Markets, a division of National Financial
  Services Corporation......................................

                                                              ---------
  Total.....................................................  4,000,000
                                                              =========

     The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement and that, if any of the shares of common stock are purchased by the underwriters under the underwriting agreement, all of the shares of common stock that the underwriters have agreed to purchase under the underwriting agreement must be purchased. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.

     The representatives have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and to dealers, who may include the underwriters, at this public offering price less a selling concession not in
excess of $     per share. The underwriters may allow, and the dealers may
reallow, a concession not in excess of $     per share to brokers and dealers.
After the offering, the underwriters may change the offering price and other selling terms.

     The following table summarizes the underwriting discounts and commissions we will pay. The underwriting discounts and commissions are equal to the public offering price per share less the amount paid to us per share. The underwriting
discounts and commissions are equal to   % of the public offering price.

                                                                                     TOTAL
                                                                        -------------------------------
                                                                           WITHOUT            WITH
                                                            PER SHARE   OVER-ALLOTMENT   OVER-ALLOTMENT
                                                            ---------   --------------   --------------
Underwriting discounts and commissions to be paid by us...   $             $                $

     We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses but excluding underwriting discounts and commissions, will be approximately $1.6 million.

     We have granted to the underwriters an option to purchase up to 600,000 additional shares of our common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discount shown on the cover page of this prospectus. The underwriters may exercise this option at any time until 30 days after the date of the underwriting agreement. If this option is exercised, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to the underwriter's initial commitment as indicated in the table above and we will be obligated, under the over-allotment option, to sell the shares of common stock to the underwriters.

     We have agreed that, without the prior written consent of Lehman Brothers, we will not, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities that may be converted into or exchanged for any shares of common stock for a period of 180 days from the date of this prospectus, subject to specified exceptions. Stockholders holding 14,855,053 shares of our common stock, including all of our executive officers and directors, have agreed under lock-up agreements with Lehman Brothers or us that, without the prior written consent of Lehman Brothers, they will not, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities that may be converted into or exchanged for any shares of common stock for a period of 180 days from the date of this prospectus. See "Shares Eligible for Future Sale."

     Prior to the offering, there has been no public market for the shares of common stock. The initial public offering price has been negotiated between the representatives and us. In determining the initial public offering price of the common stock, the representatives considered, in addition to prevailing market conditions:

     - our historical performance and capital structure;

     - estimates of our business potential and earning prospects;

     - an overall assessment of our management; and

     - the above factors in relation to market valuations of companies in related businesses.


     We have obtained approval to list our common stock for quotation on the Nasdaq National Market under the symbol "TALR."


     We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

     Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase shares of common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of the common stock. These transactions may consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the common stock.

     The underwriters may create a short position in the common stock in connection with the offering, which means that they may sell more shares than are set forth on the cover page of this prospectus. If the underwriters create a short position, then the representatives may reduce that short position by purchasing common stock in the open market. The representatives also may elect to reduce any short position by exercising all or part of the over-allotment option.

     The representatives also may impose a penalty bid on underwriters and selling group members. This means that, if the representatives purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members that sold those shares as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of these purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

     Any offers in Canada will be made only under an exemption from the requirements to file a prospectus in the relevant province of Canada in which the sale is made.

     Purchasers of the shares of common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the initial public offering price listed on the cover page of this prospectus.

     The representatives have informed us that they do not intend to confirm the sales of shares of common stock offered by this prospectus to any accounts over which they exercise discretionary authority.

     At our request, the underwriters have reserved up to 300,000 shares of the common stock offered by this prospectus for sale to our officers, directors, employees and their family members and to our business associates at the initial public offering price set forth on the cover page of this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.

     Fidelity Capital Markets, a division of National Financial Services Corporation, is acting as an underwriter in this offering, and will be facilitating electronic distribution through the Internet.

     A prospectus in electronic format is being made available on an Internet Web site maintained by Wit Capital Corporation, an affiliate of Wit SoundView Corporation. Other than the prospectus in electronic format, the information on Wit Capital's Web site and any information contained on any other Web site maintained by Wit Capital is not part of the prospectus or the registration statement of which this prospectus forms a part.

                                 LEGAL MATTERS

     Fenwick & West LLP, Palo Alto, California, will pass upon the validity of the common stock that we are selling in this offering. Simpson Thacher & Bartlett, New York, New York, will pass upon legal matters for the underwriters. Fenwick & West LLP, an investment partnership affiliated with Fenwick & West LLP and one or more partners or employees of Fenwick & West LLP hold an aggregate of 75,000 shares of our common stock.

                                    EXPERTS

     The consolidated balance sheets of Talarian Corporation and subsidiary as of September 30, 1998 and 1999, and the consolidated statements of operations, stockholders' equity(deficit), and cash flows for the three-year period ended September 30, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheets of GlobalCast Communications, Inc. as of June 30, 1998 and 1999, and the statements of operations, shareholders' equity/(deficit), and cash flows for the years ended June 30, 1998 and 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

     The balance sheets of WhiteBarn, Inc., as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1998 and 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS

     PricewaterhouseCoopers LLP served as our independent auditors until their dismissal effective August 1999. PricewaterhouseCoopers LLP performed audits of our financial statements for the fiscal years ended September 30, 1995, 1996, 1997 and 1998. The reports of PricewaterhouseCoopers LLP on our financial statements prepared in connection with these audits were unqualified. Furthermore, in connection with these audits and during the subsequent interim period prior to their dismissal, there were no disagreements between PricewaterhouseCoopers LLP and us on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure that, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter of these disagreements in connection with its report.

     Effective August 1999, we engaged KPMG LLP as our principal accountants to audit our financial statements. Talarian did not consult with KPMG LLP on any accounting or financial reporting matters in the period before their appointment. The change in accountants was approved by the board of directors.

     As the prior year audits were performed by PricewaterhouseCoopers LLP, KPMG LLP audited the financial statements for the fiscal years ended September 30, 1997 and 1998 for the purposes of inclusion in this prospectus.

                   WHERE YOU MAY FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits and a schedule, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedule. Statements made in this prospectus regarding the contents of any contract, agreement or other document are only summaries. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved. You may read and copy all or any portion of the registration statement or any reports, statements or other information in the files at the following public reference facilities of the Commission:

Washington, D.C.              New York, New York            Chicago, Illinois
Room 1024, Judiciary Plaza    Seven World Trade Center      500 West Madison Street
450 Fifth Street, N.W.        Suite 1300                    Suite 1400
Washington, D.C., 20549       New York, New York 10048      Chicago, Illinois 60661

     You can request copies of these documents upon payment of a duplicating fee by writing to the Commission. You may call the Commission at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Web site maintained by the Commission at http://www.sec.gov.

     We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent auditors, and make available to our stockholders quarterly reports for the first three quarters of each year containing unaudited interim consolidated financial statements.

                              TALARIAN CORPORATION

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
TALARIAN CORPORATION AND SUBSIDIARY CONSOLIDATED FINANCIAL
  STATEMENTS
  Independent Auditors' Report..............................   F-2
  Consolidated Balance Sheets...............................   F-3
  Consolidated Statements of Operations.....................   F-4
  Consolidated Statements of Stockholders' Deficit..........   F-5
  Consolidated Statements of Cash Flows.....................   F-6
  Notes to Consolidated Financial Statements................   F-7
GLOBALCAST COMMUNICATIONS, INC.
  Independent Auditors' Report..............................  F-25
  Balance Sheets............................................  F-26
  Statements of Operations..................................  F-27
  Statements of Shareholders' Equity (Deficit)..............  F-28
  Statements of Cash Flows..................................  F-29
  Notes to Financial Statements.............................  F-30
WHITEBARN, INC. FINANCIAL STATEMENTS
  Independent Auditors' Report..............................  F-37
  Balance Sheets............................................  F-38
  Statements of Operations..................................  F-39
  Statements of Stockholders' Equity........................  F-40
  Statements of Cash Flows..................................  F-41
  Notes to Financial Statements.............................  F-42
PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
  Introduction to Unaudited Pro Forma Combined Condensed
     Statements of Operations...............................  F-47
  Unaudited Pro Forma Combined Condensed Statements of
     Operations.............................................  F-48
  Notes to Unaudited Pro Forma Combined Condensed Statements
     of Operations..........................................  F-50

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors

Talarian Corporation:


     We have audited the accompanying consolidated balance sheets of Talarian Corporation and subsidiary (the Company) as of September 30, 1998 and 1999, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Talarian Corporation and subsidiary as of September 30, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1999, in conformity with generally accepted accounting principles.


/s/ KPMG LLP


Mountain View, California

March 17, 2000, except as to note 10,

which is as of July 15, 2000

                      TALARIAN CORPORATION AND SUBSIDIARY


                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                      PRO FORMA
                                                                 SEPTEMBER 30,                          AS OF
                                                              -------------------     MARCH 31,       MARCH 31,
                                                               1998        1999          2000            2000
                                                              -------    --------    ------------    ------------
                                                                                             (UNAUDITED)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 3,204    $  1,820      $  2,120
  Short-term investments....................................       --          --         8,000
  Accounts receivable, net of allowance for doubtful
    accounts of $185,000, $245,000 and $245,000 as of
    September 30, 1998 and 1999 and March 31, 2000,
    respectively............................................      742       2,396         3,710
  Prepaid expenses and other................................      279         266           589
                                                              -------    --------      --------
    Total current assets....................................    4,225       4,482        14,419
Deposits and other assets...................................       53          --            --
Property and equipment, net.................................      707         592           902
Goodwill and other intangible assets, net...................       --       2,920         6,792
                                                              -------    --------      --------
    Total assets............................................  $ 4,985    $  7,994        22,113
                                                              =======    ========      ========
    LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
             AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
  Bank borrowings and current portion of debt...............  $   398    $  1,213         1,138
  Accounts payable..........................................      102         199           388
  Accrued payroll and related expenses......................      653         718           843
  Other accrued expenses....................................      608         444           620
  Current portion of deferred revenue.......................    1,611       3,148         3,411
                                                              -------    --------      --------
    Total current liabilities...............................    3,372       5,722         6,400
Debt, less current portion..................................      225          83            --
Deferred revenue, less current portion......................    2,119       1,833         1,824
                                                              -------    --------      --------
    Total liabilities.......................................    5,716       7,638         8,224
                                                              -------    --------      --------
Commitments
Redeemable convertible preferred stock, $0.001 par value;
  actual -- 8,449,915, 8,449,915 and 8,920,970 shares
  authorized as of September 30, 1998 and 1999 and March 31,
  2000, respectively; 7,181,441, 7,181,441 and 8,752,496
  shares issued and outstanding as of September 30, 1998 and
  1999 and March 31, 2000, respectively; aggregate
  liquidation preference of $8,262,375, $8,760,162 and
  $19,148,901 as of September 30, 1998 and 1999 and March
  31, 2000, respectively; pro forma -- no shares issued and
  outstanding...............................................    8,146       8,644        24,672        $     --
                                                              -------    --------      --------        --------
Stockholders' (deficit) equity:
  Preferred stock, $0.001 par value; actual -- no shares
    authorized, issued or outstanding; pro
    forma -- 5,000,000 shares authorized; no shares issued
    or outstanding..........................................       --          --            --              --
  Common stock, no par value; actual -- 15,000,000,
    15,000,000 and 20,000,000 shares authorized as of
    September 30, 1998 and 1999 and March 31, 2000,
    respectively; 2,902,337, 3,809,888 and 6,044,171 shares
    issued and outstanding as of September 30, 1998 and 1999
    and March 31, 2000, respectively; pro forma --
    50,000,000 shares authorized; 14,855,053 shares issued
    and outstanding.........................................        3           4             6              15
  Additional paid-in capital................................      104       8,165        31,698          56,361
  Deferred stock compensation...............................       --      (3,436)      (17,587)        (17,587)
  Note receivable from stockholders.........................       --          --          (100)           (100)
  Accumulated deficit.......................................   (8,984)    (13,021)      (24,800)        (24,800)
                                                              -------    --------      --------        --------
    Total stockholders' (deficit) equity....................   (8,877)     (8,288)      (10,783)       $ 13,889
                                                              -------    --------      --------        ========
    Total liabilities, redeemable convertible preferred
      stock and stockholders' (deficit) equity..............  $ 4,985    $  7,994      $ 22,113
                                                              =======    ========      ========

See accompanying notes to consolidated financial statements.

                      TALARIAN CORPORATION AND SUBSIDIARY


                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                 SIX MONTHS ENDED
                                                 YEAR ENDED SEPTEMBER 30,            MARCH 31,
                                               -----------------------------    -------------------
                                                1997       1998       1999       1999        2000
                                               -------    -------    -------    -------    --------
                                                                                    (UNAUDITED)
Revenue:
  Licenses...................................  $ 4,209    $ 5,100    $ 5,912    $ 2,939    $  4,080
  Maintenance................................    1,426      1,873      2,488      1,085       1,469
  Professional services......................      807        540        640        163         879
                                               -------    -------    -------    -------    --------
     Total revenue...........................    6,442      7,513      9,040      4,187       6,428
                                               -------    -------    -------    -------    --------
Cost of revenue:
  Licenses...................................      141         59        164         70         162
  Maintenance................................      222        577        595        303         349
  Professional services......................      849        429        358        133         296
  Amortization of deferred stock
     compensation............................       --         --         51          6         299
                                               -------    -------    -------    -------    --------
     Total cost of revenue...................    1,212      1,065      1,168        512       1,106
                                               -------    -------    -------    -------    --------
     Gross profit............................    5,230      6,448      7,872      3,675       5,322
                                               -------    -------    -------    -------    --------
Operating expenses:
  Sales and marketing........................    2,923      4,237      5,321      2,430       3,422
  Research and development...................    2,076      2,363      3,214      1,551       1,907
  General and administrative.................    1,120      1,566      1,657        831         987
  Amortization of deferred stock
     compensation:
     Sales and marketing.....................       --         --        365         25       1,212
     Research and development................       --         --        303         34       1,066
     General and administrative..............       --         --        234         48       1,877
  Acquired in-process research and
     development.............................       --         --        300         --          --
  Amortization of goodwill and intangible
     assets..................................       --         --         --         --         553
                                               -------    -------    -------    -------    --------
     Total operating expenses................    6,119      8,166     11,394      4,919      11,024
                                               -------    -------    -------    -------    --------
     Loss from operations....................     (889)    (1,718)    (3,522)    (1,244)     (5,702)
Interest expense and other, net..............        5         10         17        (15)        (30)
                                               -------    -------    -------    -------    --------
     Net loss................................     (894)    (1,728)    (3,539)    (1,229)     (5,672)
Preferred stock dividends....................     (498)      (497)      (498)      (248)     (6,107)
                                               -------    -------    -------    -------    --------
Net loss attributable to common
  stockholders...............................  $(1,392)   $(2,225)   $(4,037)   $(1,477)   $(11,799)
                                               =======    =======    =======    =======    ========
Basic and diluted net loss per share
  attributable to common stockholders........  $ (0.57)   $ (0.80)   $ (1.30)   $ (0.50)   $  (2.88)
                                               =======    =======    =======    =======    ========
Shares used in computing basic and diluted
  net loss per share attributable to common
  stockholders...............................    2,434      2,781      3,099      2,941       4,089
                                               =======    =======    =======    =======    ========
Pro forma basic and diluted net loss per
  share attributable to common
  stockholders...............................                        $ (0.34)              $  (0.48)
                                                                     =======               ========
Shares used in computing pro forma basic and
  diluted net loss per share attributable to
  common stockholders........................                         10,339                 11,722
                                                                     =======               ========

See accompanying notes to consolidated financial statements.

                      TALARIAN CORPORATION AND SUBSIDIARY


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
              YEARS ENDED SEPTEMBER 30, 1997, 1998, AND 1999, AND
                UNAUDITED SIX-MONTH PERIOD ENDED MARCH 31, 2000
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                           NOTE
                                         COMMON STOCK      ADDITIONAL     DEFERRED      RECEIVABLE                      TOTAL
                                      ------------------    PAID-IN        STOCK           FROM       ACCUMULATED   STOCKHOLDERS'
                                       SHARES     AMOUNT    CAPITAL     COMPENSATION   STOCKHOLDERS     DEFICIT        DEFICIT
                                      ---------   ------   ----------   ------------   ------------   -----------   -------------
BALANCES, SEPTEMBER 30, 1996........  2,158,448    $ 2      $    28       $     --        $  --        $ (5,367)      $ (5,337)
Issuance of common stock in
  connection with stock option
  exercises.........................    552,838      1           57             --           --              --             58
Accretion for dividends on
  redeemable preferred stock........         --     --           --             --           --            (498)          (498)
Net loss............................         --     --           --             --           --            (894)          (894)
                                      ---------    ---      -------       --------        -----        --------       --------
BALANCES, SEPTEMBER 30, 1997........  2,711,286      3           85             --           --          (6,759)        (6,671)
Issuance of common stock in
  connection with stock option
  exercises.........................    191,051     --           19             --           --              --             19
Accretion for dividends on
  redeemable preferred stock........         --     --           --             --           --            (497)          (497)
Net loss............................         --     --           --             --           --          (1,728)        (1,728)
                                      ---------    ---      -------       --------        -----        --------       --------
BALANCES, SEPTEMBER 30, 1998........  2,902,337      3          104             --           --          (8,984)        (8,877)
Issuance of common stock for
  acquisition of GlobalCast.........    605,000      1        3,629             --           --              --          3,630
Issuance of common stock in
  connection with stock option
  exercises.........................    302,551     --           43             --           --              --             43
Accretion for dividends on
  redeemable preferred stock........         --     --           --             --           --            (498)          (498)
Deferred stock compensation related
  to stock option grants............         --     --        4,351         (4,351)          --              --             --
Amortization of deferred stock
  compensation......................         --     --           --            915           --              --            915
Nonemployee stock compensation......         --     --           38             --           --              --             38
Net loss............................         --     --           --             --           --          (3,539)        (3,539)
                                      ---------    ---      -------       --------        -----        --------       --------
BALANCES, SEPTEMBER 30, 1999........  3,809,888      4        8,165         (3,436)          --         (13,021)        (8,288)
Issuance of common stock in
  connection with stock option
  exercises (unaudited).............  1,886,068      2          716             --         (100)             --            618
Accretion for dividends on
  redeemable preferred stock
  (unaudited).......................         --     --           --             --           --          (6,107)        (6,107)
Issuance of common stock for
  acquisition of WhiteBarn
  (unaudited).......................    348,215     --        4,179           (713)          --              --          3,466
Issuance of stock options for
  acquisition of WhiteBarn
  (unaudited).......................         --     --          746             --           --              --            746
Nonemployee stock compensation
  (unaudited).......................         --     --          515             --           --              --            515
Deferred stock compensation related
  to stock option grants
  (unaudited).......................         --     --       17,377        (17,377)          --              --             --
Amortization of deferred stock
  compensation (unaudited)..........         --     --           --          3,939           --              --          3,939
Net loss (unaudited)................         --     --           --             --           --          (5,672)        (5,672)
                                      ---------    ---      -------       --------        -----        --------       --------
BALANCES, MARCH 31, 2000
  (UNAUDITED).......................  6,044,171    $ 6      $31,698       $(17,587)       $(100)       $(24,800)      $(10,783)
                                      =========    ===      =======       ========        =====        ========       ========

See accompanying notes to consolidated financial statements.

                      TALARIAN CORPORATION AND SUBSIDIARY


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                            SIX MONTHS ENDED
                                                               YEAR ENDED SEPTEMBER 30,        MARCH 31,
                                                              --------------------------   ------------------
                                                               1997     1998      1999      1999       2000
                                                              ------   -------   -------   -------   --------
                                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net loss..................................................  $ (894)  $(1,728)  $(3,539)  $(1,229)  $ (5,672)
  Adjustments to reconcile net loss to net cash (used in)
    provided by operating activities:
    Depreciation and amortization...........................     280       294       455       230        198
    Acquired in-process research and development............      --        --       300        --         --
    Amortization of goodwill and other intangible assets....      --        --        --        --        553
    Amortization of deferred stock compensation.............      --        --       915       114      3,939
    Non-employee stock compensation.........................      --        --        38        --        515
    Changes in assets and liabilities:
      Accounts receivable...................................    (273)      867    (1,654)     (503)    (1,020)
      Prepaid expenses and other assets.....................    (139)      (10)       66        (6)      (131)
      Accounts payable......................................     (19)       41        97        83        182
      Accrued payroll and related expenses..................    (161)      342        75        (7)       125
      Other accrued expenses................................     (44)      266      (164)     (300)       176
      Deferred revenue......................................     445     2,676     1,251       461        254
                                                              ------   -------   -------   -------   --------
         Net cash (used in) provided by operating
           activities.......................................    (805)    2,748    (2,160)   (1,157)      (881)
                                                              ------   -------   -------   -------   --------
Cash flows from investing activities:
  Purchases of short-term investments.......................      --        --        --        --     (8,000)
  Purchase of property and equipment........................    (332)     (486)     (341)     (250)      (486)
  Cash acquired as part of GlobalCast acquisition...........      --        --       400        --         --
  Acquisition of WhiteBarn, net of cash.....................      --        --        --        --       (714)
                                                              ------   -------   -------   -------   --------
         Net cash (used in) provided by investing
           activities.......................................    (332)     (486)       59      (250)    (9,200)
                                                              ------   -------   -------   -------   --------
Cash flows from financing activities:
  Proceeds from sale of common stock........................      58        19        43        27        618
  Proceeds from debt........................................     330       336     1,353     1,163         --
  Proceeds from issuance of preferred stock, net............      --        --        --        --      9,921
  Payments on debt..........................................     (89)     (310)     (679)     (209)      (158)
  Principal payments on capital lease obligations...........     (44)       (4)       --        --         --
                                                              ------   -------   -------   -------   --------
         Net cash provided by financing activities..........     255        41       717       981     10,381
                                                              ------   -------   -------   -------   --------
Net (decrease) increase in cash and cash equivalents........    (882)    2,303    (1,384)     (426)       300
Cash and cash equivalents at beginning of year/period.......   1,783       901     3,204     3,204      1,820
                                                              ------   -------   -------   -------   --------
Cash and cash equivalents at end of year/period.............  $  901   $ 3,204   $ 1,820   $ 2,778   $  2,120
                                                              ======   =======   =======   =======   ========
Supplemental disclosures of cash flow information...........
  Cash paid during the year/period:
    Interest................................................  $   58   $    49   $   108   $    36   $     69
                                                              ======   =======   =======   =======   ========
  Noncash financing and investing activities:
    Accretion for dividends on redeemable preferred stock...  $  498   $   497   $   498   $   248   $  6,107
                                                              ======   =======   =======   =======   ========
    Common stock and vested options issued for
      acquisition...........................................  $   --   $    --   $ 3,630   $    --   $  4,212
                                                              ======   =======   =======   =======   ========
    Deferred stock compensation.............................  $   --   $    --   $ 4,351   $   483   $ 18,090
                                                              ======   =======   =======   =======   ========
    Common stock issued in exchange for notes receivable....  $   --   $    --   $    --   $    --   $    100
                                                              ======   =======   =======   =======   ========

See accompanying notes to consolidated financial statements.

                      TALARIAN CORPORATION AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       SEPTEMBER 30, 1997, 1998, AND 1999
    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000 IS
                                  UNAUDITED.)

(1) NATURE OF OPERATIONS

     Talarian Corporation (the Company) is a supplier of infrastructure software that enables businesses to exchange information reliably and securely in real time, both internally and with their partners, suppliers, and customers. The Company's products and services allow software applications to communicate across local or wide area networks, including private networks and the Internet. The benefits of the Company's proprietary product SmartSockets are reduced development effort, time to market and maintenance costs. The Company markets and sells its software primarily through its direct sales organization, value-added resellers, and OEMs in North America and the United Kingdom and through distributors internationally outside of the United Kingdom.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) BASIS OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Talarian Limited. All intercompany transactions and balances have been eliminated in consolidation.

(b) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(c) CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash and highly liquid investments with remaining maturities of less than 90 days at the date of purchase. The Company is exposed to credit risk in the event of default by the financial institutions or the issuers of these investments to the extent of the amounts recorded on the balance sheet in excess of amounts that are insured by the FDIC. As of September 30, 1999, cash equivalents consisted principally of money market accounts and commercial paper. At March 31, 2000, cash equivalents consisted of money market accounts.

(d) ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES

     The Company classifies its investments in debt securities as available-for-sale. Available-for-sale securities are carried at fair market value, which approximates amortized cost. Any unrealized gains or losses are recorded as a component of other comprehensive income (loss).

(e) PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives of between three and five years. Leasehold improvements and assets recorded

                      TALARIAN CORPORATION AND SUBSIDIARY

                       SEPTEMBER 30, 1997, 1998, AND 1999
    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000 IS
                                  UNAUDITED.)

under capital leases are amortized on a straight-line basis over the shorter of the lease term or their estimated useful lives.

(f) GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill and other intangible assets, primarily comprising acquired technology, are being amortized on a straight-line basis over their estimated useful lives ranging from two to four years.

(g) IMPAIRMENT OF LONG-LIVED ASSETS

     The Company evaluates its long-lived assets, including goodwill and certain identifiable intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(h) REVENUE RECOGNITION

     The Company has adopted Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended by SOP 98-9. SOP 97-2, as amended, generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements.

     The Company licenses its products to end-user customers, original equipment manufacturers (OEMs) and value-added resellers (VARs). Software license revenue is generally recognized upon receipt of a signed contract or purchase order and delivery of the software, provided the related fee is fixed and determinable, collectibility of the fee is probable and vendor-specific objective evidence for all undelivered elements has been established. The Company has established sufficient vendor-specific objective evidence to ascribe a value to consulting services and post-contract customer support based on the price charged when these elements are sold separately. Accordingly, license revenue is recorded under the residual method described in SOP 98-9 for arrangements in which licenses are sold with consulting services, post-contract customer support or both. However, the entire fee related to arrangements that require the Company to deliver specified additional features or upgrades is deferred until delivery of the feature and/or upgrade has occurred, unless the Company has sufficient vendor-specific objective evidence of fair value to allocate revenue to the various elements in these arrangements. Fees related to arrangements that require the Company to deliver unspecified additional products are deferred and recognized ratably over the term of the contract. All of the contract software revenue related to arrangements involving consulting services that are essential to the functionality of the software at the customer site is deferred and recognized as the services are performed. Contract software revenue related to arrangements to maintain the compatibility of the Company's software products with the software products or platforms of the customer or other vendor is recognized ratably over the term of the arrangement. License revenue from OEM arrangements in

                      TALARIAN CORPORATION AND SUBSIDIARY

                       SEPTEMBER 30, 1997, 1998, AND 1999
    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000 IS
                                  UNAUDITED.)

which the Company earns a royalty based on a specified percentage of OEM sales to end users incorporating the Company's software is recognized upon delivery to the end user. Nonrefundable royalty fees received by the Company from OEM customers are recognized as long as all other conditions of SOP 97-2, as amended, have been satisfied.

     Professional services revenue consists of fees for services including integration of software, application development, training and software installation. The Company bills professional services fees either on a time and materials basis or on a fixed-price schedule. The Company generally recognizes professional services fees as the services are performed. Our customers typically purchase maintenance agreements annually, and we price maintenance based on a percentage of the product license fee. The Company recognizes revenue from maintenance and support agreements ratably over the term of the agreements, which is typically one year.

(i) COST OF REVENUE

     Cost of professional services revenue includes salaries and related expenses for consulting services, implementation and training services, costs of contracting with third parties to provide consulting services to customers and an allocation of our facilities, communications and depreciation expenses. Cost of license revenue includes royalties due to third parties for integrated technology, the cost of manuals and product documentation, and the cost of production media used to deliver our products. Cost of maintenance revenue primarily represents salaries and related expenses for technical support operations.

(j) SOFTWARE DEVELOPMENT COSTS

     Costs related to research, design and development of products are charged to research and development expenses as incurred until technological feasibility has been established. To date, the establishment of technological feasibility of the Company's products and general release of these products have coincided. As a result, the Company has not capitalized any software development costs since these costs have not been significant.

(k) INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be recovered.

                      TALARIAN CORPORATION AND SUBSIDIARY

                       SEPTEMBER 30, 1997, 1998, AND 1999
    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000 IS
                                  UNAUDITED.)

(l) FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     The carrying amounts for cash and cash equivalents, short-term investments, accounts receivable, and other financial instruments approximate fair value due to their short maturities. Based upon borrowing rates currently available to the Company for loans with similar terms, the carrying value of long-term debt also approximates fair value.

     Financial instruments that potentially subject the Company to concentrations of credit risk include cash and cash equivalents, short-term investments and accounts receivable. As of September 30, 1998 and 1999, the Company's cash and cash equivalents, which consisted of money market accounts and commercial paper with an original maturity of less than three months, were on deposit with a commercial bank. At March 31, 2000, cash equivalents consisted of money market accounts. Short-term investments at March 31, 2000 consisted of municipal bonds. The Company sells its software products to large well-established companies throughout the world, directly and through distributors, and generally does not require collateral on accounts receivable. To date, the Company has had no write-offs of accounts receivable and maintains an allowance for doubtful accounts receivable based upon their expected collectibility.

(m) STOCK-BASED COMPENSATION

     The Company accounts for stock-based awards to employees using the intrinsic value method. Expense associated with stock-based compensation is being amortized on an accelerated basis over the vesting period of the individual awards consistent with the method described in Financial Accounting Standards Board (FASB) Interpretation No. 28. Pursuant to Statement of Financial Accounting Standards (SFAS) No. 123, the Company discloses the pro forma effect of using the fair value method of accounting for employee stock-based compensation arrangements. See Note 7(f).

     For nonemployees, the Company computes the fair value of the stock-based compensation in accordance with SFAS No. 123.

(n) ADVERTISING EXPENSE

     Advertising costs are expensed as incurred. In fiscal 1997, 1998, and 1999, and for the six months ended March 31, 1999 and 2000, advertising expense was $144,400, $97,485, $147,252, $66,640, and $186,649, respectively.

(o) FOREIGN CURRENCY TRANSACTIONS

     The functional currency of the Company's foreign subsidiary is the U.S. dollar. Accordingly, monetary assets and liabilities in this entity are remeasured at exchange rates in effect as of each reporting date. Nonmonetary items are remeasured at historical rates. Income and expense accounts are remeasured at the average rates in effect during each such period. Remeasurement adjustments and transaction gains and losses are recognized in the statements of operations in the period of occurrence and have not been significant to date.

                      TALARIAN CORPORATION AND SUBSIDIARY

                       SEPTEMBER 30, 1997, 1998, AND 1999
    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000 IS
                                  UNAUDITED.)

(p) COMPREHENSIVE INCOME

     Other comprehensive income refers to revenues, expenses, gains and losses that are not included in net income, but rather are recorded directly in stockholders' equity. For the years ended September 30, 1997, 1998, and 1999, and for the six months ended March 31, 1999 and 2000, the Company had no items of other comprehensive income (loss) and, accordingly, comprehensive loss is the same as the net loss.

(q) UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

     The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, the accompanying unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the Company's financial position at March 31, 2000 and the results of its operations and its cash flows for the six months ended March 31, 1999 and 2000. Results for the six months ended March 31, 2000 are not necessarily indicative of future results of operations.

(r) NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

     Basic net loss per share attributable to common stockholders is computed using the weighted-average number of outstanding shares of common stock. Diluted net loss per share attributable to common stockholders is computed using the weighted-average number of shares of common stock outstanding and, when dilutive, potential common shares from options and warrants to purchase common stock using the treasury stock method and from convertible securities using the "as-if-converted" basis. The following potential common shares have been excluded from the computation of diluted net loss per share attributable to common stockholders for all periods presented because the effect would have been antidilutive.

                                                        YEAR ENDED                 SIX MONTHS ENDED
                                                       SEPTEMBER 30,                   MARCH 31,
                                             ---------------------------------   ---------------------
                                               1997        1998        1999        1999        2000
                                             ---------   ---------   ---------   ---------   ---------
                                                                                      (UNAUDITED)
Shares issuable under stock options........    843,875   1,277,676   1,773,604   1,357,751   2,122,387
Shares of unvested stock subject to
  repurchase...............................         --          --          --          --   1,200,891
Shares issuable pursuant to warrants to
  purchase convertible preferred stock.....    162,985     162,985     162,985     162,985     131,502
Shares of redeemable convertible preferred
  stock on an "as-if-converted" basis......  7,239,827   7,239,827   7,239,827   7,239,827   8,810,882

     The weighted-average exercise price of stock options outstanding was $0.12, $0.14 and $0.17 for the years ended September 30, 1997, 1998, and 1999 and $0.15 and $1.92 for the six months ended March 31, 1999 and 2000, respectively. The weighted-average exercise price of unvested stock subject to repurchase was $0.43 for the six months ended March 31, 2000. The weighted-average exercise price of warrants to purchase shares of convertible preferred stock was $0.77 for the years ended

                      TALARIAN CORPORATION AND SUBSIDIARY

                       SEPTEMBER 30, 1997, 1998, AND 1999
    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000 IS
                                  UNAUDITED.)

September 30, 1997, 1998, and 1999 and the six months ended March 31, 1999, and $0.72 for the six months ended March 31, 2000.

     Pro forma basic and diluted net loss per share attributable to common stockholders is presented for the year ended September 30, 1999, and the six months ended March 31, 2000, to reflect per share data assuming the conversion of all outstanding shares of redeemable convertible preferred stock into common stock on a 1-for-1 basis for Series A and C, and on a 1-for-1.04204 basis for Series B, as if the conversion had taken place at the beginning of fiscal 1999, or at the date of issuance if later, and the cancellation of the accretion for dividends on redeemable convertible preferred stock. This information is unaudited.

(s) RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because the Company does not currently hold any derivative financial instruments and does not engage in hedging activities, the Company expects that the adoption of SFAS No. 133 will not have a material impact on its financial position, results of operations or cash flows. The Company will be required to adopt SFAS No. 133 for the year ended September 30, 2001, in accordance with SFAS No. 137, which delayed the implementation of SFAS No. 133.

(t) INITIAL PUBLIC OFFERING AND UNAUDITED PRO FORMA BALANCE SHEET INFORMATION

     In fiscal 2000, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission (SEC) that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering (IPO). Following the closing of the Company's IPO, the number of authorized shares of preferred stock and common stock will be 5,000,000 and 50,000,000, respectively. If the offering is consummated under the terms presently anticipated, all the then outstanding shares of the Company's redeemable convertible preferred stock will automatically convert into shares of common stock on a 1-for-1 basis for all preferred stock except for Series B, which converts on a 1-for-1.04204 basis upon the closing of the IPO. The pro forma consolidated balance sheet information reflects the conversion of all the redeemable convertible preferred stock and the related cancellation of the accretion for dividends on redeemable convertible preferred stock issued through March 31, 2000 as if it had occurred on March 31, 2000.

                      TALARIAN CORPORATION AND SUBSIDIARY

                       SEPTEMBER 30, 1997, 1998, AND 1999
    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000 IS
                                  UNAUDITED.)

(3) PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following (in thousands):

                                                   SEPTEMBER 30,
                                                  ----------------     MARCH 31,
                                                   1998      1999         2000
                                                  ------    ------    ------------
Computer equipment and software.................  $1,658    $1,988       $2,448
Furniture and equipment.........................     322       322          370
Leasehold improvements..........................      22        34           34
                                                  ------    ------       ------
                                                   2,002     2,344        2,852
Less accumulated depreciation and
  amortization..................................   1,295     1,752        1,950
                                                  ------    ------       ------
                                                  $  707    $  592       $  902
                                                  ======    ======       ======

(4) ACQUISITIONS

     In September 1999, the Company completed the acquisition of certain assets of GlobalCast Communications, Inc., a privately held company, which developed multicast networking software for the broadcast of data over the internet. The Company issued 605,000 shares of its common stock as consideration for the purchase, including 52,400 shares to a third party in connection with the assignment of a license agreement. The purchase price of $3,620,000 assuming a $6.00 fair value for the Company's common stock was allocated $210,000 to developed technology, $300,000 to in-process research and development, $2,710,000 to goodwill, and $400,000 to cash.

     On March 13, 2000, the Company acquired WhiteBarn, Inc. (WhiteBarn), a privately held company in Chicago, Illinois. WhiteBarn is a software consulting and development company. The Company issued 348,215 shares of its common stock and cash of approximately $581,000 for all outstanding WhiteBarn stock, and issued 71,783 fully vested stock options for all outstanding options of WhiteBarn. An escrow has been established for 59,490 of the issued shares, which will be released contingent upon the continued employment of one of WhiteBarn's officers. The transaction has been accounted for as a purchase. The purchase price of approximately $4,940,000 was allocated $515,000 to acquired net tangible assets and $4,425,000 to intangible assets including goodwill.

     The purchase price represents the 288,725 unescrowed shares of common stock, valued at an assumed fair value of $12.00 per share, the $746,000 fair value of the 71,783 fully vested stock options (computed using the Black-Scholes option pricing model), the cash paid and approximately $150,000 of transaction costs. The $713,000 value of the escrowed shares and the $2,470,000 intrinsic value of the new stock options to purchase 280,000 shares granted to new employees from WhiteBarn have been recorded as deferred stock compensation.

     Pro forma revenue, net loss attributable to common stockholders and basic and diluted net loss per share attributable to common stockholders for the years ended September 30, 1998 and 1999 with respect to the GlobalCast acquisition are presented below. The following pro forma financial information for the years ended September 30, 1998 and 1999 presents the combined results of operations of the Company and GlobalCast as if the acquisition had occurred on October 1, 1998 after giving effect to certain adjustments including amortization of goodwill and other intangibles, the elimination of non-recurring items and related income tax effects. The pro forma financial information

                      TALARIAN CORPORATION AND SUBSIDIARY

                       SEPTEMBER 30, 1997, 1998, AND 1999
    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000 IS
                                  UNAUDITED.)

does not necessarily reflect the consolidated results of operations that would have occurred had the Company and GlobalCast constituted a single entity during these periods (in thousands):

                                                          YEAR ENDED
                                                        SEPTEMBER 30,
                                                      ------------------
                                                       1998       1999
                                                      -------    -------
Revenue.............................................  $ 7,624    $ 9,151
Net loss attributable to common stockholders........   (6,406)    (6,967)
Basic and diluted net loss per share attributable to
  common stockholders...............................  $ (1.89)   $ (1.88)

     The following pro forma financial information for the six months ended March 31, 1999 and 2000 presents the combined results of the Company and WhiteBarn as if the acquisition had occurred on October 1, 1999. The pro forma financial information does not necessarily reflect the consolidated results of operations that would have occurred had the Company and WhiteBarn constituted a single entity during these periods (in thousands):

                                                      SIX MONTHS ENDED
                                                          MARCH 31,
                                                     -------------------
                                                      1999        2000
                                                     -------    --------
Revenue............................................  $ 4,977    $  7,120
Net loss attributable to common stockholders.......   (2,981)    (12,912)
Basic and diluted net loss per share attributable
  to common stockholders...........................  $ (0.91)   $  (2.91)

(5) COMMITMENTS AND CONTINGENCIES

(a) LEASE COMMITMENTS

     The Company leases its corporate and sales office facilities under noncancelable operating leases. The corporate office facility lease expires in May 2000. The Company also has various sales office facilities with lease terms of one year or less with renewal provisions. Future annual minimum lease payments under noncancelable operating leases are $458,000 through the year ended September 30, 2000. Rent expense charged to operations was $181,000, $390,000, $531,000, $254,386, and $280,996 for the years ended September 30,
1997, 1998, and 1999, and the six months ended March 31, 1999 and 2000, respectively.

(b) LEGAL ACTIONS

     From time to time, the Company has been subject to legal proceedings and claims in the ordinary course of business. The Company is not currently engaged in any material legal proceedings.

(6) BORROWINGS AND DEBT

     As of September 30, 1999, the Company had credit facilities available from a financial institution for working capital and for equipment financing, collateralized by accounts receivable and

                      TALARIAN CORPORATION AND SUBSIDIARY

                       SEPTEMBER 30, 1997, 1998, AND 1999
    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000 IS
                                  UNAUDITED.)

the other assets of the Company. Under the working capital facility, the Company may borrow up to the lesser of $1,500,000 or 75% of eligible accounts receivable. Borrowings bear interest at the bank's prime rate plus 1.0% (9.75% at September 30, 1999). As of September 30, 1999, the Company had $924,000 in borrowings under this facility. Under the facility, which expired on January 3, 2000, the Company had to maintain certain financial ratios and could not have losses exceeding certain quarterly amounts.

     The facility was renegotiated on February 22, 2000 such that the Company may borrow up to $2,000,000 under a credit line with a revolving maturity date of February 22, 2001, at an interest rate of prime plus 0.25%. As part of the renegotiation, the lender agreed to waive any defaults on certain financial covenants under its prior loan agreement during the fiscal year ended September 30, 1999.

     Under the equipment financing facility, the Company has borrowed up to $1,300,000 against eligible equipment during draw-down periods. At the end of a draw-down period, borrowings are repaid in 24 equal monthly installments of principal and interest. Borrowings bear interest at the bank's prime rate plus rates ranging from 1.50 - 2.00% (10.25 - 10.75% as of September 30, 1999). As of September 30, 1999, the Company had $373,000 outstanding under this facility.

     In conjunction with the equipment loan, in January 1994, the Company issued warrants to purchase 16,667 shares of the Company's Series B preferred stock at an exercise price of $0.90 and with an expiration date of April 2001. The fair value of the warrants issued, calculated using the Black-Scholes option pricing model and the following assumptions: 8% annual dividend rate; contractual life of seven years; risk-free interest rate of 6.91%; and expected volatility of 75%, was not material.

     The aggregate annual maturities of borrowings under these financing arrangements as of September 30, 1999, were as follows (in thousands):

                      YEAR ENDING
                     SEPTEMBER 30,
                     -------------
  2000..................................................  $1,213
  2001..................................................      83
                                                          ------
                                                          $1,296
                                                          ======

(7) STOCKHOLDERS' EQUITY AND REDEEMABLE CONVERTIBLE PREFERRED STOCK


(a) COMMON STOCK


     The Company has authorized 20,000,000 shares of common stock. Each share of common stock has voting rights of one vote per share.

                      TALARIAN CORPORATION AND SUBSIDIARY

                       SEPTEMBER 30, 1997, 1998, AND 1999
    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000 IS
                                  UNAUDITED.)


(b) REDEEMABLE CONVERTIBLE PREFERRED STOCK


     A summary of redeemable convertible preferred stock outstanding as follows:

                              NUMBER OF    NUMBER OF                    ACCRUED          CUMULATIVE
                                SHARES      SHARES      CARRYING       DIVIDENDS        ACCRUED AND
                              AUTHORIZED    ISSUED        VALUE      FOR THE PERIOD   UNPAID DIVIDENDS
                              ----------   ---------   -----------   --------------   ----------------
Series A....................  2,152,692    2,017,552   $ 1,260,970      $113,489         $  911,745
Series B....................  1,422,223    1,388,889     1,250,000       112,500            733,722
Series C....................  4,875,000    3,775,000     3,020,000       271,800          1,085,936
Issuance costs..............         --           --      (116,458)           --                 --
                              ---------    ---------   -----------      --------         ----------
BALANCES ON SEPTEMBER 30,
  1998......................  8,449,915    7,181,441     5,414,512       497,789          2,731,403
                              =========                                 ========         ==========
Series A....................  2,152,692           --            --       113,489          1,025,234
Series B....................  1,422,223           --            --       112,500            846,222
Series C....................  4,875,000           --            --       271,800          1,357,736
                              ---------    ---------   -----------      --------         ----------
BALANCES ON SEPTEMBER 30,
  1999......................  8,449,915    7,181,441     5,414,512       497,789          3,229,192
                              =========                                 ========         ==========
Series A....................  2,152,692           --            --        56,744          1,081,978
Series B....................  1,422,223           --            --        56,250            902,472
Series C....................  3,775,000           --            --       135,900          1,493,636
Series D....................  1,571,055    1,571,055    10,000,000       139,845            139,845
Series D beneficial
  conversion feature........         --           --     5,718,640            --                 --
Issuance costs..............         --           --       (78,698)           --                 --
                              ---------    ---------   -----------      --------         ----------
BALANCES ON MARCH 31,
  2000......................  8,920,970    8,752,496   $21,054,454      $388,739         $3,617,931
                              =========    =========   ===========      ========         ==========

     The rights, preferences, and privileges of the holders of Series A, B, C and D redeemable convertible preferred stock are as follows:

     - Each share of Series A, B, C and D preferred stock is convertible into shares of common stock subject to certain antidilution provisions. Conversion of the Series A, C and D preferred stock is on a 1:1 basis; conversion of the Series B preferred stock is on a 1:1.04204 basis. Conversion of the preferred stock is either at the option of the holder or automatic upon the effectiveness of a registration statement under the Securities Act of 1933 that results in aggregate gross cash proceeds to the Company of not less than $7,500,000 at an offering price of at least $4.00 per share. As of March 31, 2000, a total of 8,810,882 shares of common stock were reserved in the event of conversion. Upon conversion of the preferred stock into common stock any accrued and unpaid dividends will be cancelled and the amount will be reflected as an addition to additional paid-in capital.

     - Preferred stockholders are entitled to the number of votes equal to the number of shares of common stock into which the preferred shares are convertible.

                      TALARIAN CORPORATION AND SUBSIDIARY

                       SEPTEMBER 30, 1997, 1998, AND 1999
    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000 IS
                                  UNAUDITED.)

     - Stockholders of the Series A, B, C and D preferred stock accrue dividends at the annual rate of $0.05625, $0.081, $0.072 and $0.57 per share, respectively. These accrued dividends are payable when and as declared by the Board of Directors in preference to cash dividends to common stockholders. As of March 31, 2000, no dividends had been declared.

     - The Series A, B, C and D preferred stockholders have a liquidation preference over common stockholders to the extent of $0.625, $0.90, $0.80 and $6.36 per share, respectively, plus all accrued and unpaid dividends.

     - On issuance of the Series D preferred stock (issued on February 2, 2000) by written consent of the stockholders, the Articles of Incorporation were amended to defer the initial date of mandatory redemption of the outstanding Series A, B and C preferred stock to December 31, 2002. On December 31, 2002, 2003 and 2004, the Company is required to redeem at least one-third of the outstanding shares of Series A, B, and C preferred stock per year at $0.625, $0.90 and $0.80 per share, respectively, plus accrued and unpaid dividends. This redemption is required unless a majority of the outstanding preferred stock requests to forego this redemption. The periodic increase in the redemption value from the date of issuance of Series A, B, C and D preferred stock has been reflected as accretion of preferred stock in the accompanying financial statements. In addition, a beneficial conversion feature arose on the issuance of the Series D preferred stock, due to the difference at the issuance date between the issuance price of the Series D preferred stock and its underlying fair value. This amount totalling $5,719,000 has been treated in the accompanying financial statements as analogous to a preferred stock dividend and, accordingly, recognized as an adjustment to net loss attributable to common stockholders.


(c) STOCK OPTION PLANS


     The number of shares of common stock reserved for issuance under the 1998 Equity Incentive Plan (the Incentive Plan) is 2,800,000. Under the Incentive Plan, the Board of Directors may grant options to selected employees, officers, directors, and consultants of the Company at an exercise price of not less than 100% of the fair market value of the shares on the date of grant, except that nonqualified options may be granted at 85% of this fair market value and option grants to a 10% stockholder will not be less than 110% of this fair market value. Options expire no later than ten years from the date of grant and generally vest ratable over four years. Unexercised options expire 90 days after termination of employment from the Company.

     The number of shares of common stock reserved for issuance under the 1991 Stock Option Plan (the Stock Plan) is 2,050,000. Under the Stock Plan, the Board of Directors may grant either incentive or nonqualified stock options to key employees, consultants, directors and officers to purchase common stock at an exercise price of not less than 100% of the fair market value of the shares on the date of grant, except that nonqualified options may be granted at 85% of this fair market value. Options expire no later than ten years from the date of grant and generally vest ratably over four years. Unexercised options expire 90 days after termination of employment from the Company.

     The Company has the right to repurchase any unvested stock purchased at the original issuance cost upon the termination of the purchaser's employment. The Company's repurchase right lapses

                      TALARIAN CORPORATION AND SUBSIDIARY

                       SEPTEMBER 30, 1997, 1998, AND 1999
    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000 IS
                                  UNAUDITED.)

ratably over four years. Prior to March 31, 2000, the Company issued 1,279,171 shares that are subject to repurchase. As of March 31, 2000, none of these shares had been repurchased and 1,200,891 shares were subject to repurchase at a weighted-average price of $0.43 per share. Of the restricted shares, 100,000 were issued to an employee of the Company for a full recourse promissory note with an interest rate of 6.45% and term of 5 years.

     In March 2000, the Company's Board of Directors approved, subject to stockholder approval, the 2000 Equity Incentive Plan (the 2000 Plan). The Company has reserved 3,000,000 shares of common stock for issuance under the 2000 Plan. The number of shares reserved under the 2000 Plan will automatically be increased on January 1 of each year commencing in 2001 by an amount equal to 5% of the shares outstanding as of the immediately preceding December 31. If not terminated earlier, the 2000 Plan will terminate in March 2010.

     Under the 2000 Plan, the exercise price of all incentive stock options will be at least 100% of the stock's fair market value on the date of grant for employees owning 10% or less of the voting power of all classes of stock and at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock.

     Under the 2000 Plan, options generally will expire after ten years. However, the term of the options must be limited to five years in the case of an incentive stock option granted to an optionholder representing more than 10% of the voting power of all classes of stock.

     Options granted under the 2000 Plan generally become exercisable at the rate of 12.5% of the total number of shares subject to the options on the date six months from the grant date, and 2.083% of the total number of shares subject to the options each month thereafter.

                      TALARIAN CORPORATION AND SUBSIDIARY

                       SEPTEMBER 30, 1997, 1998, AND 1999
    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000 IS
                                  UNAUDITED.)

     A summary of the status of the Company's options under the Incentive Plan and the Stock Plan is as follows:

                                     YEAR ENDED              YEAR ENDED              YEAR ENDED            SIX MONTHS ENDED
                                 SEPTEMBER 30, 1997      SEPTEMBER 30, 1998      SEPTEMBER 30, 1999         MARCH 31, 2000
                                ---------------------   ---------------------   ---------------------   ----------------------
                                            WEIGHTED-               WEIGHTED-               WEIGHTED-                WEIGHTED-
                                 NUMBER      AVERAGE     NUMBER      AVERAGE     NUMBER      AVERAGE                  AVERAGE
                                   OF       EXERCISE       OF       EXERCISE       OF       EXERCISE      NUMBER     EXERCISE
                                 SHARES       PRICE      SHARES       PRICE      SHARES       PRICE     OF SHARES      PRICE
                                ---------   ---------   ---------   ---------   ---------   ---------   ----------   ---------
Outstanding at beginning of
  period......................  1,175,000    $0.10        843,875    $0.12      1,277,676     $0.14      1,773,604     $0.17
Granted.......................    434,000     0.15        768,500     0.15      1,080,500      0.20      2,327,283      1.94
Exercised.....................   (552,838)    0.11       (191,051)    0.10       (302,551)     0.14     (1,886,068)     0.38
Canceled......................   (212,287)    0.11       (143,648)    0.14       (282,021)     0.16        (92,432)     0.28
                                ---------               ---------               ---------               ----------
Outstanding at end of
  period......................    843,875     0.12      1,277,676     0.14      1,773,604      0.17      2,122,387      1.92
                                =========               =========               =========               ==========
Options exercisable at end of
  period......................    438,640     0.10        504,771     0.12        554,431      0.14        166,616      0.94
                                =========               =========               =========               ==========
  Weighted-average fair value
    of options granted during
    the period with exercise
    prices equal to fair value
    at date of grant..........    434,000     0.027       768,500     0.025
  Weighted-average fair value
    of options granted during
    the period with exercise
    prices less than fair
    value at date of grant....                                                  1,080,500      4.10      2,327,283      8.31

     As of March 31, 2000, there were 1,051,773 additional shares available for grant under the Incentive Plan and the Stock Plan.


(d) 2000 EMPLOYEE STOCK PURCHASE PLAN


     In March 2000, the Company's Board of Directors approved, subject to stockholder approval, the 2000 Employee Stock Purchase Plan (the Purchase Plan) and reserved a total of 300,000 shares of common stock for issuance under the Purchase Plan. The number of shares reserved for issuance under the Purchase Plan will automatically increase on January 1 of each year commencing in 2001 by an amount equal to 1% of the total shares outstanding on the immediately preceding December 31.

     Generally, each offering period will be 24 months in length. The Purchase Plan will permit eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee's base salary, commissions and bonus. The purchase price will be equal to the lower of 85% of the fair market value of the common stock (i) at the beginning of the applicable offering period or (ii) at the end of the applicable purchase period.


(e) STOCK-BASED COMPENSATION


     The Company uses the intrinsic-value method in accounting for its employee stock-based compensation plans. Accordingly, no compensation cost has been recognized for any stock options

                      TALARIAN CORPORATION AND SUBSIDIARY

                       SEPTEMBER 30, 1997, 1998, AND 1999
    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000 IS
                                  UNAUDITED.)

granted because the exercise price of each option equaled or exceeded the fair value of the underlying common stock as of the grant date for each stock option, except for stock options granted from October 1, 1998 to March 31, 2000. With respect to the stock options granted in the period from October 1, 1998 to March 31, 2000, the Company recorded deferred stock compensation of $21.7 million for the difference at the grant or issuance date between the exercise price of each stock option granted and the fair value of the underlying common stock. This amount is being amortized on an accelerated basis over the vesting period, generally four years, consistent with the method described in FASB Interpretation No. 28. Amortization of the March 31, 2000 balance of deferred stock compensation for the six months ended September 30, 2000, and the fiscal years ended 2001, 2002, 2003, and the three months ended December 31, 2003, is expected to approximate $6,141,000, $6,421,000, $3,139,000, $1,152,000, and
$39,000, respectively.

     Had compensation costs been determined in accordance with SFAS No. 123 for all of the Company's stock-based compensation plans, net loss attributable to common stockholders, and basic and diluted net loss per share attributable to common stockholders would have been as follows:

                                                                        SIX MONTHS ENDED
                                        YEAR ENDED SEPTEMBER 30,            MARCH 31,
                                      -----------------------------    -------------------
                                       1997       1998       1999       1999        2000
                                      -------    -------    -------    -------    --------
Net loss attributable to common
  stockholders (in thousands):
  As reported.......................  $(1,392)   $(2,225)   $(4,037)   $(1,477)   $(11,779)
  Pro forma.........................   (1,396)    (2,232)    (4,051)    (1,482)    (12,025)
Basic and diluted net loss per share
  attributable to common
  stockholders:
  As reported.......................  $ (0.57)   $ (0.80)   $ (1.30)   $ (0.50)   $  (2.88)
  Pro forma.........................  $ (0.57)   $ (0.80)   $ (1.30)   $ (0.50)   $  (2.94)

     The fair value of each option grant was estimated on the date of grant using the minimum value method with the following assumptions, no dividends and the following risk-free interest rates and expected lives:

                                                                   SIX MONTHS
                                   YEAR ENDED SEPTEMBER 30,          ENDED
                               ---------------------------------   MARCH 31,
                                 1997        1998        1999         2000
                               ---------   ---------   ---------   ----------
Risk-free interest rate......    6.22%       5.31%       5.56%       6.41%
Expected life................  3.5 years   3.5 years   3.5 years   3.5 years

     The weighted-average expected life was calculated based on the vesting period and the expected exercise behavior. Stock options issued generally vest at a rate of 12.5% upon the six month anniversary of the option grant date and 2.083% each month thereafter for the next 42 months. The risk-free interest rate was calculated in accordance with the grant date and expected life.

                      TALARIAN CORPORATION AND SUBSIDIARY

                       SEPTEMBER 30, 1997, 1998, AND 1999
    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000 IS
                                  UNAUDITED.)

     The options outstanding and currently exercisable by exercise price at update to March 31, 2000 were as follows:

                                          OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                                 --------------------------------------    ----------------------
                                               WEIGHTED-
                                                AVERAGE
                                               REMAINING      WEIGHTED-                 WEIGHTED-
                                              CONTRACTUAL      AVERAGE      NUMBER       AVERAGE
                                  NUMBER          LIFE        EXERCISE        OF        EXERCISE
        EXERCISE PRICES          OF SHARES      (YEARS)         PRICE       SHARES        PRICE
        ---------------          ---------    ------------    ---------    ---------    ---------
   $0.11.......................     54,000        4.15          $0.11        51,916       $0.11
     0.15......................      3,167        7.60           0.15            83        0.15
     0.20......................    193,227        9.13           0.20        39,542        0.20
     1.00......................    882,268        9.72           1.00        54,850        1.00
     2.52......................      9,518        9.92           2.52         9,518        2.52
3.18 to 3.78...................    980,207        9.94           3.19        10,707        3.78
                                 ---------                                  -------
                                 2,122,387        9.62           1.92       166,616        0.94
                                 =========                                  =======


(f) WARRANTS


     Prior to 1993, the Company granted warrants to purchase an aggregate of 135,140 and 33,334 shares of Series A and B preferred stock, respectively. The Series A warrants are exercisable at prices of $0.63 and $0.80 per share and all of the Series B warrants are exercisable at $0.90 per share. The Series A and B warrants are immediately exercisable and expire in the years 2000 through 2002. These warrants were issued to a number of individuals and a bank in consideration for the provision of cash advances and a line of credit, respectively, necessary to fund the Company's working capital requirements during the early years following its formation. At March 31, 2000, warrants to purchase an aggregate of 96,768 shares of Series A preferred stock and 33,334 shares of Series B preferred stock remained outstanding. The Company has reserved 96,768 and 33,334 shares of Series A and B preferred stock, respectively, for issuance upon the exercise of these warrants and 131,502 shares of common stock for issuance upon the conversion of the preferred stock. The values of these warrants, computed using the Black-Scholes option pricing model, were not significant.

(8) SEGMENT INFORMATION

     The Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, for the year ended September 30, 1999. SFAS No. 131 establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas, and major customers. The method for determining what information to report is based on the way that management organizes the operating segments within the Company for making operational decisions and assessments of financial performance.

     The Company's chief operating decision maker is considered to be the Company's Chief Executive Officer (CEO). The CEO reviews financial information presented on a consolidated basis for purposes of making operating decisions and assessing financial performance. The consolidated

                      TALARIAN CORPORATION AND SUBSIDIARY

                       SEPTEMBER 30, 1997, 1998, AND 1999
    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000 IS
                                  UNAUDITED.)

financial information reviewed by the CEO is identical to the information presented in the accompanying consolidated statements of operations.

     The Company maintains significant operations in the United States, with direct sales and marketing offices located in the United Kingdom and other European cities. The Company does not measure performance of net revenue by geographical area, and accordingly no analysis has been provided. There were no significant assets maintained by the Company outside the United States for the years ended September 30, 1997, 1998 and 1999 and the six months ended March 31, 2000.

     Therefore, the Company has determined that it operates in a single operating segment: real-time infrastructure software. Disaggregated information on its products and services is as follows (in thousands):

                                                                          SIX MONTHS ENDED
                                             YEAR ENDED SEPTEMBER 30,        MARCH 31,
                                            --------------------------    ----------------
                                             1997      1998      1999      1999      2000
                                            ------    ------    ------    ------    ------
Revenue:
  Licenses................................  $4,209    $5,100    $5,912    $2,939    $4,080
  Maintenance.............................   1,426     1,873     2,488     1,085     1,469
  Professional services...................     807       540       640       163       879
                                            ------    ------    ------    ------    ------
     Total revenue........................  $6,442    $7,513    $9,040    $4,187    $6,428
                                            ======    ======    ======    ======    ======

     Revenue from sales made to customers in Europe aggregated 11%, 13%, 22%, 26% and 11% for the years ended September 30, 1997, 1998 and 1999 and for the six months ended March 31, 1999 and 2000, respectively, and represent a combination of export sales made from the United States to European customers and sales originated by the United Kingdom sales subsidiary to European customers. The geographic location of customers by country were concentrated in the United Kingdom, France and Germany.

     Significant customer information is as follows:

                                                PERCENTAGE OF TOTAL REVENUE          PERCENTAGE
                                            ------------------------------------      OF TOTAL
                                                                     SIX MONTHS       ACCOUNTS
                                                 YEAR ENDED            ENDED         RECEIVABLE
                                               SEPTEMBER 30,         MARCH 31,      ------------
                                            --------------------    ------------     MARCH 31,
                                            1997    1998    1999    1999    2000        2000
                                            ----    ----    ----    ----    ----    ------------
Customer A................................   20%     13%     12%      9%      8%          3%
Customer B................................    7       4       7      15       5          --
Customer C................................   --       5       8      11       2          --

                      TALARIAN CORPORATION AND SUBSIDIARY

                       SEPTEMBER 30, 1997, 1998, AND 1999
    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000 IS
                                  UNAUDITED.)

(9) INCOME TAXES

     As of September 30, 1998 and September 30, 1999, the types of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities are set out below:

                                                          1998           1999
                                                       -----------    -----------
Deferred tax assets:
  Depreciation.......................................  $    33,000    $    33,000
  Intangibles........................................           --        126,000
  Accrued liabilities................................      176,000        147,000
  Allowance for doubtful accounts....................       74,000        103,000
  Net operating loss carryforwards...................    1,278,000      2,274,000
  Research and development and other credits.........      508,000        677,000
  Deferred revenue...................................           --        770,000
  Amortization of capitalized deferred research and
     development expenses............................        9,000             --
                                                       -----------    -----------
Gross deferred tax assets............................    2,078,000      4,130,000
Valuation allowance..................................   (2,078,000)    (4,130,000)
                                                       -----------    -----------
Total deferred assets................................  $        --    $        --
                                                       ===========    ===========

     Management has established a valuation allowance for the portion of deferred tax assets for which realization is uncertain. The change in the valuation allowance for deferred tax assets as of September 30, 1998 and September 30, 1999 was a decrease of $54,000 and an increase of $2,052,000.

     As of September 30, 1999, the Company had net operating loss carryforwards for federal and California income tax purposes of approximately $5,912,000 and $1,653,000, respectively, available to offset income in future years. The federal net operating loss carryforwards expire from 2007 through 2019. The California net operating loss carryforwards expire from 2000 through 2004.

     As of September 30, 1999, the Company had research and experimentation credit carryforwards for federal and California income tax purposes of approximately $391,000 and $275,000 available to reduce future income taxes. The federal research credit carryforwards expire in various years from 2005 through 2019. The California research credit carries forward indefinitely until utilized. In addition, the Company had $7,000 and $4,000 of tax credit carryforwards related to the AMT tax for federal and state purposes, respectively. The federal and state AMT credit carries forward indefinitely until utilized.

     Federal and California tax laws impose substantial restrictions on the utilization of net operating loss and credit carryforwards in the event of an "ownership change" for tax purposes, as defined in Section 382 of the Internal Revenue Code. Management believes that, based on the estimated fair market value of the Company's stock immediately prior to the initial public offering, the annual limitation imposed on net operating loss carryforwards will not impair the Company's ability to utilize these carryforwards in future years.

                      TALARIAN CORPORATION AND SUBSIDIARY

                       SEPTEMBER 30, 1997, 1998, AND 1999
    (INFORMATION FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 1999 AND 2000 IS
                                  UNAUDITED.)


(10) SUBSEQUENT EVENTS



(a) REINCORPORATION



     On July 10, 2000, the Company completed its reincorporation in the State of Delaware. The accompanying financial statements reflect this reincorporation, and the resulting recognition of par value for all periods presented.



(b) DEFERRED STOCK COMPENSATION



     During the period from April 1, 2000 to July 15, 2000, the Company expects to record additional deferred stock compensation of approximately $2,649,000 related to stock options to purchase 476,500 shares of common stock granted at exercise prices ranging from $3.18 to $9.00, during that period. Amortization of total deferred stock compensation to be recorded through July 15, 2000, is expected to be approximately $642,000 in the six months ended September 30, 2000 and approximately $1,213,000, $519,000, $231,000 and $44,000 in the fiscal years ending in 2001, 2002, 2003 and 2004, respectively.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
GlobalCast Communications, Inc.:

     We have audited the accompanying balance sheets of GlobalCast Communications, Inc. (the Company) as of June 30, 1998 and 1999, and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GlobalCast Communications, Inc. as of June 30, 1998 and 1999, and the results of its operations and its cash flows for each of the years then ended, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations since inception that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to those matters are also described in
Note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ KPMG LLP

Mountain View, California
March 9, 2000

                        GLOBALCAST COMMUNICATIONS, INC.

                                 BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                      JUNE 30,
                                                              -------------------------
                                                                 1998           1999
                                                              -----------    ----------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $       123    $      536
  Accounts receivable.......................................           --            49
  Prepaid expenses and other current assets.................           54             6
                                                              -----------    ----------
      Total current assets..................................          177           591
Fixed assets, net...........................................          381            --
Other assets, net...........................................          162            --
                                                              -----------    ----------
      Total assets..........................................  $       720    $      591
                                                              ===========    ==========
       LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $       170    $       74
  Accrued liabilities.......................................          107            14
  Notes payable.............................................        1,056            --
  Note payable to related parties...........................          200            --
  Deferred revenue..........................................          310           310
  Capital lease obligations, current........................          175            --
                                                              -----------    ----------
      Total current liabilities.............................        2,018           398
Capital lease obligations, non-current......................          238            --
Other long-term liabilities.................................            8            --
                                                              -----------    ----------
      Total liabilities.....................................        2,264           398
                                                              -----------    ----------
Shareholders' equity (deficit):
  Convertible preferred stock:
    Series A; par value $0.001; 7,000,000 shares authorized;
     issued and outstanding 5,896,925 shares in 1998 and
     1999 (liquidation value $1,061)........................            6             6
    Series B; par value $0.001; 9,000,000 shares authorized;
     issued and outstanding 6,433,693 shares in 1998 and
     1999 (liquidation value $2,509)........................            6             6
    Series C; par value $0.001; 24,400,000 shares
     authorized; issued and outstanding 14,988,890 shares in
     1999 (liquidation value $4,047 in 1999)................           --            15
  Common stock; $0.001 par value; 65,000,000 shares
    authorized; issued and outstanding 13,073,814 and
    13,132,814 shares in 1998 and 1999, respectively........           13            13
  Additional paid-in capital................................        3,914         7,910
  Note receivable from shareholder..........................          (44)          (44)
  Accumulated deficit.......................................       (5,439)       (7,713)
                                                              -----------    ----------
      Total shareholders' equity (deficit)..................       (1,544)          193
                                                              -----------    ----------
      Total liabilities and shareholders' equity
       (deficit)............................................  $       720    $      591
                                                              ===========    ==========

See accompanying notes to financial statements.

                        GLOBALCAST COMMUNICATIONS, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                              YEAR ENDED JUNE 30,
                                                              --------------------
                                                                1998        1999
                                                              --------    --------
Net sales...................................................  $   111     $   111
                                                              -------     -------
Operating expenses:
  Research and development..................................      884         651
  Selling and marketing.....................................      938         484
  General and administrative................................    1,399         906
                                                              -------     -------
     Total operating expenses...............................    3,221       2,041
                                                              -------     -------
     Operating loss.........................................   (3,110)     (1,930)
Loss from disposal of fixed assets..........................       --        (228)
Interest expense, net.......................................     (120)       (147)
Other income, net...........................................        6          31
                                                              -------     -------
     Net loss...............................................  $(3,224)    $(2,274)
                                                              =======     =======

See accompanying notes to financial statements.

                        GLOBALCAST COMMUNICATIONS, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                       YEARS ENDED JUNE 30, 1998 AND 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                   CONVERTIBLE PREFERRED STOCK
                                  -------------------------------------------------------------
                                       SERIES A             SERIES B             SERIES C            COMMON STOCK       ADDITIONAL
                                  ------------------   ------------------   -------------------   -------------------    PAID-IN
                                   SHARES     AMOUNT    SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT    CAPITAL
                                  ---------   ------   ---------   ------   ----------   ------   ----------   ------   ----------
BALANCES, JUNE 30, 1997.........  5,896,925     $6     6,410,256     $6             --    $--      8,830,492    $ 9       $3,580
Exercise of stock options.......         --     --            --     --             --     --      4,242,822      4          165
Issuance of Series B preferred
  stock, net of issuance costs
  of $7.........................         --     --        23,437     --             --     --             --     --           25
Issuance of warrant.............         --     --            --     --             --     --             --     --          144
Net loss........................         --     --            --     --             --     --             --     --           --
                                  ---------     --     ---------     --     ----------    ---     ----------    ---       ------
BALANCES, JUNE 30, 1998.........  5,896,925      6     6,433,693      6             --     --     13,073,314     13        3,914
Issuance of Series C preferred
  stock, net of issuance costs
  of $35........................         --     --            --     --     14,988,890     15             --     --        3,996
Exercise of stock options.......         --     --            --     --             --     --         59,750     --           --
Net loss........................         --     --            --     --             --     --             --     --           --
                                  ---------     --     ---------     --     ----------    ---     ----------    ---       ------
BALANCES, JUNE 30, 1999.........  5,896,925     $6     6,433,693     $6     14,988,890    $15     13,133,064    $13       $7,910
                                  =========     ==     =========     ==     ==========    ===     ==========    ===       ======


                                     NOTE                         TOTAL
                                  RECEIVABLE                  SHAREHOLDERS'
                                     FROM       ACCUMULATED     (DEFICIT)
                                  SHAREHOLDER     DEFICIT        EQUITY
                                  -----------   -----------   -------------
BALANCES, JUNE 30, 1997.........     $(41)        $(2,215)       $ 1,345
Exercise of stock options.......       (3)             --            166
Issuance of Series B preferred
  stock, net of issuance costs
  of $7.........................       --              --             25
Issuance of warrant.............       --              --            144
Net loss........................       --          (3,224)        (3,224)
                                     ----         -------        -------
BALANCES, JUNE 30, 1998.........      (44)         (5,439)        (1,544)
Issuance of Series C preferred
  stock, net of issuance costs
  of $35........................       --              --          4,011
Exercise of stock options.......       --              --
Net loss........................       --          (2,274)        (2,274)
                                     ----         -------        -------
BALANCES, JUNE 30, 1999.........     $(44)        $(7,713)       $   193
                                     ====         =======        =======

See accompanying notes to financial statements.

                        GLOBALCAST COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              YEAR ENDED JUNE 30,
                                                              --------------------
                                                                1998        1999
                                                              --------    --------
Cash flows from operating activities:
  Net loss..................................................  $(3,224)    $(2,274)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Amortization of discount on notes payable..............       --         144
     Loss on sale of fixed assets...........................       --         227
     Depreciation and amortization..........................      212         160
     Changes in operating assets and liabilities:
       Accounts receivable..................................      304         (49)
       Other assets.........................................     (111)        147
       Accrued liabilities..................................       48         (93)
       Accounts payable.....................................       82         (96)
       Deferred revenue.....................................      160          --
                                                              -------     -------
          Net cash used in operating activities.............   (2,529)     (1,834)
                                                              -------     -------
Cash flows from investing activities:
  Purchases of fixed assets.................................     (136)        (36)
  Proceeds from sale of fixed assets........................       --          94
                                                              -------     -------
          Net cash provided by (used in) operating
            activities......................................     (136)         58
                                                              -------     -------
Cash flows from financing activities:
  Proceeds from issuance of preferred stock, net............       25       3,811
  Proceeds from issuance of common stock....................      166          --
  Payments on capital lease obligations.....................     (124)       (421)
  Proceeds from notes payable...............................    1,200          --
  Repayment of notes payable................................       --      (1,200)
  Proceeds from sale of property and equipment in sale
     leaseback transaction..................................      151          --
                                                              -------     -------
          Net cash provided by financing activities.........    1,418       2,190
                                                              -------     -------
Net (decrease) increase in cash and cash equivalents........   (1,247)        414
Cash and cash equivalents at beginning of year..............    1,370         123
                                                              -------     -------
Cash and cash equivalents at end of year....................  $   123     $   537
                                                              =======     =======
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................  $   132     $    --
                                                              =======     =======
Noncash financing activities:
  Conversion of notes payable for preferred stock...........  $    --     $   200
                                                              =======     =======
  Note receivable for common stock..........................  $     3     $    --
                                                              =======     =======

See accompanying notes to financial statements.

                        GLOBALCAST COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                             JUNE 30, 1998 AND 1999

(1) THE COMPANY AND BASIS OF PRESENTATION

     GlobalCast Communications, Inc. (the Company) is a California corporation that was incorporated in June 1995. The Company develops network transport protocols and communication software. The Company was originally incorporated as Multilink Distributed Solutions, Inc. before later changing its name to GlobalCast Communications, Inc. The Company has financed its research and development primarily by raising equity capital.

     The accompanying financial statements have been prepared on a basis that presumes the Company will continue to exist and contemplates the realization of assets and the satisfaction of liabilities and other commitments in the normal course of business. The Company has incurred net losses since its inception and, as described in Note 7, has sold its technology rights.

     The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary if the Company is unable to continue as a going concern.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) REVENUE RECOGNITION

     The Company has adopted Statement of Position (SOP) 97-2 Software Revenue Recognition, as amended by SOP 98-4 and SOP 98-9. The Company has derived revenue from licenses of its software products. Revenue from license fees is recognized when persuasive evidence of an arrangement exists, delivery of the product has occurred, no significant Company obligations with regard to implementation remain, the fee is fixed or determinable and collectibility is probable.

(b) CASH AND CASH EQUIVALENTS

     The Company considers highly liquid investments with original maturities of less than three months to be cash equivalents. As of June 30, 1998 and 1999, cash equivalents primarily consist of money market funds which are carried at cost plus accrued interest. The carrying value of money market funds approximates market value.

(c) PROPERTY AND EQUIPMENT

     Equipment, furniture, and leasehold improvements are stated at cost. Depreciation and amortization are calculated using the straight-line method over the following useful lives:

Computer equipment.....................  3 years
Computer software......................  3 years
Furniture and fixtures.................  5 years

(d) INCOME TAXES

     Income taxes are accounted for under the asset and liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the

                        GLOBALCAST COMMUNICATIONS, INC.

                             JUNE 30, 1998 AND 1999

financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(e) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets as well as liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(f) STOCK-BASED COMPENSATION

     The Company uses the intrinsic value-based method of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, to account for employee stock-based compensation. The Company has recorded no compensation costs related to its stock option plan for the period from June 1, 1995 (inception) to June 30, 1999 because the exercise price of each option equals or exceeds the fair value of the underlying common stock as of the grant date for that option.

     Pursuant to SFAS No. 123, the Company is required to disclose the pro forma effect on net loss as if the Company had elected to use the fair value approach to account for all its employee stock-based compensation plans. Had compensation cost for the Company's plans been determined consistent with the fair-value approach enumerated in SFAS No. 123, the Company's pro forma net loss for the years ended June 30, 1998 and 1999 would not have been materially different from the net loss reported in the accompanying statements of operations.

     The fair value of options granted was estimated on the date of grant using the minimum value method with the following weighted-average assumptions: risk-free interest rate of approximately 6.5%; expected life of five years; and no dividends.

(g) COMPREHENSIVE LOSS

     The Company did not have any significant components of other comprehensive loss for the years ended June 30, 1998 and 1999.

(h) SEGMENT REPORTING

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures About Segments of an Enterprise and Related Information, for the year ended June 30, 1999. Based on definitions contained within SFAS No. 131, the Company has determined that it operates in one segment.

                        GLOBALCAST COMMUNICATIONS, INC.

                             JUNE 30, 1998 AND 1999

(i) RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred until technological feasibility has been established. To date, the Company's software has been available for general release concurrent with the establishment of technological feasibility, and, accordingly, no development costs have been capitalized.

(j) OTHER ASSETS, NET

     Other assets, primarily technology rights, are being amortized ratably over three years.

(k) RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because the Company does not currently hold any derivative instruments and does not engage in hedging activities, the Company expects adoption of SFAS No. 133 will not have a material impact on its financial position, results of operations, or cash flows. The Company will be required to adopt SFAS No. 133 for the year ended December 31, 2001, in accordance with SFAS No. 137, which delayed implementation of SFAS No. 133.

(3) NOTES PAYABLE

     In September 1997, the Company entered into a loan and security agreement (the Agreement) with a bank. The Agreement extended up to $200,000 in credit to the Company.

     In January 1998, the Company entered into a second loan and security agreement which increased the credit available to the Company by $1,000,000 and extended the term of the original agreement. As of June 30, 1998, the Company had borrowed the maximum allowable under the terms of the loan agreement.

     Outstanding principal as of June 30, 1998 was $1,200,000, which bears interest at an annual rate of prime plus 2.0% (10.50% as of June 30, 1998).

     The agreements contain certain covenants. The most restrictive of these covenants is the requirement to deliver financial statements to the bank within specified time periods. As of June 30, 1999, the Company had repaid the entire principal balance.

                        GLOBALCAST COMMUNICATIONS, INC.

                             JUNE 30, 1998 AND 1999

(4) FIXED ASSETS

     A summary of fixed assets as of June 30, 1998 and 1999 follows:

                                                           1998    1999
                                                           ----    ----
Computer equipment.......................................  $414    $ --
Computer software........................................     7      --
Furniture and fixtures...................................   243      --
                                                           ----    ----
                                                            664      --
Less accumulated depreciation............................   283      --
                                                           ----    ----
                                                           $381    $ --
                                                           ====    ====

(5) STOCKHOLDERS' EQUITY

     As of June 30, 1999, the authorized capital stock of the Company consisted of 65,000,000 shares of common stock and 40,400,000 shares of preferred stock. Of the preferred stock, 7,000,000 shares are designated as Series A, 9,000,000 shares are designated as Series B, 21,000,000 shares are designated as Series C, and 3,400,000 shares are designated as Series C-1 nonvoting preferred stock.

(a) PREFERRED STOCK

     Each share of Series A, B, and C preferred stock is convertible at the holder's option into one share of common stock. All preferred stock will automatically convert into common stock in the event that the holders of a least 50% of the outstanding Series A, B, and C preferred stock, voting as a single class, consent to such a conversion, or upon the closing of an underwritten public offering of common stock at a price of at least $0.78 per share with a gross proceeds of more than $10,000,000.

     In the event of a public offering, all outstanding shares of Series C-1 preferred stock will be automatically converted into shares of common stock at the then-effective conversion rate of the Series C preferred stock.

     The holders of Series A, B, C, and C-1 preferred stock are entitled to receive on an equal basis, noncumulative dividends in preference to holders of common stock, at the rate of $0.0114, $0.0312, $0.022, and $0.022 per share, respectively, when and if declared by the Board of Directors.

     Upon the liquidation, dissolution, or winding up of the Company, the holders of preferred stock are entitled to receive on an equal basis, and in preference to the holders of common stock, an amount equal to $0.18, $0.39, $0.27, and $0.27 per share, respectively, plus any declared but unpaid dividends. The remaining assets will be ratably distributed to the holders of common stock and Series A, B, C, and C-1 preferred stock on a common equivalent basis until the holders of the Series A preferred stock have received an aggregate per share amount of $0.27, and until the holders of the Series B preferred stock have received an aggregate per share amount of $0.585 until the holder of Series C preferred stock have received an aggregate per share amount of $0.405, and until the holders of Series C-1 preferred stock have received an aggregate per share amount of $0.405. Thereafter, the holders of common stock will be entitled to receive all remaining assets.

                        GLOBALCAST COMMUNICATIONS, INC.

                             JUNE 30, 1998 AND 1999

     The holders of common stock and Series A, B, C, and C-1 preferred stock will vote together on all matters presented to the stockholders. The holders of each share of Series A, B, C, and C-1 preferred stock has the right to that number of votes equal to the number of shares of common stock issuable upon conversion of such shares.

(b) STOCK OPTIONS

     In 1997, the Company adopted the 1997 Stock Option Plan (the Plan), under which the Company has the ability to grant incentive stock options and nonstatutory stock options. Options issued under the Plan can have an exercise price of no less than 100% of the fair market value of the Company's common stock at the date of grant. The Plan allows for the issuance of a maximum of 7,230,769 shares of the Company's common stock. The Company has reserved 7,230,769 shares of common stock for issuance under the Plan. Stock options granted with varying vesting periods and have an expiration date of ten years from the date of grant.

     A summary of the stock options as of June 30, 1998 and 1999 is presented below:

                                            1998                       1999
                                   -----------------------    ----------------------
                                                 WEIGHTED-                 WEIGHTED-
                                                  AVERAGE                   AVERAGE
                                                 EXERCISE                  EXERCISE
                                     SHARES        PRICE       SHARES        PRICE
                                   ----------    ---------    ---------    ---------
Outstanding at beginning of
  year...........................   2,028,555      $0.04      4,607,216      $0.04
Granted..........................   4,385,974       0.04      1,702,500       0.04
Exercised........................     (61,605)      0.04        (59,750)      0.04
Canceled.........................  (1,745,708)      0.04         (2,500)      0.04
                                   ----------                 ---------
Outstanding at end of year.......   4,607,216       0.04      6,247,466       0.04
                                   ==========                 =========
Options exercisable at
  year-end.......................      62,559       0.04      1,546,603       0.04
                                   ==========                 =========
Weighted-average fair value of
  options granted during the
  period with exercise prices
  equal to fair value at date of
  grant..........................   4,385,974       0.02      1,702,500       0.02

(c) WARRANTS

     In May 1998, in connection with a bridge loan with outside investors, the Company issued warrants to purchase 230,764 shares of the Company's Series B convertible preferred stock at a price of $0.39 per share. The warrants expire on May 28, 2008.

     In June 1998, in connection with a loan agreement with a bank, the Company issued warrants to purchase 230,769 shares of the Company's Series B convertible preferred stock at a price of $0.39 per share. The warrants expire on May 28, 2008.

     The fair value of these warrants, calculated using the Black-Scholes option pricing model, using $0.39 as the stock price of the underlying stock and the following weighted-average assumptions: no dividends; contractual life of ten years; risk-free interest rate of approximately 6.35%; and expected

                        GLOBALCAST COMMUNICATIONS, INC.

                             JUNE 30, 1998 AND 1999

volatility of 70%, was $143,633. This amount was reflected as a discount on the related notes payable and amortized to expense in 1999.

(d) NOTES RECEIVABLE FROM SHAREHOLDERS

     These full recourse loans bear interest at an annual rate of 6.72%, and are due and payable on September 30, 2000.

(6) INCOME TAXES

     The Company's tax provision differs from that expected by multiplying the Company's net losses by the Federal statutory income tax rate due to operating losses not benefited.

     The types of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities are set forth below.

                                                         1998      1999
                                                         -----    -------
Deferred tax assets:
  Accruals and reserves................................  $  13    $    --
  Capitalized start-up and organization costs..........      3          2
  Research and experimentation credit carryforwards....    147        202
  Net operating loss and credit carryforwards..........    722      1,682
                                                         -----    -------
  Total deferred tax assets............................    885      1,886
  Valuation allowance..................................   (885)    (1,886)
                                                         -----    -------
  Net deferred tax assets..............................  $  --    $    --
                                                         =====    =======

     Management has established a full valuation allowance against total deferred tax assets due to the uncertainty in realization of the deferred tax assets. The increase in the valuation allowance was $16,000 and $1,001,000 for the years ended June 30, 1998 and 1999, respectively.

     As of June 30, 1999, the Company had net operating loss carryforwards for federal and California income tax purposes of approximately $3,923,000 and $3,937,000, respectively, available to reduce future income subject to income taxes. The federal net operating loss carryforwards expire in various years from fiscal year 2011 through 2019. The California net operating loss carryforwards expire in 2004.

     As of June 30, 1999, the Company had research and experimentation tax credit carryforwards for federal and California income tax purposes of approximately $82,000 and $119,000, respectively, available to reduce future income taxes liabilities. The federal research and experimentation tax credit carryforwards expire in various years beginning fiscal year 2012 through 2019. The California research and experimentation tax credit can be carried forward indefinitely until utilized.

     Pursuant to the provisions of the Tax Reform Act of 1986, utilization of the net operating loss and tax credit carryforwards may be subject to limitation due to a change in the ownership of the Company.

                        GLOBALCAST COMMUNICATIONS, INC.

                             JUNE 30, 1998 AND 1999

(7) COMMITMENTS AND CONTINGENCIES

     In September 1999, the Company entered into an agreement with Talarian to sell the Company's technology rights and $400,000 in cash in exchange for 605,000 shares of Talarian's common stock.

     A customer has asserted that the $310,000 it paid to the Company for developed technology in 1997 should be refunded. The customer has never accepted the technology developed by the Company as being in accordance with specifications. The Company had recorded this amount as deferred revenue and ceased revenue recognition when the claim was asserted.

(8) CONCENTRATIONS OF CREDIT RISK

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash equivalents and accounts receivable. Cash equivalents are money market funds maintained with a high quality financial institution. The Company generally does not require collateral for sales on credit. The Company closely monitors extensions of credit and has not experienced significant credit losses in the past.

     A summary of net sales to major customers that exceeded 10% of total net sales during each of the years in the two-year period ended June 30, 1999, and the amount due from these customers as of June 30, 1999, follows (in thousands):

                                                          NET SALES
                                                         ------------     ACCOUNTS
                                                         1998    1999    RECEIVABLE
                                                         ----    ----    ----------
Customer A.............................................  $--     $ 58       $--
Customer B.............................................   --       45        45
Customer C.............................................   37       --        --
Customer D.............................................   20       --        --
Customer E.............................................   15       --        --

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
WhiteBarn, Inc.:

     We have audited the accompanying balance sheets of WhiteBarn, Inc. (the Company) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WhiteBarn, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the years then ended, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Chicago, Illinois
March 10, 2000

                                WHITEBARN, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              DECEMBER 31,
                                                              ------------
                                                              1998    1999
                                                              ----    ----
ASSETS
Current assets:
  Cash and cash equivalents.................................  $270    $229
  Accounts receivable, net of allowance of $0 and $2 in 1998 and 1999,
     respectively...........................................    76     148
  Unbilled accounts receivable..............................    49      53
  Prepaid rent..............................................     3      --
  Deferred income taxes.....................................    --       1
                                                              ----    ----
     Total current assets...................................   398     431
                                                              ----    ----
Property and equipment:
  Computers and equipment...................................    52      59
  Software..................................................     1       1
                                                              ----    ----
     Total property and equipment...........................    53      60
  Less accumulated depreciation and amortization............   (27)    (41)
                                                              ----    ----
     Property and equipment, net............................    26      19
Security deposits...........................................     2       6
                                                              ----    ----
     Total assets...........................................  $426    $456
                                                              ====    ====
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accrued expenses..........................................  $ 12    $ 20
  Deferred revenue..........................................    10      --
  Income taxes payable......................................    28      13
                                                              ----    ----
     Total current liabilities..............................    50      33
Deferred income taxes.......................................     6       3
                                                              ----    ----
     Total liabilities......................................    56      36
Stockholders' equity:
     Common stock, no par value, 5,375,000 shares
      authorized; 4,375,000 and 4,390,000 shares issued and
      outstanding in 1998 and 1999, respectively............   176     179
     Retained earnings......................................   194     241
                                                              ----    ----
     Total stockholders' equity.............................   370     420
                                                              ----    ----
     Total liabilities and stockholders' equity.............  $426    $456
                                                              ====    ====

See accompanying notes to financial statements.

                                WHITEBARN, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              ----------------
                                                               1998      1999
                                                              ------    ------
Revenues....................................................  $1,119    $1,482
Cost of revenues............................................     714     1,009
                                                              ------    ------
  Gross profit..............................................     405       473
                                                              ------    ------
Operating expenses:
  Research and development..................................      26        --
  General and administrative................................     261       416
                                                              ------    ------
     Total operating expenses...............................     287       416
                                                              ------    ------
     Income from operations.................................     118        57
Interest income.............................................       9        12
                                                              ------    ------
     Income before taxes....................................     127        69
Income tax expense..........................................      40        22
                                                              ------    ------
     Net income.............................................  $   87    $   47
                                                              ======    ======

See accompanying notes to financial statements.

                                WHITEBARN, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1998 AND 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                      COMMON STOCK
                                                   -------------------    RETAINED
                                                    SHARES      AMOUNT    EARNINGS    TOTAL
                                                   ---------    ------    --------    -----
Balance at December 31, 1997.....................  4,375,000     $176       $107      $283
Net income.......................................         --       --         87        87
                                                   ---------     ----       ----      ----
Balance at December 31, 1998.....................  4,375,000      176        194       370
Issuance of common stock upon exercise of stock
  options........................................     15,000        3         --         3
Net income.......................................         --       --         47        47
                                                   ---------     ----       ----      ----
Balance at December 31, 1999.....................  4,390,000     $179       $241      $420
                                                   =========     ====       ====      ====

See accompanying notes to financial statements.

                                WHITEBARN, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              ------------
                                                              1998    1999
                                                              ----    ----
Cash flows from operating activities:
  Net income................................................  $ 87    $ 47
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
     Depreciation and amortization..........................    12      14
     Provision for doubtful accounts........................    --       2
     Deferred income taxes..................................     3      (4)
     Changes in assets and liabilities:
       Accounts receivable..................................    12     (72)
       Unbilled accounts receivable.........................   (49)     (4)
       Security deposits....................................    (2)     (4)
       Prepaid rent.........................................    (2)      3
       Deferred revenue.....................................    10     (10)
       Income taxes payable.................................    26     (15)
       Accrued expenses.....................................     6       8
                                                              ----    ----
          Net cash provided by (used in) operating
            activities......................................   103     (35)
                                                              ----    ----
Cash flows from investing activities:
  Purchases of property and equipment.......................   (24)     (9)
                                                              ----    ----
          Net cash used in investing activities.............   (24)     (9)
                                                              ----    ----
Cash flows from financing activities:
  Issuance of common stock..................................    --       3
                                                              ----    ----
          Net cash provided by financing activities.........    --       3
                                                              ----    ----
          Net increase (decrease) in cash and cash
            equivalents.....................................    79     (41)
Cash and cash equivalents at beginning of year..............   191     270
                                                              ----    ----
Cash and cash equivalents at end of year....................  $270    $229
                                                              ====    ====
Supplemental disclosure of cash flow information:
  Income taxes paid.........................................  $ 10    $ 41
                                                              ====    ====

See accompanying notes to financial statements.

                                WHITEBARN, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

     WhiteBarn, Inc. (the Company) is a software consulting and development company that offers products and services focused around Internet and Intranet technology. The Company's Warrenville, Illinois-based consultants work directly with clients to determine their business requirements and facilitate implementation.

     The Company was originally incorporated as a C-corporation in the state of Illinois on April 27, 1994, under the name WhiteBarn Studios, Inc., and changed its name to WhiteBarn Web Works, Inc. on October 13, 1996 and to WhiteBarn, Inc. on March 23, 1999.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) CASH EQUIVALENTS

     Cash equivalents are short-term, highly liquid investments with original maturity dates of three months or less. As of December 31, 1998 and 1999, cash equivalents consisted of a money market account in the amount of $220,959 and $186,917, respectively.

(b) USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) REVENUE RECOGNITION

     The Company earns revenue primarily through consulting services with third parties. The Company recognizes revenues over the period in which the work is performed. A small portion of the Company's revenue is derived from hosting web sites and from licensing software. Such amounts aggregated $6,975 and $5,995 and $14,430 and $4,610 during the years ended December 31, 1998 and 1999, respectively.

     Revenue from hosting of web sites is recorded as earned in the period of service. Revenue from the licensing of software is recorded when the license agreement is signed and the software is delivered.

(d) SOFTWARE DEVELOPMENT

     Software development costs are accounted for in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Costs associated with the planning and designing phase of software development, including coding and testing activities necessary to establish technological feasibility, are classified as research and development costs and are charged to expense as incurred. Once technological feasibility has been established, software development costs incurred prior to general release of the product would be eligible for capitalization. No development costs have been

                                WHITEBARN, INC.

capitalized because costs incurred during the period between technological feasibility and when products are ready for release to customers has been insignificant.

(e) PROPERTY AND EQUIPMENT

     Property and equipment includes computer equipment and software and is stated at cost. Depreciation and amortization is provided over the estimated useful lives of the assets, generally three years, using the straight-line method for financial reporting purposes.

(f) INCOME TAXES

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(g) COST OF REVENUES

     Cost of revenues includes compensation and benefits, contractor fees and travel expenses incurred during the performance of revenue-producing activities.

(h) ADVERTISING EXPENSES

     Advertising expenses are charged to operations during the year in which they are incurred. The total amount of advertising expenses charged to operations was $2,918 and $13,126 for the years ended December 31, 1998 and 1999, respectively.

(3) INCOME TAXES

     Income tax expense (benefit) consists of:

                                                       CURRENT    DEFERRED    TOTAL
                                                       -------    --------    -----
Year ended December 31, 1998:
  U.S. Federal.......................................    $28        $ 2        $30
  State..............................................      9          1         10
                                                         ---        ---        ---
     Total...........................................    $37        $ 3        $40
                                                         ===        ===        ===
Year ended December 31, 1999:
  U.S. Federal.......................................    $20        $(3)       $17
  State..............................................      6         (1)         5
                                                         ---        ---        ---
     Total...........................................    $26        $(4)       $22
                                                         ===        ===        ===

                                WHITEBARN, INC.

     The total income tax provision for the year ended December 31, 1998 and 1999 differs from the amounts computed by applying the federal income tax rate of 25% to the income before income taxes for the following reasons:

                                                             1998    1999
                                                             ----    ----
Federal income tax expense at statutory rate...............  $32     $17
Increase in taxes resulting from:
  Permanent differences....................................    1       1
  State income taxes, net of Federal income tax benefit....    7       4
                                                             ---     ---
Income tax provision.......................................  $40     $22
                                                             ===     ===

     The tax effects of the temporary differences that give rise to the deferred tax assets and liabilities at December 31, 1999 and 1998 are presented below (in thousands):

                                                              1998    1999
                                                              ----    ----
Deferred tax assets:
  Allowance for doubtful accounts...........................  $--     $ 1
                                                              ---     ---
          Total gross deferred tax assets...................   --       1
Deferred tax liabilities:
  Depreciation and amortization.............................   (6)     (3)
                                                              ---     ---
          Total gross deferred tax liabilities..............   (6)     (3)
                                                              ---     ---
Net deferred tax liabilities................................  $(6)    $(2)
                                                              ===     ===

(4) SIGNIFICANT CUSTOMERS

     The Company had three customers that collectively accounted for 95% of accounts receivable and individually accounted for 38%, 37%, and 20% of accounts receivable at December 31, 1998. The Company had two customers that collectively accounted for 79% of revenues and individually accounted for 42% and 37% of revenue during the year ended December 31, 1998.

     The Company had two customers that accounted for 83% of accounts receivable and individually accounted for 64% and 19% of accounts receivable at December 31, 1999. The Company had four customers that collectively accounted for 76% of revenues and individually accounted for 33%, 16%, 15% and 12% of revenues during the year ended December 31, 1999.

(5) LEASES

     The Company incurred $33,000 and $44,000 of rent expense leasing office space in Warrenville, Illinois during 1998 and 1999, respectively. The Company has an operating lease for office space with future non-cancelable rental payments as follows (in thousands):

2000.....................................................  $ 76
2001.....................................................    67
2002.....................................................    70
2003 and after...........................................    --
                                                           ----
Total minimum lease payments.............................  $213
                                                           ====

                                WHITEBARN, INC.

(6) STOCK OPTIONS

     On January 2, 1997, the Board of Directors of the Company approved the WhiteBarn, Inc. Stock Option Plan (the Plan) pursuant to which the Board may grant stock options to officers and key employees. The Plan authorizes grants of options to purchase up to 1,000,000 shares of common stock. These shares may be treasury, or authorized but unissued, shares of the Company.

     Stock options are granted at an exercise price equal to the stock's estimated fair value at the date of grant. All stock options have five-year contractual lives once vested and generally vest and become fully exercisable after three years from the date of grant. At December 31, 1999, there were no additional shares available for grant under the Plan.

     The Company accounts for its stock options in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and, accordingly, no compensation has been recognized on stock options issued under the Plan. Had the Company determined compensation cost based on the fair value at the grant date in accordance with Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, the Company's net income would have been reduced to the pro forma amounts indicated below (in thousands):

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                             ------------
                                                             1998    1999
                                                             ----    ----
Net income:
  As reported..............................................  $87     $47
  Pro forma................................................  $78     $42

     For purposes of calculating the pro forma compensation cost consistent with SFAS 123, the fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model. The per share weighted-average fair value of stock options granted during 1998 and 1999 was $0.04 and $0.03, respectively, using the following weighted-average assumptions (excluding a volatility assumption): expected dividend yield of 0%, risk-free interest rate of 5%, and expected life of five years.

     The following table summarizes information about fixed stock options outstanding as of December 31, 1998 and 1999:

                                                     1998                      1999
                                            ----------------------    ----------------------
                                                         WEIGHTED-                 WEIGHTED-
                                                          AVERAGE                   AVERAGE
                                            NUMBER OF    EXERCISE     NUMBER OF    EXERCISE
                                             SHARES        PRICE       SHARES        PRICE
                                            ---------    ---------    ---------    ---------
FIXED OPTIONS
Outstanding at beginning of year..........   750,000      $  0.13       915,000      $0.14
Granted...................................   165,000         0.20       100,000       0.30
Exercised.................................        --           --       (15,000)      0.20
                                             -------                  ---------
Outstanding at end of year................   915,000      $  0.14     1,000,000      $0.16
                                             =======                  =========
Options exercisable at end of year........   445,000      $  0.14       562,500      $0.15
                                             =======                  =========

                                WHITEBARN, INC.

     The following table summarizes information about fixed stock options outstanding as of December 31, 1999:

                                         OPTIONS OUTSTANDING
                                -------------------------------------     OPTIONS EXERCISABLE
                                              WEIGHTED-                  ----------------------
                                               AVERAGE      WEIGHTED-                 WEIGHTED-
                                              REMAINING      AVERAGE                   AVERAGE
                                NUMBER OF    CONTRACTUAL    EXERCISE     NUMBER OF    EXERCISE
       EXERCISE PRICES           SHARES         LIFE          PRICE       SHARES        PRICE
       ---------------          ---------    -----------    ---------    ---------    ---------
$0.10.........................    550,000      4.5            $0.10       275,000       $0.10
 0.20.........................    350,000      4.7             0.20       287,500        0.20
 0.30.........................    100,000      7.5             0.30            --        0.30
                                ---------                                 -------
                                1,000,000      5.2            $0.16       562,500       $0.15
                                =========                                 =======

(7) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The reported amounts of the Company's financial instruments, which include accounts receivable, accrued expenses and income taxes payable approximate their fair values due to the short-term nature of these instruments.

(8) 401(k) SAVINGS PLAN

     During 1998, the Company established a 401(k) savings plan for its employees. Under the plan, employees may defer 2% to 15% of their compensation up to the maximum limits set by the Internal Revenue Code. The Company does not match employee contributions.

(9) SUBSEQUENT EVENT

     On March 7, 2000, the Company entered into an agreement and plan of merger with Talarian Corporation (Talarian). Under the terms of the agreement, each outstanding share of common stock of the Company was converted into and represented the right to receive 0.07932 shares of Talarian common stock and cash in the amount of $0.09443, provided that the fractional shares of Talarian Stock to which Company stockholders were entitled were rounded to the nearest whole share.

                  INTRODUCTION TO UNAUDITED PRO FORMA COMBINED
                       CONDENSED STATEMENTS OF OPERATIONS

     The following unaudited pro forma combined condensed statements of operations are presented for illustrative purposes only and are not necessarily indicative of the results of operations for future periods or the results of operations that actually would have been realized had Talarian, GlobalCast and WhiteBarn been a combined company during the specific periods. The unaudited pro forma combined condensed statements of operations, including the related notes, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements and related notes thereto, of Talarian, GlobalCast and WhiteBarn, included elsewhere in this filing. The following unaudited pro forma combined condensed statements of operations give effect to the acquisition of GlobalCast and WhiteBarn by Talarian using the purchase method of accounting. The unaudited pro forma combined condensed statements of operations are based on the respective historical audited and unaudited statements of operations and related notes of Talarian, GlobalCast, and WhiteBarn.

     The pro forma adjustments are preliminary and based on management's estimates of the value of the tangible and intangible assets acquired. The actual adjustments may differ materially from those presented in these pro forma statements of operations. A change in the pro forma adjustments would result in a reallocation of the purchase price affecting the value assigned to the long-term tangible and intangible assets or, in some circumstances, resulting in a charge to the statements of operations. The effect of these changes on the statements of operations will depend on the nature and amounts of the assets and liabilities adjusted.

     The unaudited pro forma combined condensed statements of operations assume the acquisitions took place on October 1, 1998 and combine Talarian's audited consolidated statement of operations for the year ended September 30, 1999, with GlobalCast's audited statement of operations for the year ended June 30, 1999 and WhiteBarn's audited statement of operations for the year ended December 31, 1999, and Talarian's unaudited consolidated statement of operations for the six months ended March 31, 2000 (which includes the amortization of goodwill and other intangible assets and amortization of deferred stock compensation and acquired in-process research and development costs associated with the purchase of GlobalCast and WhiteBarn, acquired on September 30, 1999 and March 13, 2000, respectively) with WhiteBarn's unaudited statement of operations for the six months ended December 31, 1999.

                      TALARIAN CORPORATION AND SUBSIDIARY

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                         YEAR ENDED SEPTEMBER 30, 1999

                                                       HISTORICAL                        PRO FORMA
                                          -------------------------------------   ------------------------
                                          TALARIAN     WHITEBARN     GLOBALCAST   ADJUSTMENTS     COMBINED
                                          --------     ---------     ----------   -----------     --------
Revenue:
  Licenses..............................  $ 5,912       $   --        $    --       $             $  5,912
  Maintenance...........................    2,488           --             --                        2,488
  Professional services.................      640        1,482            111                        2,233
                                          -------       ------        -------       -------       --------
          Total revenue.................    9,040        1,482            111            --         10,633
                                          -------       ------        -------       -------       --------
Cost of revenue:
  Licenses..............................      164           --             --                          164
  Maintenance...........................      595           --             --                          595
  Professional services.................      358        1,009             --                        1,367
  Amortization of deferred stock
     compensation.......................       51           --             --           690(a)         741
                                          -------       ------        -------       -------       --------
          Total cost of revenue.........    1,168        1,009             --           690          2,867
                                          -------       ------        -------       -------       --------
          Gross profit..................    7,872          473            111          (690)         7,766
                                          -------       ------        -------       -------       --------
Operating expenses:
  Sales and marketing...................    5,321           --            484                        5,805
  Research and development..............    3,214           --            651           (80)(g)      3,785
  General and administrative............    1,657          416            906                        2,979
  Amortization of deferred stock
     compensation:
     Sales and marketing................      365           --             --            --            365
     Research and development...........      303           --             --           356(a)       1,271
                                                                                        612(a)
     General and administrative.........      234           --             --            --            234
  Acquired in-process research and
     development........................      300           --             --          (300)(f)         --
  Amortization of goodwill and other
     intangible assets..................       --           --             --         1,517(b)       2,473
                                                                                        956(d)
                                          -------       ------        -------       -------       --------
          Total operating expenses......   11,394          416          2,041         3,061         16,912
                                          -------       ------        -------       -------       --------
       (Loss) income from operations....   (3,522)          57         (1,930)       (3,751)        (9,146)
                                          -------       ------        -------       -------       --------
Interest expense and other, net.........       17           10            344                          371
                                          -------       ------        -------       -------       --------
       Net (loss) income................  $(3,539)      $   47        $(2,274)      $(3,751)      $ (9,517)
Preferred stock dividends...............     (498)          --             --            --           (498)
                                          -------       ------        -------       -------       --------
Net loss (income) attributable to common
  stockholders..........................   (4,037)          47         (2,274)       (3,751)       (10,015)
                                          =======       ======        =======       =======       ========
Basic and diluted net loss per share....  $ (1.30)                                                $  (2.51)
                                          =======                                                 ========
Shares used to compute basic and diluted
  net loss per share....................    3,099                                       348(c)       3,985
                                          =======                                                 ========
                                                                                        538(e)

                      TALARIAN CORPORATION AND SUBSIDIARY

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                        SIX MONTHS ENDED MARCH 31, 2000

                                                  HISTORICAL               PRO FORMA
                                             --------------------   -----------------------
                                             TALARIAN   WHITEBARN   ADJUSTMENTS    COMBINED
                                             --------   ---------   -----------    --------
Revenue:
  Licenses.................................  $  4,080     $ --        $            $  4,080
  Maintenance..............................     1,469       --                        1,469
  Professional services....................       879      692                        1,571
                                             --------     ----        -------      --------
     Total revenue.........................     6,428      692             --         7,120
                                             --------     ----        -------      --------
Cost of revenue:
  Licenses.................................       162       --                          162
  Maintenance..............................       349       --                          349
  Professional services....................       296      533                          829
  Amortization of deferred stock
     compensation..........................       299       --            134(a)        433
                                             --------     ----        -------      --------
     Total cost of revenue.................     1,106      533            134         1,773
                                             --------     ----        -------      --------
     Gross profit..........................     5,322      159           (134)        5,347
                                             --------     ----        -------      --------
Operating expenses:
  Sales and marketing......................     3,422       --                        3,422
  Research and development.................     1,907       --                        1,907
  General and administrative...............       987      226                        1,213
  Amortization of deferred stock
     compensation:
     Sales and marketing...................     1,212       --             --         1,212
                                                                          160(a)
     Research and development..............     1,066       --            120(a)        910
     General and administrative............     1,877       --             --         1,877
  Amortization of goodwill and other
     intangible assets.....................       553       --            683(b)      1,236
                                             --------     ----        -------      --------
     Total operating expenses..............    11,024      226            963        12,213
                                             --------     ----        -------      --------
     Loss from operations..................    (5,702)     (67)        (1,097)       (6,866)
Interest expense and other, net............       (30)     (31)            --           (61)
                                             --------     ----        -------      --------
       Net (loss)..........................  $ (5,672)    $(36)       $(1,097)     $ (6,805)
Preferred stock dividends..................    (6,107)      --             --        (6,107)
                                             --------     ----        -------      --------
Net loss attributable to common
  stockholders.............................   (11,779)     (36)        (1,097)      (12,912)
                                             ========     ====        =======      ========
Basic and diluted net loss per share.......  $  (2.88)                             $  (2.91)
                                             ========                              ========
Shares used to compute basic and diluted
  net loss per share.......................     4,089                     348(c)      4,437
                                             ========                              ========

                      TALARIAN CORPORATION AND SUBSIDIARY

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                       CONDENSED STATEMENTS OF OPERATIONS

(1) UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

     In September 1999, the Company completed the acquisition of certain assets of GlobalCast Communications Inc., a privately held company which developed multicast networking software for the broadcast of data over the internet. The Company issued 605,000 shares of its common stock as consideration for the purchase.

     On March 13, 2000, the Company acquired WhiteBarn, Inc. (WhiteBarn), a privately held company located in Warrenville, Illinois. Talarian paid $581,000 cash, issued 348,215 shares of its common stock (of which 59,490 shares are to be held in escrow and become payable over two years following the closing, contingent on continued employment of one of WhiteBarn's officers), and assumed all outstanding fully vested stock options of WhiteBarn. The transaction will be accounted for as a purchase.

     Common stock issued to former stockholders of WhiteBarn (exclusive of the escrowed shares), cash and fully vested options assumed have been treated as purchase consideration. The fair value of the common stock held in escrow and issuable in the future to an officer of WhiteBarn, and the intrinsic value of new unvested options granted to former employees of WhiteBarn now employed by Talarian with exercise prices less than the fair value of common stock on the grant date are recorded as deferred stock compensation and amortized on a straight-line basis over two years, and on an accelerated basis in accordance with the provisions of Financial Accounting Standards Board Interpretation 28 over four years, respectively.

     The pro forma combined condensed statements of operations give effect to the acquisitions as if they had occurred on October 1, 1998.

     The following adjustments have been reflected in the unaudited pro forma combined condensed statements of operations (in thousands):

          (a) To amortize deferred stock compensation related to (i) new, unvested stock options issued to former employees of WhiteBarn and (ii) stock held in escrow.

                                                        AMORTIZATION
                                                ----------------------------
                                                                 SIX MONTHS
                                                 YEAR ENDED        ENDED
                                                SEPTEMBER 30,    MARCH 31,
                                                    1999            2000
                                                -------------   ------------
Deferred stock compensation on options
  issued.....................................      $1,302           $254
Deferred stock compensation on stock in
  escrow.....................................         356            160
                                                   ------           ----
                                                   $1,658           $414
                                                   ======           ====

                      TALARIAN CORPORATION AND SUBSIDIARY

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                 CONDENSED STATEMENTS OF OPERATIONS (CONTINUED)

          (b) Adjustment to record the amortization of goodwill and intangible assets resulting from the preliminary allocation of the WhiteBarn purchase price calculated as follows:

                                                         AMORTIZATION
                                                -------------------------------
                                                 YEAR ENDED
                                   ESTIMATED    SEPTEMBER 30,     SIX MONTHS
                         VALUE    USEFUL LIFE       1999        ENDED MARCH 31,
                         ------   -----------   -------------   ---------------
Developed technology...  $  250     2 years        $  125              57
Assembled workforce....     350     3 years           117              53
Customer lists.........     830     3 years           277             124
Goodwill...............   2,995     3 years           998             449
                         ------                    ------             ---
          Total........  $4,425                    $1,517             683
                         ======                    ======             ===

          (c) To reflect the shares of common stock issued as consideration for the acquisition of WhiteBarn.

          (d) Adjustment to record the amortization of goodwill and intangible assets resulting from the preliminary allocation of purchase price on the acquisition of certain GlobalCast assets calculated as follows:

                                                   ESTIMATED        ANNUAL
                                        VALUE     USEFUL LIFE    AMORTIZATION
                                        ------    -----------    ------------
Developed technology..................  $  210      4 years          $ 53
Goodwill..............................   2,710      3 years           903
                                        ------                       ----
          Total.......................  $2,920                       $956
                                        ======                       ====

          (e) To reflect the shares of common stock issued as consideration for the acquisition of GlobalCast reduced by 100,000 shares to reflect the share value of the cash acquired.

          (f) Adjustment to reverse the value of purchased in-process research and development as this is a non-recurring charge.

          (g) Adjustment to reflect elimination of intercompany transactions between the company and Whitebarn.

OUR CUSTOMERS.

     Our customers include medium to large-sized businesses from a variety of industries, including financial services, networking, satellite communications, securities and energy exchanges, telecommunications and transportation, as well as independent software vendors. The following is a list of our customers that have accounted for at least $100,000 of total revenue from October 1, 1997 through March 31, 2000.

     Financial Services
--------------------------------------------------------------------------------
THE ARBITRAGE GROUP                          JARDINE FLEMING
BEAR STEARNS                                 QV TRADING SYSTEMS
CREDIT SUISSE FIRST BOSTON                   USAA
D.E. SHAW & COMPANY

     Independent Software Vendors
--------------------------------------------------------------------------------
ASPECT COMMUNICATIONS                        NETGRAVITY/DOUBLECLICK
BMC SOFTWARE                                 NOVELL
MICROMUSE

     Networking
--------------------------------------------------------------------------------
CISCO SYSTEMS                                NORTEL NETWORKS
LUCENT TECHNOLOGIES                          TEKELEC


     Satellite Communications
--------------------------------------------------------------------------------
JET PROPULSION LABORATORIES                  SPACE IMAGING
LOCKHEED MARTIN                              STORM CONTROL/L3
RAYTHEON SYSTEMS                             TRW
SANDIA NATIONAL LABORATORIES                 U.S. AIR FORCE

     Securities and Energy Exchanges
--------------------------------------------------------------------------------
AVTEC                                        LN HOLDINGS
CALIFORNIA ISO                               PHILADELPHIA STOCK EXCHANGE
CHICAGO BOARD OPTIONS EXCHANGE               PRIMEX TRADING
LIMITrader SECURITIES                        SIAC (NEW YORK STOCK EXCHANGE)

     Telecommunications
--------------------------------------------------------------------------------
BRITISH TELECOM                              MOTOROLA
HEWLETT-PACKARD                              SPRINT
MACH                                         TERABRIDGE
MCI WORLDCOM

     Transportation
--------------------------------------------------------------------------------
CALTRANS                                     SOUTHWEST AIRLINES
GEORGIA DEPARTMENT OF TRANSPORTATION

     Other
--------------------------------------------------------------------------------
ICL RETAIL SYSTEMS                           MICRON TECHNOLOGY
IMPACT SCIENCES                              MINDSPRING
THE KINETIC GROUP                            SCIENTIFIC COMPUTERS
KMT SEMICONDUCTOR                            UNITECHNIC

                                   [GRAPHIC]

                                4,000,000 SHARES

                                [TALARIAN LOGO]

                                  COMMON STOCK

                         ------------------------------
                                   PROSPECTUS

                                            , 2000
                         ------------------------------

                                LEHMAN BROTHERS
                                    SG COWEN
                                 WIT SOUNDVIEW
                            FIDELITY CAPITAL MARKETS
             A DIVISION OF NATIONAL FINANCIAL SERVICES CORPORATION

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discount. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.


Securities and Exchange Commission Registration Fee.........  $   18,216
National Association of Securities Dealers, Inc. Filing
  Fee.......................................................       7,400
Nasdaq National Market Listing Fee..........................      95,000
Blue Sky Fees and Expenses..................................      15,000
Transfer Agent and Registrar Fees...........................      10,000
Accounting Fees and Expenses................................     500,000
Legal Fees and Expenses.....................................     700,000
Printing Expenses...........................................     200,000
Miscellaneous...............................................       4,384
                                                              ----------
  Total.....................................................  $1,550,000
                                                              ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or the board of directors of a corporation to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended (the "Securities Act").

     As permitted by the Delaware General Corporation Law, the Registrant's certificate of incorporation provides that its directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. As permitted by the Delaware General Corporation Law, the bylaws of the Registrant provide that the Registrant shall indemnify its directors and officers to the full extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions.


     The Registrant has entered into indemnification agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's certification of incorporation and to provide additional procedural protections in the event of litigation. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.


     Registrant also intends to obtain directors' and officers' insurance to cover its directors and officers for specific liabilities, including public securities matters.

     Reference is also made to Section 8 of the Underwriting Agreement (Exhibit
1.01 hereto), which provides for indemnification by the Underwriters of the Registrant and its executive officers and directors for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the Underwriters for inclusion in the Registration Statement.

     See also the undertakings set out in response to Item 17.

     Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:


                      EXHIBIT DOCUMENT                        NUMBER
                      ----------------                        ------
Form of Underwriting Agreement..............................   1.01
Registrant's First Amended and Restated Certificate of
  Incorporation.............................................   3.03
Form of Registrant's Second Amended and Restated Certificate
  of Incorporation..........................................   3.04
Registrant's Bylaws as adopted April 3, 2000................   3.05
Amended and Restated Investors Rights Agreement dated
  February 3, 2000, as amended March 10, 2000 between
  Registrant and certain stockholders and warrant holders
  named therein.............................................   4.02
Form of Indemnity Agreement.................................  10.01


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     In the three years prior to the filing of this Registration Statement, we issued and sold the following unregistered securities:


     1. From April 1, 1997 through July 15, 2000, the Registrant issued 2,799,885 shares of common stock to its employees, directors and consultants upon exercise of options for an aggregate consideration of $782,577 in cash and a promissory note. In May 2000, the Registrant repurchased 45,626 of these shares for an aggregate amount of $14,459, the original issue price, from an individual whose employment with the Registrant had terminated.


     The sales and issuances of the foregoing securities were determined to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions under compensation benefit plans and contracts relating to compensation.

     2. In September 1999, the Registrant issued 552,600 shares of common stock to GlobalCast Communications, Inc., a California corporation, in connection with its acquisition of substantially all of the assets of that company.

     This sale and issuance of shares to GlobalCast Communications, Inc. was determined to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, as a transaction by an issuer not involving a public offering. GlobalCast represented that it was an accredited investor and that it intended to acquire the securities for investment only and not with a view to or for sale in connection with any distribution, except for an anticipated future distribution, after a certain holding period, to up to 46 shareholders, each of whom will be accredited and will provide the appropriate investor representations prior to any distribution. Appropriate legends were affixed to the share certificates issued in this transaction. GlobalCast also represented that it had adequate access to information about the Registrant in connection with this transaction.

     3. In September 1999, the Registrant issued 52,400 shares of common stock to Lucent Technologies, Inc., a Delaware corporation, in consideration for Lucent's execution of the Letter Agreement with Registrant dated September 3, 1999 regarding Registrant's succession, upon its acquisition of GlobalCast Communications, Inc., to GlobalCast's rights, title and interest in a License Agreement dated July 25, 1997 between Lucent and GlobalCast as amended January 28, 1998.

     This sale and issuance to Lucent Technologies, Inc. was determined to be exempt from registration under the Securities Act, in reliance upon Section 4(2) promulgated thereunder, as a transaction by an issuer not involving a public offering. Lucent represented that it was an accredited investor and that it intended to acquire the securities for investment only and not with a view to or for sale in connection with any distribution. Appropriate legends were affixed to the stock certificate issued. Lucent also represented that it had adequate access to information about the Registrant in connection with this transaction.

     4. In January 2000, the Registrant issued 50,000 shares to Fenwick & West LLP and an investment partnership related to Fenwick & West LLP upon exercise of stock options granted for consulting services.

     These sales and issuances were determined to be exempt from registration under the Securities Act, in reliance upon Section 4(2) promulgated thereunder, as a transaction by an issuer not involving a public offering. Fenwick & West LLP and its related investment partnership represented that they were accredited investors; that they intended to acquire the securities for investment only and not with a view to or for sale in connection with any distribution and that they had adequate access to information about the Registrant in connection with this transaction. Appropriate legends were affixed to the stock certificates issued.

     5. In February 2000, the Registrant issued and sold 1,571,055 shares of Series D preferred stock to Nortel Networks Inc., a Delaware corporation, for an aggregate consideration of $10,000,000 in cash.

     This sale and issuance to Nortel Networks, Inc. was determined to be exempt from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. Nortel Networks, Inc. represented that it was an accredited investor and that it intended to acquire the securities for investment only and not with a view to or for sale in connection with any distribution. Appropriate legends were affixed to the stock certificate issued. Nortel Networks, Inc. also represented that it had adequate access to information about the Registrant in connection with this transaction.

     6. In March 2000, the Registrant issued 348,215 shares of common stock to shareholders of WhiteBarn, Inc., an Illinois corporation, in connection with the merger of WhiteBarn, Inc. into the Registrant.

     This sale and issuance of shares to WhiteBarn's three shareholders was determined to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, as a transaction not involving a public offering. The shareholders represented that they were accredited investors and intended to acquire the securities for investment only and not with a view to or for sale in connection with any distribution. Appropriate legends were affixed to the share certificates issued in this transaction. The shareholders also represented that they had adequate access to information about the Registrant in connection with this transaction.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed herewith:


EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
 1.01     Form of Underwriting Agreement.
 2.01     Agreement and Plan of Merger between Talarian Corporation, a
          California corporation, and Registrant.*
 2.02     Asset Purchase Agreement dated September 30, 1999 between
          Registrant and GlobalCast Communications, Inc., a California
          corporation.*
 2.03     Agreement and Plan of Merger dated March 7, 2000 between
          Registrant and WhiteBarn, Inc., an Illinois corporation.*
 3.01     Registrant's Predecessor's Amended and Restated Articles of
          Incorporation as filed February 4, 2000 with the Secretary of State of California.*
 3.02     Registrant's Predecessor's Bylaws as adopted March 28,
          1991.*
 3.03     Registrant's First Amended and Restated Certificate of
          Incorporation as filed May 26, 2000 with the Secretary of
          State of Delaware.*
 3.04     Form of Registrant's Second Amended and Restated Certificate
          of Incorporation to be effective after the closing of the
          offering.*
 3.05     Registrant's Bylaws as adopted April 3, 2000*.
 3.06     Registrant's Certificate of Designation of preferred stock as filed May 31, 2000 with the Secretary of State of
          Delaware.*
 3.07     Form of Registrant's Certificate of Retirement of preferred stock to be effective after the closing of the offering.*
 3.08     Registrant's Predecessor's Certificate of Amendment of
          Articles of Incorporation as filed May 23, 2000.*
 4.01     Specimen Common Stock Certificate.*
 4.02     Amended and Restated Investors Rights Agreement dated
          February 3, 2000, as amended March 10, 2000 between
          Registrant and certain stockholders and warrant holders
          named therein.*
 5.01     Opinion of Fenwick & West LLP.*
10.01     Form of Indemnity Agreement.*
10.02     Registrant's 1991 Stock Option Plan and related documents.*
10.03     Registrant's 1998 Equity Incentive Plan and related
          documents.*
10.04     Registrant's 2000 Employee Stock Purchase Plan and related documents.*
10.05     Registrant's 2000 Equity Incentive Plan and related
          documents.*
10.06     WhiteBarn, Inc. Stock Option Plan and related document.
10.07     WhiteBarn, Inc. 2000 Equity Incentive Plan and related
          document.
10.09     Agreement dated March 13, 2000 between Registrant and
          Certain WhiteBarn Shareholders.*
10.10     Form of Option Acceleration Agreement between Registrant and each executive officer.*
10.13     License Agreement dated July 25, 1997 between Lucent
          Technologies Inc., a Delaware corporation, and Registrant as successor to GlobalCast Communications, Inc., a California corporation, as amended by Amendment No. 1 effective January
          28, 1998 and letter dated September 3, 1999.*+
10.15     Standard Inbound License Agreement (Product Source Code)
          dated September 30, 1999 between Registrant and Novell,
          Inc., a Delaware corporation as amended by Amendment No. 1 dated June 26, 2000.*+
10.18     Commitment Agreement dated March 13, 2000 between the
          Registrant, Mark Mahowald and Wagner & Associates, P.C.*
10.19     Agreement dated February 3, 2000 between Registrant and
          Nortel Networks Inc, as amended May 31, 2000.*+
10.20     Form of Registrant's Software License and Distribution
          Agreement*
10.21     Form of lock-up agreement with the underwriters.*
10.22     Lease dated March 7, 2000 between Registrant and GVE Distel
          Associates.*
10.23     Settlement and License Agreement dated February 1, 1989
          between the Registrant and Lockheed Missiles and Space
          Company.*
10.24     Amended and Restated Loan and Security Agreement dated
          August 6, 1998 between the Registrant and Silicon Valley
          Bank, as amended February 22, 2000.*

EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
10.25     Lease dated April 15, 2000 between Registrant and TJR
          Management Co.*
10.26     Value Added Reseller Agreement dated December 17, 1993
          between Registrant and Northern Telecom Limited, as amended
          September 30, 1997.*
16.01     Letter from former independent auditor.*
21.01     Subsidiaries of the Registrant.*
23.01     Consent of Fenwick & West LLP (included in Exhibit 5.01).*
23.02     Consent of KPMG LLP, independent accountants (Talarian).
23.03     Consent of KPMG LLP, independent accountants (GlobalCast).
23.04     Consent of KPMG LLP, independent accountants (WhiteBarn).
24.01     Power of Attorney.*
27.01     Financial Data Schedule.*


-------------------------
 * Previously filed.


 + Confidential treatment has been granted for portions of this exhibit. These portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.


   (b) Financial statement schedules:

     Financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item
14 -- Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Altos, State of California, on the 18th day of July, 2000.


                                          TALARIAN CORPORATION

                                          By:
                                            ------------------------------------
                                                     Michael A. Morgan
                                                Vice President, Finance and
                                              Administration and Chief Financial
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                  SIGNATURE                                    TITLE                       DATE
                  ---------                                    -----                       ----

             /s/ PAUL A. LARSON*                     President, Chief Executive        July 18, 2000
---------------------------------------------           Officer and Director
               Paul A. Larson

                                                    Vice President, Finance and        July 18, 2000
---------------------------------------------    Administration and Chief Financial
              Michael A. Morgan                               Officer

            /s/ THOMAS J. LAFFEY*                 Vice President, Chief Technology     July 18, 2000
---------------------------------------------     Officer, Secretary and Director
              Thomas J. Laffey

            /s/ PAUL D. CALLAHAN*                             Director                 July 18, 2000
---------------------------------------------
              Paul D. Callahan

            /s/ DAVID I. CAPLAN*                              Director                 July 18, 2000
---------------------------------------------
               David I. Caplan

             /s/ DAVID E. GOLD*                               Director                 July 18, 2000
---------------------------------------------
                David E. Gold

             /s/ BRIAN T. HOREY*                              Director                 July 18, 2000
---------------------------------------------
               Brian T. Horey

            /s/ RICHARD A. NORTZ*                             Director                 July 18, 2000
---------------------------------------------
              Richard A. Nortz

                    *By:
 ------------------------------------------
              Michael A. Morgan
              Attorney-In-Fact

                      TALARIAN CORPORATION AND SUBSIDIARY

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                 YEAR ENDED SEPTEMBER 30,
                                                             --------------------------------
                                                               1997        1998        1999
                                                             --------    --------    --------
Allowance for doubtful accounts:
Balance, beginning of period...............................  $125,000    $125,000    $185,000
Additions charged to expense...............................        --      60,000      60,000
Reductions.................................................        --          --          --
Balance, end of period.....................................  $125,000    $185,000    $245,000

                                 EXHIBIT INDEX




EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
 1.01     Form of Underwriting Agreement.
 2.01     Agreement and Plan of Merger between Talarian Corporation, a
          California corporation, and Registrant.*
 2.02     Asset Purchase Agreement dated September 30, 1999 between
          Registrant and GlobalCast Communications, Inc., a California
          corporation.*
 2.03     Agreement and Plan of Merger dated March 7, 2000 between
          Registrant and WhiteBarn, Inc., an Illinois corporation.*
 3.01     Registrant's Predecessor's Amended and Restated Articles of
          Incorporation as filed February 4, 2000 with the Secretary of State of California.*
 3.02     Registrant's Predecessor's Bylaws as adopted March 28,
          1991.*
 3.03     Registrant's First Amended and Restated Certificate of
          Incorporation as filed May 26, 2000 with the Secretary of
          State of Delaware.*
 3.04     Form of Registrant's Second Amended and Restated Certificate
          of Incorporation to be effective after the closing of the
          offering.*
 3.05     Registrant's Bylaws as adopted April 3, 2000*.
 3.06     Registrant's Certificate of Designation of preferred stock as filed May 31, 2000 with the Secretary of State of
          Delaware.*
 3.07     Form of Registrant's Certificate of Retirement of preferred stock to be effective after the closing of the offering.*
 3.08     Registrant's Predecessor's Certificate of Amendment of
          Articles of Incorporation as filed May 23, 2000.*
 4.01     Specimen Common Stock Certificate.*
 4.02     Amended and Restated Investors Rights Agreement dated
          February 3, 2000, as amended March 10, 2000 between
          Registrant and certain stockholders and warrant holders
          named therein.*
 5.01     Opinion of Fenwick & West LLP.*
10.01     Form of Indemnity Agreement.*
10.02     Registrant's 1991 Stock Option Plan and related documents.*
10.03     Registrant's 1998 Equity Incentive Plan and related
          documents.*
10.04     Registrant's 2000 Employee Stock Purchase Plan and related documents.*
10.05     Registrant's 2000 Equity Incentive Plan and related
          documents.*
10.06     WhiteBarn, Inc. Stock Option Plan and related document.
10.07     WhiteBarn, Inc. 2000 Equity Incentive Plan and related
          document.
10.09     Agreement dated March 13, 2000 between Registrant and
          Certain WhiteBarn Shareholders.*
10.10     Form of Option Acceleration Agreement between Registrant and each executive officer.*
10.13     License Agreement dated July 25, 1997 between Lucent
          Technologies Inc., a Delaware corporation, and Registrant as successor to GlobalCast Communications, Inc., a California corporation, as amended by Amendment No. 1 effective January
          28, 1998 and letter dated September 3, 1999.*+
10.15     Standard Inbound License Agreement (Product Source Code)
          dated September 30, 1999 between Registrant and Novell,
          Inc., a Delaware corporation as amended by Amendment No. 1 dated June 26, 2000.*+
10.18     Commitment Agreement dated March 13, 2000 between the
          Registrant, Mark Mahowald and Wagner & Associates, P.C.*
10.19     Agreement dated February 3, 2000 between Registrant and
          Nortel Networks Inc, as amended May 31, 2000.*+
10.20     Form of Registrant's Software License and Distribution
          Agreement*
10.21     Form of lock-up agreement with the underwriters.*
10.22     Lease dated March 7, 2000 between Registrant and GVE Distel
          Associates.*
10.23     Settlement and License Agreement dated February 1, 1989
          between the Registrant and Lockheed Missiles and Space
          Company.*
10.24     Amended and Restated Loan and Security Agreement dated
          August 6, 1998 between the Registrant and Silicon Valley
          Bank, as amended February 22, 2000.*
10.25     Lease dated April 15, 2000 between Registrant and TJR
          Management Co.*

EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
10.26     Value Added Reseller Agreement dated December 17, 1993
          between Registrant and Northern Telecom Limited, as amended
          September 30, 1997.*
16.01     Letter from former independent auditor.*
21.01     Subsidiaries of the Registrant.*
23.01     Consent of Fenwick & West LLP (included in Exhibit 5.01).*
23.02     Consent of KPMG LLP, independent accountants (Talarian).
23.03     Consent of KPMG LLP, independent accountants (GlobalCast).
23.04     Consent of KPMG LLP, independent accountants (WhiteBarn).
24.01     Power of Attorney.*
27.01     Financial Data Schedule.*


-------------------------

 * Previously filed.



 + Confidential treatment has been granted for portions of this exhibit. These portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.